UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CITIGROUP INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Citigroup Inc.

399 Park Avenue

New York, NY 10043

March 15, 2005

Dear Stockholder:

We cordially invite you to attend Citigroup’s annual stockholders’ meeting. The meeting will be held on Tuesday, April 19, 2005, at 9AM at Carnegie Hall, 154 West 57th Street in New York City. The entrance to Carnegie Hall is on West 57th Street just east of Seventh Avenue.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Citigroup.

Sincerely,

Sanford I. Weill

Chairman of the Board

This proxy statement and the accompanying proxy card are being mailed to Citigroup stockholders beginning about March 15, 2005.

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citigroup’s annual stockholders’ meeting will be held on Tuesday, April 19, 2005 at 9AM at Carnegie Hall, 154 West 57th Street in New York City. The entrance to Carnegie Hall is on West 57th Street just east of Seventh Avenue. You will need an admission ticket or proof of ownership of Citigroup stock to enter the meeting.

At the meeting, stockholders will be asked to

➢	elect directors,

➢	ratify the selection of Citigroup’s independent registered public accounting firm for 2005,

➢	approve amendments to Citigroup’s 1999 stock incentive plan,

➢	act on certain stockholder proposals, and

➢	consider any other business properly brought before the meeting.

The close of business on February 25, 2005 is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available at Citigroup’s headquarters, 399 Park Avenue, New York City, before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors

Michael S. Helfer

Corporate Secretary

March 15, 2005

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Citigroup is soliciting your vote at the 2005 annual meeting of Citigroup’s stockholders.

What will I be voting on?

•	Election of directors (see page 17).
•	Ratification of KPMG LLP (KPMG) as Citigroup’s independent registered public accounting firm for 2005 (see page 50).
•	Approval of amendments to Citigroup’s 1999 stock incentive plan (see page 52).
•	Seven stockholder proposals (see page 67).

How many votes do I have?

You will have one vote for every share of Citigroup common stock you owned on February 25, 2005 (the record date).

How many votes can be cast by all stockholders?

5,216,661,986, consisting of one vote for each of Citigroup’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 2,608,330,994 votes. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single stockholder control as much as 5% of any class of Citigroup’s voting stock?

Yes, according to an amended Schedule 13G Information Statement filed by State Street Bank and Trust on February 22, 2005, State Street may be deemed to beneficially own 5% of Citigroup’s common stock. State Street disclaimed beneficial ownership of all such shares in the amended Information Statement.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must either

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,
•	vote by telephone (instructions are on the proxy card), or
•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by April 18, 2005.

Citigroup employees who participate in equity programs may receive their proxy cards separately.

If you want to vote in person at the annual meeting, and you hold your Citigroup stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Citigroup’s Corporate Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted for the nominees listed on the card, for KPMG as independent registered public accounting firm for 2005, for the amendments to Citigroup’s 1999 stock incentive plan and against the other proposals.

How are my votes counted?

You may either vote for or withhold authority to vote for each nominee for the board. You may vote for or against or you may abstain on the other proposals. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. If you abstain from voting on the other proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

How many votes are required to elect directors and to adopt the other proposals?

Directors are elected by a plurality of the votes cast. The ratification of KPMG’s appointment, approval of the amendments to Citigroup’s 1999 stock incentive plan, and the shareholder proposals each require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be approved.

Can my shares be voted if I don’t return my proxy card and don’t attend the annual meeting?

If you don’t vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting, other than the amendments to Citigroup’s 1999 stock incentive plan and the stockholder proposals.

If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, the votes will be broker nonvotes, which will have no effect on the vote for any matter scheduled to be considered at the annual meeting. If you don’t vote your shares held in your name, your shares will not be voted.

Could other matters be decided at the annual meeting?

We don’t know of any other matters that will be considered at the annual meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission ticket or proof of ownership of Citigroup stock to enter the meeting. When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting instruction form. If you don’t bring your admission ticket, or opted to receive your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citigroup stockholder.

How can I access Citigroup’s proxy materials and annual report electronically?

This proxy statement and the 2004 annual report are available on Citigroup’s Internet site at www.citigroup.com. Click on “Corporate Governance,” then “Financial Disclosure,” and then “Annual Reports & Proxy Statements.” Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Citigroup the cost of producing and mailing these documents in the future by following the instructions provided when you vote over the Internet. If you hold your Citigroup stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Citigroup’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

How We Have Done

Annual Report

If you receive your proxy materials by mail, we sent Citigroup’s annual report to stockholders for 2004 to you with your proxy statement. If you view your materials on the Internet, the 2004 annual report is available on Citigroup’s website at www.citigroup.com. We urge you to read these documents carefully.

Five-Year Cumulative Total Return

The following graph and table compare the annual changes in Citigroup’s cumulative total return for the last five years with the cumulative total return of:

•	the S&P 500 Index,
•	the S&P Financial Index, and
•	a Peer Index

The S&P Financial Index is made up of the following Standard & Poor’s industry groups: Capital Markets, Commercial Banks, Consumer Finance, Diversified Financial Services, Insurance, Real Estate, and Thrifts & Mortgage Finance.

The Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association (each government sponsored entities) and Citigroup have been excluded from the Index. The Peer Index comprises ABN Amro Holding N.V., J.P. Morgan Chase & Co., The Hartford Financial Services Group, Inc., HSBC Holdings plc, MBNA Corporation, Merrill Lynch & Co., Inc., and Morgan Stanley.

The following graph and table show the value at year-end 2004 of $100 invested at the closing price on December 31, 1999 in Citigroup common stock, the S&P 500, the S&P Financial Index and the Peer Index. The comparisons in this table are set forth in response to Securities and Exchange Commission (SEC) disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the common stock.

Comparison of Five-Year Cumulative Total Return

December 31	Citigroup	S&P 500 Index	S&P Financial Index	Peer Index

1999	100.00	100.00	100.00	100.00

2000	123.53	90.90	125.81	111.58

2001	123.65	80.10	110.99	90.42

2002	94.17	62.41	97.99	74.63

2003	133.29	80.30	127.89	113.24

2004	136.92	89.03	142.01	123.05

The Five Point Plan

Citigroup’s goal is to be the most respected global financial services company. Beginning March 1, Citigroup is implementing a Five Point Plan, which aims to bring about the changes Citigroup needs to make, both large and small, in how we live up to Our Shared Responsibilities — that is, to our clients, to each other, and to our franchise — and how we reach our goal to be the most respected global financial services company.

The following are excerpts from Our Shared Responsibilities and The Five Point Plan. You can find the full text at www.citigroup.com/citigroup/press/2005/050214b.htm

Our Shared Responsibilities

•	We have a responsibility to our clients. We must put our clients first, provide superior advice, products and services, and always act with the highest level of integrity.

•	We have a responsibility to each other. We must provide outstanding people the best opportunities to realize their potential. We must treat our teammates with respect, champion our remarkable diversity, share the responsibility for our successes, and accept accountability for our failures.

•	We have a responsibility to our franchise. We must put Citigroup’s long-term interests ahead of each unit’s short-term gains, and provide superior results for our shareholders. We must respect the local culture and take an active role in the communities where we work and live. We must honor those who came before us and extend our legacy for those who will come after us.

The Five Point Plan

The following initiatives will commence in the next 12 to 18 months; some are already underway.

I.  Expanded Training: We need to instill in our employees an appreciation for our legacy, platform, opportunities, and Shared Responsibilities, and give them the tools to accomplish our goals.

•	Annual franchise training at three levels: for Senior Managers; for all managers; and for all employees.

•	A full-day orientation for all new Senior Managers and an orientation for all new employees.

•	Manager training for existing managers and for all newly promoted managers.

•	Annual continuing education for Citigroup Country Officers (CCOs).

•	Annual Ethics/Code of Conduct training for all employees.

II.  Improved Communications: We need to present a clear and consistent message of Citigroup’s goal and Shared Responsibilities, celebrate our values and history, and enhance our communication.

•	CEO bimonthly dialogue for Senior Managers and annual tour.

•	Quick calls with Management Committee, CCOs, and Executive Development Alumni.

•	Broad communication on the Shared Responsibilities, Voice of the Employee data, and results from the Ethics Hotline.

•	Improved dialogue with employees through regular Management Committee calls to a broad range of employees.

•	Conferences for Senior Managers.

III.  Enhanced Focus on Talent & Development: We need to deepen our commitment to building and developing our talent and help our managers reach their potential.

•	360° reviews and executive coaching for all Planning Group members at least every two years.

•	Annual Manager Survey to give anonymous feedback to all Senior Managers on how they may become better managers.

•	Significant expansion of Executive Development programs — including the creation of a new regional Business Leadership Seminar for Senior Managers.

•	Enhanced senior-level Talent Review process and increasing the opportunity for mobility through a global job posting board and sharing key openings across businesses.

•	Continued emphasis on promoting diversity, including a new initiative on flexibility.

IV.  Balanced Performance Appraisals & Compensation: We need to strengthen the performance appraisal and compensation process to consistently reinforce our Shared Responsibilities — thereby maintaining yet balancing our focus on superior performance.

•	Consistent performance appraisal and goal setting process for Senior Managers.

•	Evaluations of all managers and annual discussions and personal acknowledgement for all employees and their managers regarding the Shared Responsibilities.

•	Expansion of Stock Ownership Commitment for Senior Managers, which is discussed in greater detail below under Stock Ownership.

•	Compensation for Business Heads will include a significant component based on how Citigroup overall performs — not just his/her business.

V.  Strengthened Controls: We need to strengthen our independent controls and the control environment throughout Citigroup to support the businesses in their efforts to grow responsibly, minimize mistakes, and to ensure that when mistakes occur, they are handled appropriately.

•	Created a new structure within Citigroup: the Independent Global Compliance function, responsible for continuing our progress in strengthening our control environment and ensuring our businesses are compliant with appropriate rules and regulations.

•	Use Risk Control Self Assessments as management tools to ensure we are checking the right things and to better anticipate challenges and vulnerabilities.

•	Conduct compliance training for all managers.

•	Expand our audit coverage to validate our controls; increase the number of our Guest Reviewers (Citigroup employees who join auditors on reviews) to provide additional depth and perspective.

•	Conduct continuing education for our Control function professionals in five areas — Audit & Risk Review, Finance, Independent Risk, Independent Compliance, and Legal.

•	Increase our resources for Compliance and Audit.

•	Unsatisfactory results on Risk Control Assessments, audits, or regulatory exams will be reviewed personally with Chuck Prince or Bob Willumstad.

Corporate Governance

Citigroup aspires to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern Citigroup’s businesses. Citigroup continues to set the standard in corporate governance among our peers.

Nomination and Governance Committee

The nomination and governance committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the New York Stock Exchange (NYSE) corporate governance rules and Citigroup’s Corporate Governance Guidelines, which are attached to this proxy statement as Annex A. A copy of the committee’s charter is attached to this proxy statement as Annex C.

In April 2004, Citigroup designated the chair of the board’s nomination and governance committee, currently Alain J.P. Belda, as lead director. The lead director: (i) presides at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serves as liaison between the Chairman and the independent directors; (iii) approves information sent to the board; (iv) approves meeting agendas for the board; (v) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) has the authority to call meetings of the independent directors; and (vii) if requested, will be available for consultation and direct communication with major shareholders.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by security holders. The committee has engaged Heidrick & Struggles, a third-party firm, to assist in identifying and evaluating potential nominees. Security holders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. All proposals for nomination received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed by the committee and approved by the board:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards and the values contained in Citigroup’s annual report.

•	Whether the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer or Chief Operating Officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the board’s discussion and decision-making in the array of complex issues facing a large financial services business that operates on a global scale.

•	Whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which Citigroup operates.

•	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale.

•	Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of Citigroup’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

•	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the board.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by security holders, members of the board of directors and members of senior management.

Business Practices Committees

Citigroup’s business practices committees, at the corporate level and in each of its business units, work to ensure that our most senior executives regularly scrutinize our practices and products and potential conflicts of interest; that our policies are appropriate; and that our basic values and Our Shared Responsibilities are emphasized at every level throughout the organization.

Business practices that may raise these concerns are surfaced by a variety of sources within Citigroup, including individual employees, representatives of the various control functions (legal, compliance, risk, audit, tax and financial control) as well as members of the business practices committees.

These issues are subjected to rigorous scrutiny at the business unit level and are reported on a regular basis to the Citigroup business practices committee and the board.

The business practices committees have the authority to make changes to business practices when necessary and appropriate.

Corporate Governance Guidelines

Citigroup’s Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed annually, and revised as necessary to continue to reflect best practices. The full text of the Guidelines, as approved by the board, is set forth in Annex A to this proxy statement.

The Guidelines outline the responsibilities, operations, qualifications and composition of the board. Our goal is that at least two-thirds of the members of the board be independent. To this end our board appointed two independent directors, Anne Mulcahy and Judith Rodin, to our board in September and has nominated an additional independent candidate, Klaus Kleinfeld, for election to the board. We had expected to nominate a second independent candidate for election to the board at the annual meeting, but the candidate withdrew from consideration to enter public service shortly before the printing of this proxy statement. We will continue to add independent directors from time to time, to increase the number of independent directors, to replace directors who retire, or for other reasons. A description of our independence criteria and the results of the board’s independence determinations are set forth below.

The number of other public company boards on which a director may serve is subject to a case-by-case review by the nomination and governance committee, in order to ensure that each director is able to devote sufficient time to performing his or her duties as a director. Interlocking directorates are prohibited (inside directors and executive officers of Citigroup may not sit on boards of companies where a Citigroup outside director is an executive officer).

The Guidelines require that all members of the committees of the board, other than the executive committee, be independent. Committee members are appointed by the board upon recommendation of the nomination and governance committee. Committee membership and chairs are rotated periodically. The board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of senior management.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead director.

If a director has a substantial change in professional responsibilities, occupation or business association, he or she is required to notify the nomination and governance committee and to offer his or her resignation from the board. The nomination and governance committee will evaluate the facts and circumstances and make a recommendation to the board whether to accept the resignation or request that the director continue to serve on the board. If a director assumes a significant role in a not-for-profit entity he or she is asked to notify the nomination and governance committee.

Directors are expected to attend board meetings, meetings of the committees and subcommittees on which they serve and the annual meeting of stockholders. Fourteen of the fifteen directors attended Citigroup’s 2004 annual meeting.

The nomination and governance committee conducts an annual review of board performance, and each committee conducts its own self-evaluation. The results of these evaluations are reported to the board. Directors have full and free access to senior management and other employees of Citigroup and are provided with an orientation program for new directors and access to continuing education programs. Citigroup has regularly scheduled educational sessions on a variety of topics which all members of the board are invited to attend. The board reviews the personnel and compensation committee’s report on the performance of the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer in order to ensure that they are providing the best leadership for Citigroup. The board also works with the personnel and compensation committee to evaluate potential successors to the Chief Executive Officer and the Chief Operating Officer.

If an outside director or an immediate family member of a director serves as a director, trustee or executive officer of a foundation, university, or other non-profit organization and such entity receives contributions from Citigroup and/or the Citigroup Foundation, such contributions will be reported to the nomination and governance committee. If the annual contributions exceed the greater of $250,000 or 10% of the annual consolidated gross revenue of such entity, such contributions shall be given special consideration by the nomination and governance committee and the board for purposes of making the independence determination with respect to the director.

If an outside director serves as an executive officer of a foundation, university, or other non-profit organization and such entity has received, within the preceding three years, annual contributions from Citigroup and/or the Citigroup Foundation that exceed the greater of $1 million or 2% of the annual consolidated gross revenue of such entity, such contributions are required to be disclosed in Citigroup’s proxy statement.

The Guidelines affirm Citigroup’s stock ownership commitment, which is described in greater detail in this proxy statement. Citigroup prohibits the repricing of stock options and requires that new equity compensation plans and material revisions to such plans be submitted to stockholders for approval.

The Guidelines restrict certain financial transactions between Citigroup and its subsidiaries and senior management and their immediate families. Personal loans to directors, executive officers, members of the management committee and their immediate family members are permitted only if the loan meets the requirements set forth in the Guidelines, which are described below under Categorical Standards.

The Guidelines prohibit investments by Citigroup or any member of senior management in a partnership or other privately-held entity in which a director is a principal or in a publicly-traded company in which a director owns or controls more than a 10% interest. Directors and their family members are not permitted to receive IPO allocations. Directors and their family members may participate in Citigroup-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citigroup-sponsored investment opportunities. Finally, there is a prohibition on certain investments by directors and members of senior management in third-party entities when the opportunity comes solely as a result of their position with Citigroup.

Director Independence

The board has adopted categorical standards to assist the board in evaluating the independence of each of its directors. The categorical standards describe various types of relationships that could potentially exist between a board member and Citigroup and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the board will deem such person to be independent. Applying these standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules and regulations, the board has determined that each of the following directors standing for re-election is independent: C. Michael Armstrong, Alain J.P. Belda, George David, Kenneth T. Derr, John M. Deutch, Ann Dibble Jordan, Dudley C. Mecum, Anne M. Mulcahy, Richard D. Parsons, Judith Rodin and Franklin A. Thomas. The board has also determined that Klaus Kleinfeld, a nominee for election to the board, is independent.

Categorical Standards

•	Relationships as Client
➢	Any brokerage services, private banking services, insurance and other financial services provided to a director or any member of his/her immediate family by Citigroup must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢	Personal loans may be made or maintained by Citigroup to a director or an immediate family member of a director only if the loan: (a) is made in the ordinary course of business of Citigroup or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 (SARBANES-OXLEY) and Regulation O of the Board of Governors of the Federal Reserve; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features and (d) is not classified by Citigroup as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.

•	Advisory, Consulting and Employment Arrangements

Neither a director nor any immediate family member shall:

➢	Within the last three years, have received, directly or indirectly, from Citigroup any compensation, fees or benefits in an amount greater than $100,000, other than (a) standard compensation arrangements applicable to non- employee directors generally; (b) compensation paid to directors who are employees of Citigroup; or (c) compensation paid to an immediate family member of a director who is a non-executive employee of Citigroup.

In addition, no member of the audit and risk management committee, nor any immediate family member of such individual, nor any entity in which an audit and risk management committee member is a partner, member or executive officer shall:

➢	Within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to Citigroup.

•	Business Relationships
➢	All business relationships, lending relationships, deposits and other banking relationships between Citigroup and a director’s primary business affiliation or the primary business affiliation of a family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢	In addition, the aggregate amount of payments by Citigroup to, and to Citigroup from, any company of which a director is an executive officer or employee or where a family member of a director is an executive officer must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

➢	Loans may be made or maintained by Citigroup to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director, only if: (a) the loan is made in the ordinary course of business of Citigroup or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) the loan complies with applicable law, including the SARBANES-OXLEY, Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation Guidelines; (c) the loan when made does not involve more than the normal risk of collectibility or present other unfavorable features and (d) the lending relationship is not classified by Citigroup as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.

•	Charitable Contributions

Annual contributions to a foundation, university, or other non-profit organization of which a director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $250,000 or 10% of the annual consolidated gross revenue of the entity.

•	Employment/Affiliations
➢	An outside director shall not:

(i)	be or have been an employee of Citigroup within the last three years;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed the director; or

(iii)	be or have been affiliated with or employed by a present or former auditor of Citigroup within the five-year period following the auditing relationship.

➢	An outside director may not have a family member who:

(i)	is an executive officer or has been within the last three years;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed such family member; or

(iii)	is or has been affiliated with or employed by a present or former auditor of Citigroup within the five-year period following the auditing relationship.

➢	No member of the audit and risk management committee shall be an affiliated person of Citigroup.

•	Definitions

For purposes of these independence standards, (i) the term “family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home; (ii) the term “immediate family members” of a director means the director’s spouse and other “family members” (including children) who share the director’s home or who are financially dependent on the director; and (iii) the term “primary business affiliation” means an entity of which the director is an officer, partner or employee or in which the director holds at least a 5% equity interest.

Stockholder Communications

Stockholders who wish to communicate with a member or members of the board of directors, including the lead director or the non-management directors as a group, may do so by addressing their correspondence to the board member or members, c/o the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. The board of directors has unanimously approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Code of Ethics

The board has adopted a Code of Ethics for Financial Professionals governing the principal executive officers of Citigroup and its reporting subsidiaries and all Citigroup professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Ethics for Financial Professionals.” It has also been filed as an exhibit to our 2002 Annual Report on Form 10-K. We intend to disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

Ethics Hotline

Citigroup strongly encourages employees to raise possible ethical issues. We maintain an ethics hotline that is available 24 hours a day, seven days a week with live operators who can connect to translators in multiple languages, to receive reports of ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. Callers may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations. Calls are received by a third party vendor which reports the calls to Citigroup Global Compliance for review and investigation.

Code of Conduct

The board has adopted a Code of Conduct which outlines the principles, policies and laws that govern the activities of Citigroup and its employees, agents and representatives and establishes guidelines for professional conduct in the workplace. Every employee is required to read and follow the Code of Conduct. A copy of the Code of Conduct is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Conduct.” In 2005, Citigroup commenced an ethics and Code of Conduct training course for Citigroup employees.

Stock Ownership

Citigroup has long encouraged stock ownership by its directors, officers and employees to align their interests with the long-term interests of stockholders. We believe that these policies, which are a unique and distinguishing characteristic of Citigroup, have been a significant factor in the superior financial results we have achieved for Citigroup’s stockholders.

As part of our commitment to aligning employee and stockholder interests approximately 120 members of senior management and all members of the board of directors have agreed to enter into a stock ownership commitment under which they’ve agreed to hold 75% of the Citigroup stock they own on the date they become subject to the commitment and 75% of the shares they acquire from Citigroup while they remain directors or members of senior management.

For these purposes, senior management includes:

•	our management committee, comprised of our most senior executives,

•	the planning groups for the Global Consumer, Global Corporate and Investment Bank, Global Wealth Management, Global Investment Management and Citigroup Alternative Investments businesses, and

•	the most senior members of corporate staff.

In 2005, Citigroup introduced an expanded version of the stock ownership commitment, with a 25% holding requirement that applies prospectively and generally covers those employees who report directly to a member of the Citigroup management committee and those employees one level below them. After the expansion of the stock ownership commitment becomes effective in 2006, approximately 3,000 employees around the world will be subject to Citigroup’s stock ownership commitment.

Expanding the stock ownership commitment to a broader group of employees underscores Citigroup’s belief that the stock ownership commitment has played, and will continue to play, a significant role in driving Citigroup’s success in creating long-term value for its stockholders.

Exceptions to the stock ownership commitment may be granted in connection with charitable gifts, gifts to family members in connection with estate planning, and transactions with Citigroup in connection with exercising employee stock options or paying withholding taxes under equity compensation programs, and in certain other limited situations, when circumstances warrant, such as divorce or other significant family event.

Citigroup also seeks to encourage stock ownership in the following ways:

•	each director receives a deferred stock award representing two thirds of his or her total annual director compensation. Directors may also elect to receive up to 100% of his or her director fees in Citigroup stock or stock options,

•	approximately 30,000 employees around the world, including all members of senior management, are granted incentive and retention awards of restricted or deferred stock under our capital accumulation program (CAP),

•	employees who receive CAP awards may elect to receive a portion of their award in stock options; however, none of the executive officers elected to do so in January 2005,

•	approximately 47,000 employees around the world participate in the global employee stock purchase program, and

•	approximately 101,000 employees whose total compensation is $100,000 or less receive restricted or deferred stock awards under the Citigroup ownership program.

The following table shows the beneficial ownership of Citigroup common stock by our directors, nominees and certain executive officers at March 4, 2005.

		Amount and Nature of Beneficial Ownership
Name	Position	Common Stock Beneficially Owned Excluding Options	Stock Options Exercisable Within 60 Days of Record Date (A)	Total Common Stock Beneficially Owned (A)
C. Michael Armstrong	Director	122,627	20,902	143,529
Alain J.P. Belda	Director	27,471	37,376	64,847
George David	Director	13,844	28,151	41,995
Kenneth T. Derr	Director	58,304	33,155	91,459
John M. Deutch	Director	66,261	29,139	95,400
Robert Druskin	Executive Officer	1,074,694	502,323	1,577,017
Roberto Hernández	Director	19,461,525	0	19,461,525
Ann Dibble Jordan	Director	25,978	20,902	46,880
Klaus Kleinfeld	Nominee	0	0	0
Dudley C. Mecum	Director	339,990	20,902	360,892
Anne M. Mulcahy	Director	3,573	0	3,573
Richard D. Parsons	Director	94,303	20,902	115,205
Andrall E. Pearson	Director	265,809	20,902	286,711
Charles Prince	Director and Chief Executive Officer	1,330,610	747,539	2,078,149
Judith Rodin	Director	5,861	0	5,861
Robert E. Rubin	Director, Member of the Office of the Chairman and Chairman of the Executive Committee	524,222	4,043,354	4,567,576
Franklin A. Thomas	Director	102,378	40,046	142,424
Sanford I. Weill	Chairman and Executive Officer	16,598,380	3,109,173	19,707,553
Robert B. Willumstad	Director and Executive Officer	1,728,140	881,473	2,609,613
The Hon. Gerald R. Ford	Honorary Director	100,414	20,902	121,316
All directors and executive officers as a group (29 persons)		45,788,888	13,637,428	59,426,316

    (A) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote C to the Summary Compensation Table below.

At March 4, 2005, no director, nominee or executive officer owned

•	any shares of Citigroup’s preferred stock, or

•	as much as 1% of Citigroup’s common stock;

however, all of the directors and executive officers as a group beneficially owned approximately 1.14% of Citigroup’s common stock.

Some of the Citigroup shares shown in the preceding table are considered as beneficially owned under SEC rules, but are shares

•	for which receipt has been deferred under certain directors’ deferred compensation plans,

•	held as a tenant-in-common with a family member or trust,

•	owned by a family member or held by a trust for which the director or executive officer is a trustee but not a beneficiary,

•	for which the director or executive officer has direct or indirect voting power but not dispositive power, or

•	for which the director or executive officer has direct or indirect voting power but that are subject to restrictions on disposition,

as shown in the following table:

Director/Officer	Receipt Deferred	Owned by or Tenant-in- Common with Family Member or Trust	Voting Power, but not Dispositive Power	Voting Power, but Subject to Restrictions on Disposition
C. Michael Armstrong	101,732	15,150[1]	0	0
Alain J.P. Belda	22,471	0	0	0
George David	3,844	0	0	0
Kenneth T. Derr	32,569	0	0	0
John M. Deutch	11,144	0	0	0
Robert Druskin	140,989	3,000[1]	6,074	48,227
The Hon. Gerald R. Ford	3,128	97,286	0	0
Roberto Hernández	0	19,461,525	0	0
Ann Dibble Jordan	14,284	0	0	0
Dudley C. Mecum	261,336	5,054[1]	0	0
Anne M. Mulcahy	3,466	106	0	0
Richard D. Parsons	32,673	56,630[1]	0	0
Andrall E. Pearson	195,169	40,114	0	0
Charles Prince	247,483	4,080[1]	3,262	374,003
Judith Rodin	3,805	2,056	0	0
Robert E. Rubin	241,754	0	0	151,837
Franklin A. Thomas	88,759	0	0	0
Sanford I. Weill	148,221	610,400[2]	39,072	0
Robert B. Willumstad	231,899	143,033	9,232	386,182
All directors and executive officers as a group (29 persons)	2,330,672	20,661,135[3]	81,058	1,551,191

1	disclaims beneficial ownership
2	disclaims beneficial ownership of 100,600 shares
3	disclaims beneficial ownership of an aggregate of 212,084 shares

The following table contains information regarding the only person we know of that beneficially owns more than 5% of our common stock.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent (1)
State Street Bank and Trust Company (2) 225 Franklin Street, Boston, MA 02110	259,860,724	5.0%

(1)	Percentage calculated based upon common stock outstanding as of December 31, 2004 and holdings of common stock set forth in the Schedule 13G Information Statement described in note 2 below. This Information Statement states that State Street beneficially owned 5.0% of our common stock on December 31, 2004.

(2)	Based on a Schedule 13G Information Statement (Amended Annual Filing) filed February 22, 2005 by State Street, acting in various fiduciary capacities. The Schedule 13G discloses that State Street had sole voting power as to 160,435,611 shares, shared voting power as to 99,425,113 shares and shared dispositive power as to 259,860,724 shares, that shares held by State Street amounted to 5.0% of Citigroup’s common stock as of December 31, 2004 and that State Street disclaimed beneficial ownership of all shares reported therein. The Citigroup common stock for which State Street reports having shared voting power in the Information Statement includes 88,164,425 shares that State Street holds as custodian of the 401(k) plan for Citigroup’s U.S. employees.

Proposal 1: Election of Directors

The board of directors has nominated all of the current directors for re-election at the 2005 annual meeting, except Andrall E. Pearson who will be retiring from the board, effective at the annual meeting, and has nominated an additional candidate, Dr. Klaus C. Kleinfeld, for election to the board. Dr. Kleinfeld was recommended to the board by a non-management director and Heidrick & Struggles, a third-party search firm. Due to prior business commitments, Dr. Kleinfeld will not be able to commence his service as a member of the Citigroup board until July of 2005. As such, stockholders are being asked to elect him for a term commencing July 18, 2005 and ending at the annual meeting of stockholders in 2006. Assuming stockholders approve his election by the requisite number of votes, in July of 2005 the board will vote to increase the size of the board by one member and, with the approval of stockholders, appoint Dr. Kleinfeld as a member of the board.

The Nominees

The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

The board of directors recommends that you vote for each of

the following nominees

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
C. Michael Armstrong 66

Retired Chairman

Hughes, AT&T and Comcast Corporation

•   Chairman, Comcast Corporation — 2002 to 2004

•   Chairman and Chief Executive Officer, AT&T Corp. — 1997 to 2002

•   Chairman and Chief Executive Officer, Hughes Electronic
Corporation — 1992 to 1997

•   Officer, International Business Machines Corporation — 1961 to 1992

Member, IBM Management Committee

Chairman, IBM World Trade Corporation

•   Director of Citigroup (or predecessor) since 1989

•   Other Directorships: Comcast Corporation, HCA Inc., The Parsons Corporation and IHS Inc.

•   Other Activities: Johns Hopkins University (Trustee), President’s Export Council (member), Council on Foreign Relations (member), Schroder Venture Capital (Advisory Board), MIT Sloan School of Management (Visiting Professor), Johns Hopkins School of Medicine (Trustee and Chairman of Advisory Board), Telluride Foundation (Director), Telluride Medical Capital Fund (Chairman), and Miami University, Corporate Campaign (Chairman)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Alain J.P. Belda 61

Chairman and Chief Executive Officer

Alcoa Inc.

•   Chairman, Alcoa Inc. — 2001 to present

•   Chief Executive Officer — 1999 to present

•   Director — 1999 to present

•   President — 1997 to 2001

•   Chief Operating Officer — 1997 to 1999

•   Vice Chairman — 1995 to 1997

•   Executive Vice President — 1994 to 1995

•   President, Alcoa (Latin America) — 1991 to 1994

•   Vice President — 1982 to 1991

•   President, Alcoa Aluminio SA (Brazil) — 1979 to 1994

•   Joined Alcoa — 1969

•   Director of Citigroup (or predecessor) since 1997

•   Other Directorships: E. I. du Pont de Nemours and Company

•   Other Activities: The Conference Board (Trustee), Brown University (Trustee) and Brazil Project Advisory Board (Co-Chair) at The Woodrow Wilson International Center for Scholars

George David 62

Chairman and Chief Executive Officer

United Technologies Corporation

•   Chairman, United Technologies Corporation — 1997 to present

•   Chief Executive Officer — 1994 to present

•   President — 1992 to 1999; 2002 to present

•   Director — 1992 to present

•   Director of Citigroup since 2002

•   Other Activities: National Academy Foundation (member), The Business Roundtable (member), The Business Council (member), Carnegie Hall (member) and Institute for International Economics (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Kenneth T. Derr 68

Chairman, Retired

ChevronTexaco Corporation

•   Chairman and Chief Executive Officer, Chevron Corporation — 1989 to 1999

•   Vice Chairman — 1985 to 1988

•   Director — 1981 to 1999

•   President and Chief Executive Officer, Chevron USA Inc. — 1979 to 1984

•   Vice President — 1972 to 1979

•   Assistant to the President — 1969 to 1972

•   Joined Chevron Corporation — 1960

•   Director of Citigroup (or predecessor) since 1987

•   Other Directorships: AT&T Corp., Halliburton Company, and Calpine Corporation

•   Other Activities: American Petroleum Institute (Director), The Business Council (member), Council on Foreign Relations (member), Hoover Institution Board of Overseers (member), Cornell University (Trustee Emeritus), University of California at San Francisco Foundation, The Basic Fund (Director), Committee to Encourage Corporate Philanthropy (Director), and American Productivity and Quality Center (Director)

John M. Deutch 66

Institute Professor

Massachusetts Institute of Technology

•   Institute Professor, M.I.T. — 1990 to present

•   Director of Central Intelligence — 1995 to 1996

•   Deputy Secretary, U.S. Department of Defense — 1994

•   Under Secretary, U.S. Department of Defense — 1993

•   Provost and Karl T. Compton Professor of Chemistry, M.I.T. — 1985 to 1990

•   Dean of Science, M.I.T. — 1982 to 1985

•   Under Secretary, U.S. Department of Energy — 1979 to 1980

•   Director, Energy Research of the U.S. Department of Energy — 1978

•   Director of Citigroup (or predecessor) since 1996 (and 1987 to 1993)

•   Citibank, N.A. director — 1987 to 1993 and 1996 to 1998

•   Other Directorships: Cummins Inc., Raytheon Company, Schlumberger Limited, and Surface Logix

•   Other Activities: Urban Institute (Trustee), Resources for the Future (Director), and Museum of Fine Arts, Boston (overseer)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Roberto Hernández Ramirez 62

Chairman of the Board

Banco Nacional de México

•   Chairman of the Board, Banco Nacional de México, S.A. — 1991 to present

•   Chief Executive Officer, Banco Nacional de México, S.A. — 1997 to 2001

•   Director, Grupo Financiero Banamex, S.A. de C.V. — 1991 to present

•   Co-founder, Acciones y Valores Banamex, S.A. de C.V., Chairman —1971 to 2003

•   Chairman of the Board, Bolsa Mexicana de Valores, S.A. de C.V. (Mexican Stock Exchange) — 1974 to 1979, Director — 1972 to 2003

•   Member of the International Advisory Committee of the Federal Reserve Bank of New York — 2002 to present

•   Chairman, Asociación Mexicana de Bancos (Mexican Bankers Association) — 1993 to 1994

•   Member, Bolsa Mexicana de Valores, S.A. de C.V. — 1967 to 1986

•   Director of Citigroup since 2001

•   Other Directorships: GRUMA, S.A. de C.V. and Grupo Televisa, S.A.

•   Other Activities: Consejo Mexicano de Hombres de Negocios (Mexican Businessmen Council) (member), Museo Nacional del Arte (Chairman of the Board of Trustees), Patronato Pro-Universidad Veracruzana (member), Club de Banqueros de México (President of the Board of Directors), Patronato Museo de Arte del Estado de Veracruz (Honorary Chairman), Patronato Pro-Rescate y Preservación del Patrimonio Arquitectónico de San Luis Potosí (Chairman), Fomento Cultural Banamex and Fomento Ecológico y Social Banamex, A.C. (Vice Chairman), Patronato del Museo Dolores Olmedo Patiño (member), Universidad Iberoamericana, A.C. (member) Fideicomiso Auditorio Nacional (member), Universidad de Las Americas — Puebla (member), The Nature Conservancy Board (member), World Monuments Fund (member), David Rockefeller Center for Latin American Studies at Harvard (member), and University of Cambridge — Advisory Board of the Judge Institute of Management (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Ann Dibble Jordan 70

Consultant

•   Director of the Department of Social Services for the University of Chicago Medical Center — 1986 to 1987

•   Field Work Associate Professor at the School of Social Service Administration of the University of Chicago — 1970 to 1987

•   Director of Social Services of Chicago Lying-in Hospital — 1970 to 1985

•   Director of Citigroup (or predecessor) since 1989

•   Other Directorships: Johnson & Johnson and Automatic Data Processing, Inc.

•   Other Activities: The National Symphony Orchestra (Chairman), The Phillips Collection (Director), Catalyst (Director), The University of Chicago (Trustee), Memorial Sloan-Kettering Cancer Center (member), WETA (member), Sasha Bruce Youthworks (member) and FAPE (member)

Klaus Kleinfeld* 47

Chairman of the Managing Board, President and

Chief Executive Officer

Siemens AG

•   Deputy Chairman of the Managing Board and Executive Vice President — 2004 to 2005

•   Member, Managing Board — 2002 to present

•   President and Chief Executive Officer, Siemens Corporation (USA) —2002 to 2003

•   Executive Vice President and COO, Siemens Corporation — 2001

•   Joined Siemens in 1987

•   Nominee for Director of Citigroup; no prior service as a Director of Citigroup

•   Other Directorships: Alcoa Inc.

•   Other Activities: Metropolitan Opera (Director), The Assmann Foundation of Prevention (Chairman of the Board of Trustees), The BDI – German Industrial Organization (Chairman’s Committee member), The European Round Table of Industrialists (member), The Conference Board (Trustee), Transatlantic Business Dialogue (Executive Board member) and WEF International Business Council (member)

*	For a term commencing July 18, 2005 and ending at the 2006 annual meeting of stockholders.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Dudley C. Mecum 70

Managing Director

Capricorn Holdings, LLC

•   Managing Director, Capricorn Holdings, LLC — 1997 to present

•   Partner, G.L. Ohrstrom & Co. — 1989 to 1996

•   Managing Partner, KPMG LLP (New York office) — 1979 to 1985

•   Assistant Director of the United States Office of Management and Budget — 1973

•   United States Assistant Secretary of the Army (Installations and Logistics) — 1971 to 1973

•   Director of Citigroup (or predecessor) since 1986

•   Other Directorships: Lyondell Chemical Company and Suburban Propane Partners, L.P.

Anne M. Mulcahy 52

Chairman and Chief Executive Officer

Xerox Corporation

•   Chairman, Xerox Corporation — 2002 to present

•   Chief Executive Officer — 2001 to present

•   President and Chief Operating Officer — 2000 to 2001

•   President, General Markets Operations — 1999 to 2000

•   Joined Xerox — 1976

•   Director of Citigroup since 2004

•   Other Directorships: Fuji Xerox Company, Ltd. and Target Corporation

•   Other Activities: The Business Council (member) and Catalyst (Director)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Richard D. Parsons 56

Chairman and Chief Executive Officer

Time Warner Inc.

•   Chairman, Time Warner Inc. — 2003 to present

•   Chief Executive Officer — 2002 to present

•   Co-Chief Operating Officer — 2001 to 2002

•   Director, Time Warner Inc. (or predecessor) — 1991 to present

•   President — 1995 to 2000

•   Chairman and Chief Executive Officer, Dime Savings Bank of New York — 1991 to 1995

•   President and Chief Operating Officer — 1988 to 1990

•   Associate, Partner and Managing Partner, Patterson, Belknap, Webb & Tyler — 1977 to 1988

•   General Counsel and Associate Director, Domestic Council, White House — 1975 to 1977

•   Deputy Counsel to the Vice President, Office of the Vice President of the United States — 1975

•   Assistant and First Assistant Counsel to the Governor, State of New York — 1971 to 1974

•   Director of Citigroup (or predecessor) since 1996

•   Citibank, N.A. director — 1996 to 1998

•   Other Directorships: The Estee Lauder Companies Inc.

•   Other Activities: Apollo Theatre Foundation (Chairman), Colonial Williamsburg Foundation (member), Museum of Modern Art (Trustee), Howard University (Trustee), American Museum of Natural History (Trustee) and New York City Partnership (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Charles Prince 55

Chief Executive Officer

Citigroup Inc.

•   Chief Executive Officer, Citigroup Inc. — 2003 to present

•   Chairman and Chief Executive Officer, Global Corporate and Investment Bank — 2002 to 2003

•   Chief Operating Officer — 2001 to 2002

•   Chief Administrative Officer — 2000 to 2001

•   General Counsel and Corporate Secretary — 1999 to 2002

•   Co-General Counsel — 1998 to 1999

•   Executive Vice President, General Counsel and Secretary, Travelers Group Inc. — 1996 to 1998

•   Senior Vice President and General Counsel, Commercial Credit Company — 1983 to 1996

•   Director of Citigroup since 2003

•   Joined Citigroup (or predecessor) — 1979

•   Other Activities: Council on Foreign Relations (member), The Business Roundtable (member), BRT Institute for Corporate Ethics (Advisory Council), United Negro College Fund (Director), The Business Council (member), Teachers College, Columbia University (Director), The Julliard School (Trustee), Board of Overseers of The Joan and Sanford I. Weill Medical College & Graduate School of Medical Sciences of Cornell University (Director), The Partnership for New York City (Co-Chair), and National Academy Foundation (Director)

Dr. Judith Rodin 60

President

Rockefeller Foundation

•   President, Rockefeller Foundation — March 2005 to present

•   President Emerita, University of Pennsylvania — 2004 to present

•   President, University of Pennsylvania — 1994 to 2004

•   Provost, Yale University — 1992 to 1994

•   Director of Citigroup since 2004

•   Other Directorships: Comcast Corporation, AMR Corporation, and Aetna Inc.

•   Other Activities: Innovation Philadelphia (Chair), Catalyst (Director), Brookings Institution (Director Emerita), Schuylkill River Development Corp. (Director), and White House Project (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Robert E. Rubin 66

Member of the Office of the Chairman and

Chairman of the Executive Committee

Citigroup Inc.

•   Member of the Office of the Chairman and Chairman of the Executive Committee, Citigroup Inc. — 1999 to present

•   Secretary of the Treasury of the United States — 1995 to 1999

•   Assistant to the President for Economic Policy — 1993 to 1995

•   Co-Senior Partner and Co-Chairman, Goldman, Sachs & Co. — 1990 to 1992

•   Vice-Chairman and Co-Chief Operating Officer — 1987 to 1990

•   Management Committee — 1980

•   General Partner — 1971

•   Joined Goldman, Sachs & Co. — 1966

•   Director of Citigroup since 1999

•   Other Directorships: Ford Motor Company

•   Other Activities: Local Initiatives Support Corporation (Chairman), Mount Sinai — NYU Health (Trustee), the Harvard Corporation (member), the Council on Foreign Relations (Vice Chairman), Insight Capital Partners (Advisory Board), and Tinicum Capital Partners, L.P. (Special Advisor)

Franklin A. Thomas 70

Consultant

TFF Study Group

•   Consultant, TFF Study Group — 1996 to present

•   President, The Ford Foundation — 1979 to 1996

•   Private practice of law — 1978 to 1979

•   President, Bedford-Stuyvesant Restoration Corporation — 1967 to 1977

•   Director of Citigroup (or predecessor) since 1970

•   Citibank, N.A. director — 1970 to 1998

•   Other Directorships: Alcoa Inc., Lucent Technologies Inc., and PepsiCo, Inc.

•   Other Activities: September 11th Fund (Chairman), Friends of the Nelson Mandela Children’s Fund (USA) (Trustee), Friends of the Constitutional Court of South Africa (USA) (member), Greentree Foundation (Trustee), and United Nations Fund for International Partnerships (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Sanford I. Weill 71

Chairman

Citigroup Inc.

•   Chairman, Citigroup Inc. — 1998 to present

•   Chief Executive Officer, Citigroup Inc. — 1998 to 2003

•   Member of the Office of the Chairman — 1999 to present

•   Chairman of the Board and Chief Executive Officer, Travelers Group — 1986 to 1998

•   President — 1986 to 1991

•   President, American Express Company — 1983 to 1985

•   Chairman of the Board and Chief Executive Officer, American Express Insurance Services, Inc. — 1984 to 1985

•   Chairman of the Board, Shearson Lehman Brothers Holdings Inc. — 1984 to 1985

•   Chairman of the Board and Chief Executive Officer, or a principal executive officer, Shearson Lehman Brothers Inc. — 1965 to 1984

•   Founding Partner, Shearson Lehman Brothers Inc.’s predecessor partnership — 1960 to 1965

•   Director of Citigroup (or predecessor) since 1986

•   Other Activities: The Business Council (member), Federal Reserve Bank of New York (Director), Board of Trustees, Carnegie Hall (Chairman), Baltimore Symphony Orchestra (Director), Board of Governors of New York Hospital (member), Board of Overseers of The Joan and Sanford I. Weill Medical College & Graduate School of Medical Sciences of Cornell University (Chairman), The New York Presbyterian Hospital (Trustee), Cornell University’s Johnson Graduate School of Management Advisory Council (member), Cornell University (Trustee Emeritus), National Academy Foundation (Chairman), United States Treasury Department’s Working Group on Child Care (member), Memorial Sloan-Kettering Cancer Center (overseer), New York City High School of Economics and Finance (principal sponsor), NAACP Legal Defense and Educational Fund, Inc. Endowment Campaign (Co-Chair), and Committee to Encourage Philanthropy (Chairman)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Robert B. Willumstad 59

President and Chief Operating Officer

Citigroup Inc.

•   Chief Operating Officer, Citigroup Inc. — 2003 to present

•   President — 2002 to present

•   Chief Executive Officer, Citicorp and Citibank, N.A.—2003 to present

•   President, Citicorp and Citibank, N.A.—2002 to present

•   Director, Citicorp and Citibank, N.A.—2000 to present

•   Chairman and Chief Executive Officer, Global Consumer Group — 2000 to 2003

•   Head of Global Consumer Lending — 1998 to 2000

•   Chairman and Chief Executive Officer, Commercial Credit Company —1993 to 1998

•   Joined Citigroup (or predecessor) in 1987

•   Director of Citigroup since 2003

•   Other Directorships: MasterCard Incorporated/MasterCard International Incorporated and Habitat for Humanity International

•   Other Activities: Financial Services Roundtable (member), and American Scandinavian Foundation (Trustee)

The Honorable Gerald R. Ford, Honorary Director* 91

Former President of the United States

•   President of the United States — August 1974 through January 1977

•   Vice President of the United States — December 1973 through August 1974

•   Director or Honorary Director of Citigroup (or predecessor) since 1986

•   Other Activities: National Commission on Federal Election Reform (Honorary Co-Chair) and United States Fund for UNICEF (Honorary Co-Chair)

*The Hon. Gerald R. Ford is an Honorary Director and as such is appointed by the board and does not stand for election.

The one-year terms of all of Citigroup’s directors expire at the annual meeting. Directors are not eligible to stand for re-election after reaching the age of 72, other than Sanford Weill, who, pursuant to his employment agreement, has agreed to serve as Chairman of the Board until the annual meeting in 2006.

Meetings of the Board of Directors and Committees

The board of directors met 12 times in 2004. During 2004, the audit and risk management committee met 11 times, the personnel and compensation committee met 8 times and the nomination and governance committees met 10 times.

Each director attended at least 75 percent of the total number of meetings of the board of directors and board committees of which he or she was a member in 2004.

Meetings of Non-Management Directors

Citigroup’s non-management directors meet in executive sessions without any management directors in attendance each time the full board convenes for a regularly scheduled meeting, which is usually 7 times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead director presides at each executive session of the non-management directors.

Committees of the Board of Directors

The standing committees of the board of directors are:

The executive committee, which acts on behalf of the board if a matter requires board action before a meeting of the full board can be held.

The audit and risk management committee, which assists the board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function — Audit and Risk Review; (iii) the annual independent integrated audit of Citigroup’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in its charter, as adopted by the board. The report of the committee required by the rules of the SEC is included in this proxy statement.

Subcommittees of the audit and risk management committee cover Citigroup’s corporate and investment banking businesses, consumer businesses and investment management businesses.

The board has determined that each of Dr. Rodin and Messrs. Armstrong, Belda, David, and Deutch qualifies as an “audit committee financial expert” as defined by the SEC and, in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE and the Federal Deposit Insurance Corporation guidelines.

The audit and risk management committee charter is attached to this proxy statement as Annex B.

The nomination and governance committee, which is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines applicable to Citigroup and monitoring Citigroup’s compliance with these policies and the Guidelines. The committee also reviews Citigroup’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies to monitor that the principles contained in the Codes are being incorporated into Citigroup culture and business practices.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the nomination and governance committee is independent according to the corporate governance rules of the NYSE.

The nomination and governance committee charter is attached to this proxy statement as Annex C.

The personnel and compensation committee, which is responsible for determining the compensation for the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer, and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff, and other highly paid professionals in accordance with guidelines established by the committee from time to time. The committee has produced an annual report on executive compensation that is included in this proxy statement. Further, the committee approves broad-based and special compensation plans across Citigroup and reviews employee compensation strategies.

Additionally, the committee will regularly review Citigroup’s management resources, succession planning and talent development activities, as well as the performance of senior management.

The committee is also charged with monitoring Citigroup’s performance toward meeting its goals on employee diversity.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the personnel and compensation committee is independent according to the corporate governance rules of the NYSE. Each of such directors is a “non-employee director,” as defined by Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code (IRC).

The personnel and compensation committee charter is attached to this proxy statement as Annex D.

The public affairs committee, which is responsible for reviewing Citigroup’s policies and programs that relate to public issues of significance to Citigroup and the public at large and reviewing relationships with external constituencies and issues that impact Citigroup’s reputation. The committee also has responsibility for, among other things, reviewing political and charitable contributions made by Citigroup and the Citigroup Foundation, reviewing Citigroup’s policies and practices regarding employee and supplier diversity, reviewing Citigroup’s environmental policies and programs, and reviewing Citigroup’s policies regarding privacy.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the public affairs committee is independent according to the corporate governance rules of the NYSE.

The public affairs committee charter is attached to this proxy statement as Annex E.

The charters attached to this proxy statement are also available free of charge on Citigroup’s website at www.citigroup.com under the “Corporate Governance” page or by writing to Citigroup Inc., Corporate Governance, 425 Park Avenue, 2nd floor, New York, NY 10043.

The following table shows the current membership of each committee.

Director	Executive	Audit and Risk Management	Personnel and Compensation	Nomination and Governance	Public Affairs
C. Michael Armstrong		Chair		X
Alain J.P. Belda	X	X	X	Chair
George David		X
Kenneth T. Derr	X		X	X
John M. Deutch		X		X	X
Ann Dibble Jordan					Chair
Dudley C. Mecum	X				X
Richard D. Parsons			Chair	X
Andrall E. Pearson			X
Charles Prince	X
Judith Rodin		X
Robert E. Rubin	Chair
Franklin A. Thomas	X				X
Sanford I. Weill	X

Directors’ Compensation

Directors’ compensation is determined by the board. Since its initial public offering in 1986, Citigroup has paid outside directors all or a portion of their compensation in common stock, to assure that the directors have an ownership interest in common with other stockholders. Effective January 1, 2005, non-employee directors, other than Roberto Hernández who, except as described below, has waived receipt of compensation for his services as a director, and the honorary director receive an annual cash retainer of $75,000 and a deferred stock award of $150,000. The deferred stock award is granted on the same date annual incentives are granted to the senior executives. The deferred stock award vests on the second anniversary of the date of the grant, and directors may elect to defer receipt of the award beyond that date. Directors may elect to receive all or a portion of the cash retainer in the form of common stock, and directors may elect to defer receipt of this common stock. Directors also may elect to receive all or a portion of their total compensation in the form of an option to purchase shares of Citigroup common stock. Stock options are granted on the same date that stock options are granted to the senior executives. The number of shares in the option grant is calculated by dividing the dollar amount elected by the fair market value of Citigroup common stock on the grant date and multiplying that amount by four. The fair market value is defined as the closing price of Citigroup common stock on the NYSE on the trading day immediately preceding the grant date. The options vest and become exercisable on the second anniversary of the grant date and expire six years after the grant date.

Directors who are employees of Citigroup or its subsidiaries do not receive any compensation for their services as directors.

Except as described below, directors receive no additional compensation for participation on board committees and subcommittees. Committee and subcommittee chairs receive additional compensation of $15,000, except for the chairs of the audit and risk management committee and each subcommittee thereof who receive $35,000.

This additional compensation is paid in the same manner as the annual cash retainer, but directors may not elect stock options for this portion of their fee. Additional compensation for special assignments may be determined on a case by case basis, but no such additional compensation was paid to any director in 2004; however, in consideration of his service as non-executive chairman of Banco Nacional de México, an indirect wholly owned subsidiary of Citigroup, and other duties and services performed for such entity and its affiliates during 2004, including governmental and client relations and strategic development, Citigroup, or certain of its Mexican affiliates, provided certain security services to Roberto Hernández and members of his immediate family as well as office, secretarial and related services, and airplane and helicopter usage. The aggregate amount of such expenses for Mr. Hernández for 2004 was $1,597,000.

Audit and Risk Management Committee Report

In accordance with its written charter, which was approved in its current form by the Board of Directors on February 18, 2005, the Audit and Risk Management Committee (the “Committee”) assists the Board in, among other things, oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures, and controls over the accounting, auditing, and financial reporting practices of Citigroup. A copy of the Committee charter is attached to Citigroup’s proxy statement as Annex B.

The Board of Directors has determined that all five members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Citigroup’s independent registered public accounting firm (“independent auditors”) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and review these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in those fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

During fiscal year 2004 the Committee had eleven meetings and six educational sessions. In addition, the Global Consumer Audit and Risk Management Subcommittee, the Global Corporate and Investment Bank Audit and Risk Management Subcommittee, and the Investment Management Audit and Risk Management Subcommittee each had four meetings. The Committee’s regular meetings were conducted so as to encourage communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors, KPMG LLP. Among other things, the Committee discussed with Citigroup’s internal and independent auditors the overall scope and plans for their respective audits. The Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee also discussed with Citigroup’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2004 with management, the internal auditors, and Citigroup’s independent auditors. Management’s discussions with the Committee included a review of critical accounting policies.

The Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Citigroup that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

Effective, January 1, 2003 Citigroup adopted a policy that it would no longer engage its primary independent auditors for non-audit services other than “audit-related” services as defined by the Securities and Exchange Commission (“SEC”), certain tax services and other permissible non-audit services as specifically approved by the Chair of the Committee and presented to the full Committee at its next regular meeting. The policy also requires pre-approval of all services provided. During 2004, Citigroup further refined the policy by requiring individual pre-approval by the Committee of all internal control engagements, and also by further restricting the scope of tax services that may be provided by KPMG. Effective December 31, 2004, Citigroup no longer uses KPMG for tax advisory services, including consulting and tax planning, except as related to tax compliance services. The policy also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citigroup satisfies the SEC’s auditor independence rules. The Committee has reviewed and approved the amount of fees paid to KPMG for audit and non-audit services. The Committee concluded that the provision of services by KPMG is compatible with the maintenance of KPMG’s independence.

At four of its meetings during 2004, the Committee met with members of senior management and the independent auditors to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules and regulations of the SEC and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting. In February 2005, the Committee received reports from management and KPMG regarding the effectiveness of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley.

Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board of Directors that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

THE AUDIT AND RISK MANAGEMENT COMMITTEE:

C. Michael Armstrong (Chair)

Alain J.P. Belda

George David

John M. Deutch

Judith Rodin

Dated: February 18, 2005

Report of the Personnel and Compensation Committee on Executive Compensation

The Personnel and Compensation Committee (the “Committee”) is responsible for evaluating the performance of and determining the compensation for the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the Committee from time to time. The Committee regularly reviews Citigroup’s compensation structure to assure alignment with Citigroup’s strategic priorities and consults with management regarding design changes to Citigroup’s compensation programs.

Compensation Philosophy.    Citigroup seeks to attract and retain a highly qualified workforce at all levels. Citigroup’s compensation programs aim to provide a mix of cash and equity incentives appropriate to each business unit and each employee’s level of expertise and contribution. Citigroup’s compensation philosophy is guided by:

Competitive Marketplace:    Compensation levels should be competitive with the marketplace in order to attract and retain high performing executives. The Committee reviews competitive compensation practices as well as compensation levels at peer group companies.

Performance:    Performance should be based on a broad mix of factors rather than focusing on a single metric so as to avoid encouraging focus on one performance measure at the expense of others. The level and form of compensation delivered to Citigroup’s executive officers is based on the business and individual performance.

Business Performance:    Performance should be measured at the business unit level and company wide. Both measures are used to evaluate compensation levels for Citigroup’s executives. The Committee reviewed net income, earnings per share, return on equity, return on capital, and long term shareholder return as part of the compensation review process.

Individual Performance:    Compensation levels should also be tied to individual performance, taking into consideration both the executive’s contribution to the business performance and how the executive manages his or her areas of responsibility for the long term. This includes leadership, talent development, risk management, compliance and control environment, franchise expansion, customer satisfaction, corporate governance, adherence to corporate values, and contributions to both operating unit and company-wide achievement.

Stock Ownership:    As described on page 13 of this proxy statement Citigroup has long encouraged stock ownership by its directors, officers and employees to align their interests with the interests of stockholders. A significant portion of compensation should be delivered in the form of equity. The percentage of pay delivered in the form of equity incentives should increase as the level of compensation increases. Citigroup believes that equity should be provided, not only to senior executives, but more broadly to a global employee population at all levels.

Consistent with Citigroup’s longstanding policy, senior executives are required to retain 75% of the equity acquired by them so long as they are employed by Citigroup. Beginning in 2006, an expanded group of approximately 3,000 employees will be subject to a 25% stock ownership commitment.

Independence:    All members of the Committee are independent directors. In addition, the Committee retains an independent compensation consultant. The consultant provides market data and assists the Committee in its review and establishment of compensation levels for executive officers.

Components of Compensation.    Compensation for senior executives consists of base salary and performance-based discretionary incentive and retention awards.

Base Salary.    Base salary is capped at $1 million for the named executive officers.

Discretionary Incentive and Retention Awards.    Discretionary incentive and retention awards include both cash and equity components. The percentage delivered in the form of equity increases as the total award size increases. All named executive officers received 40% of their awards in restricted or deferred stock under the Capital Accumulation Program (“CAP”), as a combination of Core CAP and Supplemental CAP, which vest over 4 years and are canceled upon a voluntary termination of employment (unless the age and service rules have been met) or a termination for cause. Core CAP awards are granted at a 25% discount. CAP awards are long-term incentives designed to increase retention and relate directly to the enhancement of stockholder value.

The terms and conditions of CAP awards, including the vesting periods, the stock option election and provisions regarding termination of employment are the same for executive officers as for all other CAP participants, and are described in more detail in the footnotes to the Summary Compensation Table contained in this proxy statement.

CAP awards are granted to a significant percentage of Citigroup’s global workforce. Approximately 44.3 million shares were awarded to approximately 30,000 employees in 82 countries around the world under the CAP program in January of 2005.

Of the total number of CAP shares granted in January 2005, 1.1 million shares were granted to executive officers, representing 2.5% of the total number of shares granted, and .02% of the total number of shares of Citigroup outstanding on the record date.

Employees who receive CAP awards may elect to receive a portion of their award in the form of a stock option. None of the executive officers elected to receive an option grant as part of their incentive award in January 2005. Of the approximately 44.3 million shares awarded under CAP in January 2005, employees who elected to receive stock options as a part of their CAP award received 4.4 million options, at a 4:1 ratio, in lieu of 1.1 million CAP shares.

Consistent with Citigroup’s view that equity awards are granted with a long-term view, stock options, when elected, may not be “cashed out” as the shares delivered following an exercise are subject to a 2-year sale restriction.

Deferred Compensation and Retirement Benefits.    Citigroup’s nonqualified pension programs no longer provide accruals for the covered executives or for most employees covered by Citigroup’s broad-based qualified pension plan, as described on page 45 of Citigroup’s proxy statement. In connection with the acquisition of certain businesses, accruals are currently provided for only limited groups of employees, which include executive officers, who satisfied certain age and service-related conditions for grandfathering under prior nonqualified pension programs. The cash portion of Mr. Rubin’s incentive award is deferred consistent with his employment agreement. Except for cash deferrals under the Citigroup 401(k) plan, no other executive officer defers any cash compensation. Employees who earn $100,000 or less are eligible for a company-provided match under the Citigroup 401(k) plan. Higher paid employees, including the executive officers, are not eligible.

Health & Welfare Programs.    Covered Executives are eligible to participate in company-sponsored welfare benefit programs on the same terms and conditions as those made available to employees generally, other than benefits provided pursuant to contractual arrangements, as described on page 47 of Citigroup’s proxy statement. Under Citigroup’s guidelines, employees who are compensated at higher levels pay a higher percentage of their income to participate in these welfare benefit programs, allowing lower paid employees to participate at a lesser cost. Medical insurance premiums are higher for higher paid employees. Citigroup does not subsidize long-term disability benefits for higher paid employees. Long-term disability benefits are fully subsidized for employees earning less than $50,000 annually.

Employment Agreements and Severance Arrangements.    Except for the employment agreements with Mr. Weill and Mr. Rubin, none of the other executive officers of Citigroup has employment protection agreements or severance arrangements which offer a higher level of benefits than those applicable to the general employee population.

Special Retention Awards.    When appropriate, Citigroup will grant special retention awards to high performing employees in order to induce them to remain with Citigroup. Mr. Prince and Mr. Willumstad were each granted special retention awards of deferred stock in July of 2003 in connection with the transition of the CEO role from Mr. Weill. These awards will vest at the end of a five year period beginning on the grant date, provided they have remained employed by Citigroup throughout the five year vesting period.

Change in Control Payments.    Citigroup’s board adopted a resolution in 2002 specifically prohibiting cash payments to a departing executive officer that would equal or exceed 3 times the executive officer’s annual income in the event of a change of control.

Talent Development and Succession Planning.    The CEO transition process in 2003 was executed seamlessly. The Committee reviews Citigroup’s talent and executive development programs with senior management. Talent reviews are conducted every year in each business around the world, with emphasis placed on internal mobility (and where appropriate, cross business mobility), executive development for senior managers and ongoing succession planning, both at the CEO level, the business head level and throughout the organization. This process culminates each year with an annual Talent Review presented by senior management to the Board of Directors.

Executive Performance Plan.    To secure the deductibility of bonuses awarded to the named executive officers (the “Plan Executives”), bonuses to these executives have been awarded under the 1999 Citigroup Executive Performance Plan (the “Compensation Plan”). However, as Robert Rubin’s compensation is governed by an employment agreement (the “Employment Agreement”), which is described on page 47 of Citigroup’s proxy statement, his bonus was not awarded under the Compensation Plan. Under the Compensation Plan, the creation of any bonus pool for Plan Executives is contingent upon Citigroup achieving at least a 10% return on equity, as defined in the Compensation Plan. The amount of the bonus pool is calculated based upon the extent to which the return on equity equals or exceeds the 10% minimum threshold. The Committee has the discretion to reduce or eliminate payments under the Compensation Plan to account for results relative to subjective factors, including an executive’s individual performance.

The Committee certified that in accordance with Section 162(m) of the Internal Revenue Code, Citigroup’s financial results satisfied the performance criteria set forth in the Compensation Plan.

While the Committee currently seeks to preserve deductibility of compensation paid to the Plan Executives under Section 162(m) of the Internal Revenue Code, it recommends maintaining flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives.

2004 Compensation for Executive Officers.    The Committee conducted a preliminary review of performance and compensation levels toward the end of 2004 and a final review after year-end results were finalized, and reviewed Citigroup’s financial performance, both with and without the impact of the WorldCom litigation and reserve charge and the gain relating to the sale of Citigroup’s investment in Samba. The following summarizes the factors reviewed by the Committee:

•	Financial performance (reflecting the charge related to WorldCom and the sale of Samba):

➢	Revenue growth of 11%
➢	EPS decline of 5%
➢	A return on equity in excess of 17%
➢	A return on risk capital of 34%

•	Financial performance (excluding the charge related to WorldCom and the sale of Samba):

➢	Revenue growth of 10%
➢	EPS growth of 19%
➢	A return on equity in excess of 20%
➢	A return on risk capital of 43%

•	The CEO transition, which was executed seamlessly.

•	A 14% increase in the quarterly dividend marking the 19th consecutive year in which the dividend was increased.

•	Talent Management. Mr. Prince and Mr. Willumstad have actively strengthened the senior leadership team through a combination of internal moves and new hires.

•	Franchise Development. The allocation of capital to expand the geographic reach and enhance product capabilities in several businesses. Acquisitions and divestitures, including the successful acquisition of Knight Trading Group, Lava Trading and KorAm Bank, as well as the sale of the vendor finance leasing business, the commercial leasing business and Citigroup’s interest in Samba Financial Group.

•	The leadership demonstrated and the initiatives introduced by Mr. Prince aimed towards the stated goal of becoming “the most respected global financial services company.”

•	The WorldCom class action settlement, the loss of Citigroup’s ability to provide private banking services in Japan, and other reputational risk issues that arose during 2004.

Citigroup’s management team was faced with many difficult challenges during 2004. In the Committee’s view, the overall performance and leadership provided by Mr. Prince, as Chief Executive Officer, and Mr. Willumstad, as Chief Operating Officer, in responding to these challenges was excellent while delivering strong financial results in 2004. The Committee felt that the 2003 compensation level for both Mr. Prince and Mr. Willumstad was low, relative to market comparisons, while taking into consideration the fact that their 2003 compensation reflected a partial year in their current roles. In balancing all of these factors, the Committee awarded Mr. Prince and Mr. Willumstad an increase in their annual incentive and retention awards for 2004. Mr. Prince and Mr. Willumstad discussed with the Committee their view that, notwithstanding the relatively strong performance of Citigroup in 2004, in light of several setbacks, like the loss of Citigroup’s ability to provide private banking services in Japan, it would be appropriate to adjust senior management’s compensation to reflect the negative impact such issues had on the franchise. The Committee agreed that an adjustment was appropriate and decided that the 2004 awards for Mr. Prince and Mr. Willumstad should each be reduced by 15%. The amounts stated on page 38 of Citigroup’s proxy statement reflect this adjustment. In addition, the Committee, Mr. Prince and Mr. Willumstad agreed that the awards to the executives running the Company’s major businesses and certain senior staff be reduced by 10% for similar reasons. Mr. Weill asked that his award also be reduced by 15% and the Committee agreed to this request as well.

The independent consultant retained by the Committee reviewed the Committee’s decision and determined that the compensation provided to the Chairman, CEO, President and COO and the other named executive officers is reasonable and not excessive.

The Committee is pleased to submit this report to Citigroup’s stockholders and believes that Citigroup’s pay for performance philosophy reflects its leadership position in the financial services industry.

THE PERSONNEL AND COMPENSATION COMMITTEE:

Richard D. Parsons (Chair)

Alain J.P. Belda

Kenneth T. Derr

Andrall E. Pearson

Dated: January 18, 2005

Executive Compensation

Compensation Tables

The tables on pages 38 to 45 show Citigroup’s compensation for the Chief Executive Officer and our four other most highly compensated executive officers (the covered executives), including salaries and bonuses paid during the last three years and 2004 option grants and exercises. The form of the tables is set by SEC regulations.

Summary Compensation Table

The following table shows the compensation of the covered executives for 2002, 2003 and 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position at December 31, 2004	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(A)	Restricted Stock Awards ($)(B)	Securities Underlying Stock Options (Number of Shares)(C)	All Other Compensation ($)(D)

Sanford I. Weill Chairman	2004 2003 2002	$1,000,000 1,000,000 1,000,000	$8,415,000 29,000,000 0	$637,636 670,357 556,610	$6,778,750 0 0	562,003 2,516,003 1,044,229	$3,708 3,708 2,286
Charles Prince CEO	2004 2003 2002	983,333 638,636 500,000	9,690,000 6,965,375 2,312,500	122,876 * *	7,805,833 19,207,706 3,000,000	226,155 436,042 229,386	414 431 414
Robert Druskin CEO and President, Global Corporate and Investment Bank	2004 2003 2002	500,000 300,000 300,000	4,860,000 4,237,500 2,101,688	* * *	3,915,000 2,430,750 2,973,188	179,545 195,067 206,759	774 774 774
Robert E. Rubin Chairman of the Executive Committee and Member of the Office of the Chairman	2004 2003 2002	1,000,000 1,000,000 1,000,000	8,400,000 10,250,000 10,250,000	459,153 304,527 214,648	6,766,667 5,000,000 5,000,000	0 100,000 214,439	2,286 2,286 1,188
Robert B. Willumstad President and Chief Operating Officer	2004 2003 2002	983,333 800,000 512,500	9,690,000 6,925,000 4,514,375	79,290 * *	7,805,833 18,433,372 2,234,167	329,611 430,852 379,294	774 774 774

Notes to Summary Compensation Table

(A) Citigroup provided certain perquisites and personal benefits to the covered executives during 2004, which are described below. These perquisites and personal benefits are appropriately valued and included in the covered executive’s compensation.

During 2004, the covered executives, and their spouses when traveling with a covered executive, may have used corporate aircraft for personal travel. Three of the covered executives, Sanford Weill, Charles Prince and Robert Willumstad, are required by the Citigroup Senior Officer Security Program, which has been approved by the board, to use corporate transportation, whether the purpose of the travel is business or personal. Covered executives who are not subject to the Senior Officer Security Program, including Mr. Rubin, are permitted to use corporate transportation for personal purposes if the aircraft is otherwise available. To the extent any covered executive used corporate aircraft, a corporate-owned vehicle or any other corporate-provided

(footnotes continued on following page)

(footnotes continued from previous page)

transportation for personal purposes, the usage was treated as a perquisite. For purposes of determining the value of such services, the personal use is calculated based on the aggregate incremental cost to Citigroup. For flights on corporate aircraft, aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service which reflects the direct operating costs of the aircraft, including fuel, additives and lubricants, airport fees and assessments, as well as aircraft landing and parking, customs and permit fees, in-flight supplies and food, and flight planning and weather services. In addition, the flight-hour charge provides for periodic engine and auxiliary power unit overhauling, outside labor and maintenance parts for the airframe, engine and avionics, crew travel expenses and other miscellaneous costs. For corporate provided ground transportation, the aggregate incremental cost to Citigroup was determined to be the value of such transportation.

Corporate-provided transportation was the only perquisite or personal benefit that accounted for 25% or more of the total perquisites and personal benefits received by any of the covered executives with reportable perquisite income. For 2004, perquisite income arising from corporate transportation, together with, in the case of Mr. Weill, the tax gross-up attributable to such perquisite income, represented 55.96%, 77.06%, 100.00% and 81.50%, respectively, of the total perquisites, personal benefits and tax gross-up on perquisites received by Messrs. Weill, Prince, Rubin and Willumstad.

Except as shown in the column entitled “Other Annual Compensation” in the Summary Compensation Table, no executive officer received other annual compensation during 2004 required to be shown in this column. Sanford Weill’s, Charles Prince’s, and Robert Willumstad’s other compensation includes $309,783, $108,208 and $64,622, respectively, for required use of company transportation and Robert Rubin’s other compensation includes $459,153 for use of company transportation. An asterisk (*) indicates that the total amount of perquisites or personal benefits paid to an executive officer during the referenced year was less than $50,000, the minimum, under SEC rules, an executive must have received before any amount is required to be shown in this column.

(B) Certain restricted stock and deferred stock awards are issued under CAP. For 2004 all of the covered executives received two awards of deferred stock under CAP, a core CAP award and a supplemental CAP award. Core CAP awards are discounted 25% from market value and represent 25% of the covered executive’s total incentive (cash and equity). Supplemental CAP awards are not discounted and represent 15% of the covered executive’s total incentives. Unless the personnel and compensation committee determines otherwise, core CAP is mandatory for Citigroup senior management, to the extent they receive incentive awards, and other employees whose incentive award exceeds a certain threshold (generally $20,000 for U.S. employees and U.S.$50,000 equivalent in local currency for non-U.S. employees). CAP awards vest 25% per year over a four year period, and are canceled upon a voluntary termination of employment or a termination of employment for cause unless the recipient meets certain age and service requirements described below. Following the vesting of each portion of a CAP award, the shares become freely transferable, subject to the stock ownership commitment described above. With respect to awards of restricted stock, from the date of award, the recipient can direct the vote and receives dividends. With respect to awards of deferred stock, the recipient receives dividend equivalents but does not have voting rights with respect to the shares until the shares vest.

The following chart shows the amount of dividends and dividend equivalents, each of which were earned at the same rate as dividends on Citigroup’s common stock, paid to each of

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the covered executives with respect to their holdings of restricted and/or deferred stock during 2004.

Executive	Amount of Dividends or Dividend Equivalents Received in 2004 on Restricted and/or Deferred Stock Holdings
Sanford I. Weill	$ 0
Charles Prince	800,268
Robert Druskin	250,175
Robert E. Rubin	582,024
Robert B. Willumstad	799,086

Employees who receive CAP awards may elect to receive all or a portion of their incentive award in non-qualified stock options, in 25% increments. The options vest on the same schedule as the restricted or deferred stock award, have a six-year term, and an exercise price equal to 100% of fair market value on the grant date. If options are elected, four option shares are granted for each share by which the restricted or deferred stock award is correspondingly reduced. None of the covered executives received an option grant as part of their incentive award in January 2005.

For 2004, Sanford Weill, Charles Prince, Robert Druskin, Robert Rubin and Robert Willumstad received core CAP stock awards valued at $4,675,000, $5,383,333, $2,700,000, $4,666,667 and $5,383,333, respectively, and supplemental CAP awards valued at $2,103,750, $2,422,500, $1,215,000, $2,100,000 and $2,422,500, respectively.

For awards granted under CAP for years prior to 2004, the vesting period is three years after the award. If the recipient is still employed by Citigroup at the end of three years, the stock becomes fully vested and freely transferable, subject to the stock ownership commitment described above.

For 2003, Charles Prince, Robert Druskin, Robert Rubin and Robert Willumstad received deferred stock awards under CAP valued at $3,379,500, $2,016,667, $5,000,000 and $3,433,333, respectively. Sanford Weill did not receive a CAP award for 2003 or 2002. All CAP awards to the covered executives for 2002 were made in restricted stock. These awards are included in the amounts set forth in the Summary Compensation Table under “Restricted Stock Awards.”

On July 15, 2003, each of Charles Prince and Robert Willumstad received retention awards of restricted stock which were issued under the Citigroup 1999 stock incentive plan. The awards are not discounted and vest 100% on the fifth anniversary of the award. For 2002, as part of the overall compensation structure adopted for the Global Corporate and Investment Bank, Smith Barney and Citigroup International, special equity awards were made to certain employees in those businesses in lieu of cash payments. The special equity awards were not discounted and vest over a three-year term, which began on July 12, 2003 with one-sixth of the award vesting every six months after the initial vesting. For 2002, Charles Prince and Robert Druskin, both of whom were officers in the Global Corporate and Investment Bank at the time such awards were made, received such special equity awards of restricted stock in lieu of cash payments.

With respect to the retention and special equity awards, until the shares vest, a recipient may not transfer the shares. After they vest, the shares become freely transferable, subject to the stock ownership commitment described above. From the date of award, the recipient can direct the vote on the shares and receives regular dividends. The 2003 retention awards to Charles Prince and Robert Willumstad were each valued at $15,000,039. The 2002 special equity awards to Mr. Prince and Mr. Druskin were valued at $1,750,000 and $1,562,750, respectively. These awards are included in the amounts set forth in the Summary Compensation Table above under “Restricted Stock Awards.”

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In accordance with the stock option program guidelines, in lieu of options awarded to them for 2003, each of Charles Prince and Robert Druskin elected to receive shares of deferred stock. Similarly, in accordance with the terms of the stock option program guidelines, in lieu of options awarded to him for 2002, Robert Druskin elected to receive shares of deferred stock. These shares of deferred stock are not discounted, do not vest until three years after the date of the award and are not distributable to the recipients until such time as they are no longer executive officers of Citigroup. From the date of award, the recipient receives dividend equivalents but does not have voting rights with respect to the shares. For 2003, Charles Prince received an award valued at $828,167 and Robert Druskin received an award valued at $414,083. For 2002, Robert Druskin received an award valued at $343,021. These awards are included in the amounts set forth in the Summary Compensation Table above under “Restricted Stock Awards.”

With respect to restricted and deferred stock awards, generally, if upon termination of employment the sum of the recipient’s age and years of service is at least 75, the recipient is no longer engaged in his or her business or profession, and with respect to awards granted prior to January 2005, the recipient is at least 55 years old, then such awards will continue to vest on schedule provided the recipient does not compete with Citigroup’s business operations. With respect to the special equity awards, if upon termination of employment the recipient is at least 55 years old, the sum of the recipient’s age and years of service is at least 60, and the recipient is no longer engaged in his or her business or profession, then such awards will continue to vest on schedule provided the recipient does not compete with Citigroup’s business operations. With respect to the retention awards, in order for the awards to vest, the recipient must remain employed by Citigroup for the entire vesting period in order to receive the shares.

In connection with Sanford Weill’s transition to his role as Chairman of the Board, the vesting of the shares of restricted stock awarded to him in 2002 (in respect of 2001), which would have vested in 2005, was accelerated to December 2003. The total number of shares vested was 178,479.80. The acceleration of the vesting was approved by the personnel and compensation committee and the board.

As of December 31, 2004 (excluding awards that vested in February 2005, but including awards made in January 2005), total holdings of restricted and deferred stock of Citigroup and the market value of such shares for the covered executives was:

Executive	Shares	Market Value
Sanford I. Weill	141,383	$6,811,833
Charles Prince	656,922	31,650,502
Robert Druskin	220,860	10,641,035
Robert E. Rubin	393,592	18,963,263
Robert B. Willumstad	618,082	29,779,191

The market price of Citigroup common stock at December 31, 2004 was $48.18 per share.

(C) The share numbers in this column have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of .9326627. The expiration and vesting dates of each option did not change. The total number of options granted to each of the covered executives prior to the adjustment was:

	Number of Options
Executive	2002	2001
Sanford I. Weill	1,011,740	619,095
Charles Prince	213,941	169,925
Robert Druskin	196,006	129,404
Robert E. Rubin	200,000	100,000
Robert B. Willumstad	360,239	211,352

(D) Amounts paid in respect of group term life insurance premiums.

Stock Options Granted Table

The following table shows 2004 stock option grants to the covered executives. The 2004 stock option grants, including reload options, were made under Citigroup’s equity compensation plans, including the Citigroup 1999 stock incentive plan, the 1997 Citicorp stock incentive plan, or the Travelers Group capital accumulation plan. The value of stock options depends upon a long-term increase in the market price of the common stock: if the stock price does not increase, the options will be worthless; if the stock price does increase, the increase will benefit all stockholders.

The table describes options as either “initial” or “reload.” Unless otherwise stated:

•	The per share exercise price of all options is the closing price on the NYSE on the trading day before the option grant.

•	Initial options generally vest in three equal installments, with the first vesting occurring approximately 17 months after the date of award and the second and third vestings occurring on the two subsequent anniversaries of such vesting, and remain exercisable until the sixth anniversary of the grant.

•	The sale of underlying shares acquired through the exercise of options are restricted for a two-year period. Initial option grants made in 2004 and 2003 do not have a reload feature; however, options granted prior to 2003 retain that feature.

Reload Options. Under the reload program, option holders can use Citigroup common stock they have owned for at least six months to pay the exercise price of their options and have shares withheld for the payment of income taxes due on exercise. They then receive a new reload option to make up for the shares they used and had withheld.

Reload options maintain the option holder’s commitment to Citigroup by maintaining as closely as possible the holder’s net equity position — the sum of shares owned and shares subject to option.

For optionees who are eligible to participate in the reload program, the issuance of a reload option is not a new discretionary grant by Citigroup. Rather, the issuance results from rights that were granted to the option holder as part of the initial option grant. The reload option does not vest (i.e., become exercisable) for six months and expires on the expiration date of the initial grant.

Citigroup no longer grants reload options except to the extent required by the terms of previously granted options.

2004 Option Grants

		Individual Grants
Name	Number of Shares Underlying Options Granted (A)		% of Total Options Granted to All Employees in 2004		Exercise or Base Price ($ per share)	Expiration Date	Grant Date Present Value ($)(C)
	Initial	Reload (B)	Initial	Reload
Sanford I. Weill	0	86,609 475,394	0%	0.68 3.74%	$50.69 51.94	2/13/12 11/2/08	$485,010 2,450,799

Total	0	562,003	0	4.42			2,935,809

Charles Prince	133,333	38,492 54,330	0.48	0.30 0.43	49.50 50.69 51.94	1/20/10 2/13/12 11/2/08	824,843 215,555 280,087

Total	133,333	92,822	0.48	0.73			1,320,485

Robert Druskin	66,667	49,757 23,840 39,281	0.24	0.39 0.19 0.31	49.50 49.79 50.69 51.94	1/20/10 4/18/10 2/13/12 11/2/08	412,421 273,693 133,504 202,505

Total	66,667	112,878	0.24	0.89			1,022,124

Robert E. Rubin	0	0	0	0			0

Robert B. Willumstad	200,000	48,115 81,496	0.72	0.38 0.64	49.50 50.69 51.94	1/20/10 2/13/12 11/2/08	1,237,264 269,444 420,136

Total	200,000	129,611	0.72	1.02			1,926,845

Notes to 2004 Option Grants Table

(A) The total options outstanding at the end of 2004 for each covered executive is shown as “Number of Shares Underlying Unexercised Options at 2004 Year-End” in the table 2004 Aggregated Option Exercises and Year-End Option Values below.

(B) Reload options are not new discretionary grants by Citigroup; rather the issuance results from rights that were granted to the option holder as part of the initial option grant.

(C) The “Grant Date Present Value” numbers in the table were derived by application of a variation of the binomial option pricing model. Until 2004, Citigroup had used a variation of the Black-Scholes option pricing model to calculate the Grant Date Present Values. In order to be consistent with the method used for pricing stock options in its financial statements, Citigroup calculated the Grant Date Present Values in this proxy statement using the binomial option pricing model. The following assumptions were used in employing the binomial model.

•	Stock price volatility was based on historical volatilities on traded Citigroup options.

•	The risk-free interest rate for each estimated exercise, was the interpolated market yield, as reported by the Federal Reserve, on the date of grant on a Treasury bill with a term identical to the period between the grant date and the estimated exercise date.

•	The dividend yield was based on historical Citigroup dividends.

•	Exercise was estimated from historical employee exercise decisions and found to be a function of

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vesting, gain on exercise, and time-to-maturity. Exercise was estimated separately for reload options and for initial options.

•	For reload options, which vest six months after the date of grant, the average estimated holding period was approximately three years and six months.

•	For initial options, which vest in three equal installments with the first vesting occurring approximately 17 months after the date of award and the second and third vestings occurring on the two subsequent anniversaries of such vesting, the average estimated holding period was approximately four years and nine months.

•	The values arrived at through the binomial model were discounted by 25% to reflect the reduction in value as measured by the estimated cost of protection of the options for senior management due to the holding requirements of the stock ownership commitment.

Option Exercises Table

The following table shows the aggregate number of shares underlying options exercised in 2004 and the value at year-end of outstanding options, whether or not exercisable.

2004 Aggregated Option Exercises and Year-End Option Values

Name	Shares Acquired on Exercise (A)	Value Realized ($) (B)	Number of Shares Underlying Unexercised Options in 2004 Year-End (C)		Value of Unexercised In-the-Money Options at 2004 Year-End($)(D)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sanford I. Weill	1,126,215	$12,286,585	3,109,173	1,428,930	$3,989,651	$18,038,305
Charles Prince	119,375	965,108	747,539	476,337	2,148,519	3,238,196
Robert Druskin	196,530	1,145,385	520,909	253,410	1,057,313	1,509,545
Robert E. Rubin	0	0	4,043,354	667,101	34,010,362	2,194,844
Robert B. Willumstad	201,297	1,307,935	881,474	573,740	2,320,480	3,430,950

Notes to Option Exercises Table

(A) This column shows the number of shares underlying options exercised in 2004 by the covered executives. The actual number of shares received by these individuals from options exercised in 2004 (net of shares used to cover the exercise price and withheld to pay income tax) was:

Executive	Shares
Sanford I. Weill	154,401
Charles Prince	11,379
Robert Druskin	14,618
Robert E. Rubin	0
Robert B. Willumstad	15,401

(B) “Value Realized” is the difference between the exercise price and the market price on the exercise date, multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he or she sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option. In addition, the “Valued Realized” numbers do not reflect the tax impact of the exercise. All of the covered executives are subject to the stock ownership commitment, which is described above.

(C) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote C to the Summary Compensation Table above.

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(D) “Value of Unexercised In-the-Money Options” is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised options at the end of 2004 multiplied by the difference between the exercise price for the grant and the year-end market price, excluding grants for which the difference is equal to or less than zero.

Retirement Plans

Except for the retirement benefits provided to the covered executives under the nonqualified pension plans described below and as provided to Sanford Weill under his individual employment agreement as summarized below, the only retirement benefits that are provided to the covered executives are the same benefits available to Citigroup employees generally under Citigroup’s broad-based tax-qualified retirement plans, the Citigroup pension plan and the Citigroup 401(k) plan. Covered executives participate in such plans on the same basis as all other employees of Citigroup.

Other than the deferral of the cash portion of Mr. Rubin’s incentive award and cash deferrals made under the Citigroup 401(k) plan, none of the covered executives defer any of their cash compensation. Citigroup does not provide accruals to any non-qualified pension programs and has not done so since 2001. Mr. Weill, Mr. Prince and Mr. Willumstad participated in a supplemental retirement plan that was frozen as of December 31, 1993.

Qualified Pension Plan

U.S. employees are covered by the Citigroup pension plan. Effective January 1, 2002, this plan adopted a single cash balance benefit formula for most of the covered population, including the covered executives. Pension accruals prior to January 1, 2002 were determined under different formulas depending upon a given employee’s specific employment history with Citigroup. Employees become eligible to participate in the Citigroup pension plan after one year of service, and benefits generally vest after 5 years of service. The normal form of benefit under the Citigroup pension plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Other forms of payment are also available.

The Citigroup cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6% of eligible compensation; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum, at the election of the participant.

Nonqualified Pension Plans

Effective January 1, 2002, Citigroup’s nonqualified pension programs no longer provide accruals for most employees covered by Citigroup’s qualified pension plan, including the covered executives. Prior to 2002, these nonqualified programs provided retirement benefits for compensation in excess of the IRC compensation limit ($210,000 for 2005), or in respect of benefits accrued in excess of the IRC benefit limit ($170,000 for 2005).

In addition to these programs, there is a supplemental retirement plan that provided additional pension benefits to certain employees for service through the end of 1993. Accruals were frozen as of December 31, 1993. Sanford Weill, Charles Prince and Robert Willumstad participated in this program.

Estimated Annual Benefit Under All Retirement Plans

The estimated annual benefit provided in total by all retirement plans described above, expressed in the form of a single life annuity, is as follows:

Name	Years of Accrual Service Through 2004	Estimated Annual Benefit (A)
Sanford I. Weill	18	$731,930	(B)
Charles Prince	25	220,249
Robert Druskin	13	40,018
Robert E. Rubin	5	7,120
Robert B. Willumstad	17	86,874

    (A) These estimates are based on the following assumptions:

•	The benefit is determined as of age 65 (or as of January 1, 2005 if older);

•	Covered compensation for each covered executive remains constant at 2005 levels;

•	Regulatory limits on compensation and benefits, and the Social Security Wage Base remain constant at 2005 levels;

•	The interest credit rate for cash balance benefits for 2005 (5.1%) remains constant; and

•	The interest rate used to convert hypothetical account balances to annual annuities for 2005 (5.1%) remains constant.

•	For the three covered executives (Messrs. Prince, Druskin and Willumstad) who have not attained normal retirement age, the Estimated Annual Benefit is their projected benefit at normal retirement age. The projected value of the cash balance component of their benefit is determined by projecting their hypothetical account balance to normal retirement age using a constant interest rate. Because of the decline in the plan’s interest credit rate (from 5.3% in 2004 to 5.1% in 2005), the Estimated Annual Benefit for these covered executives has also decreased.

    (B) In addition, pursuant to his employment agreement, as described below, Sanford Weill is entitled to receive a supplemental pension benefit equal to a $350,000 annual lifetime annuity.

Employment Contracts and Arrangements

Mr. Weill and Mr. Rubin have entered into employment agreements with Citigroup, which are described in detail below. Messrs. Prince, Druskin, and Willumstad do not have any individual employment or severance agreements. Covered executives do not receive any perquisites following retirement other than those to be provided to Sanford Weill under his employment agreement, which is described below.

In 1986, Citigroup’s predecessor entered into an agreement with Sanford Weill (amended in 1987, 2001 and 2003). Under the agreement, as amended, Mr. Weill has agreed to serve as the Chairman of the Board of Citigroup until the 2006 annual meeting of stockholders, unless his employment is terminated earlier in accordance with the agreement. The agreement provides that Mr. Weill will receive an annual salary, incentive awards, and employee benefits as determined from time to time by the board. If Mr. Weill’s employment is terminated as a result of illness, disability or otherwise without cause by Citigroup, or following Mr. Weill’s retirement from Citigroup, all of his stock options will vest and remain exercisable for their full respective terms. In the event Mr. Weill’s employment is terminated as a result of his death, illness, physical or mental disability or other incapacity, he (or his estate as the case may be) will receive the annual salary and employee benefits in effect immediately prior to such termination through the end of the year during which such termination occurs or for six months following such termination, whichever is greater, and such additional payments relating to incentive, death, retirement, or other matters as may be determined by the board or a committee. In the event his employment is terminated by Citigroup, upon at least 120 days notice, without cause, or by Mr. Weill upon at least 30 days notice in the event of a breach by Citigroup of any of its obligations under the agreement, he will receive a lump sum amount in cash equal to the sum of his annual salary in effect prior to his termination through the effective date of his termination and the amount paid as his annual bonus for the prior fiscal year, prorated for the period of his employment during the fiscal year in which the termination occurs. Following such termination or retirement, Mr. Weill shall be subject to certain non-competition, non-hire, and other provisions in favor of Citigroup. These provisions shall be applicable for the remainder of his life, subject to his ability to opt out after a minimum period of ten years following such termination or retirement. So long as he does not opt out of such provisions, he shall be entitled to receive a supplemental pension benefit equal to a $350,000 annual lifetime annuity and access to Citigroup facilities and services comparable to those currently made available to him by Citigroup consisting of the use of corporate aircraft, car and driver, office, secretary and security arrangements. In addition, pursuant to the agreement by Citigroup’s predecessor in 1986 to match Mr. Weill’s previous employer’s health care benefits, Citigroup will continue to pay, for Mr. Weill’s lifetime and his spouse’s lifetime should she survive him, the premiums and out-of-pocket expenses associated with receipt of health and dental care benefits by Mr. and Mrs. Weill, and life and accidental death and dismemberment as well as disability insurance for Mr. Weill. Mr. Weill will also continue to receive a tax gross-up with respect to the imputed income arising from these benefits. Because neither the future cost of these facilities and services nor Mr. Weill’s usage of them can be predicted, the projected costs cannot be quantified. In addition, for a period of at least ten years following such retirement, Mr. Weill is required under the agreement to provide consulting services and advice to Citigroup for up to 45 days per year for which he will be paid a daily fee for such services equal to his salary rate at the time of his retirement.

Robert Rubin is party to an employment agreement dated as of October 26, 1999 (amended in 2002, 2003, 2004 and 2005), under which he has agreed to serve as Director, Chairman of the Executive Committee and a Member of the Office of the Chairman of Citigroup. The agreement provides that Mr. Rubin would receive a base salary of $1 million annually and a bonus for each year through 2005 of $14 million, the cash portion of which bonus amounts are being deferred. The amounts were prorated for 1999. The agreement provided for a grant in each of 1999 and 2000 of 1.5 million Citigroup stock options, which after giving effect to the 4-for-3 stock split paid on August 25, 2000 and equitable adjustments made in respect of the August 20, 2002 distribution to all stockholders of shares of Travelers Property Casualty Corp., is equivalent to 2.14 million options. Mr. Rubin is eligible to participate in the same compensation programs and to receive the same benefits as are enjoyed by other senior executives and employees of Citigroup. In addition, Mr. Rubin has the use of corporate aircraft and car and driver. Mr. Rubin’s combined age and service satisfy the requirements for retirement for the purposes of all plans and programs of Citigroup (other than any pension plans sponsored by Citigroup or any of its affiliates). If Mr. Rubin terminates his employment under certain circumstances, he is entitled to receive continued payment of salary for 12 months following the date of termination, continued payment with respect to such period of incentive compensation equal to the amount of incentive compensation for the most recent calendar year (prorated for a partial calendar year), the immediate lapse of all restrictions on vesting of any restricted or deferred stock, options or other awards and continued benefits during such period.

Upon Mr. Rubin’s retirement, death or disability his employment will be automatically terminated and he (or his estate) will receive payment of salary through the date of termination, guaranteed unpaid incentive compensation prorated through the date of termination based on the amount of incentive compensation for the most recent calendar year and the immediate lapse of restrictions on and vesting of all restricted or deferred stock, options or other awards. Following any termination, Mr. Rubin would be subject to certain confidentiality and other provisions in favor of Citigroup. In the event of a change of control, Mr. Rubin will be accorded no less favorable treatment in terms of compensation and awards under Citigroup compensation and benefit plans and arrangements as apply to the other member of the Office of the Chairman and will also be entitled to payments sufficient to reimburse him fully on an after-tax basis for any tax under Section 4999 of the IRC as well as any costs associated with resolving the application of such tax to him.

Indebtedness

Before and during 2004, certain executive officers have incurred indebtedness to Smith Barney, a division of Citigroup and a registered broker- dealer, and/or other broker-dealer subsidiaries of Citigroup, on margin loans against securities accounts. The margin loans were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions for other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Other than certain “grandfathered” margin loans, in accordance with SARBANES-OXLEY and the Citigroup Corporate Governance Guidelines, no margin loans may be or were made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citigroup and such loan is made in the ordinary course of business.

Certain transactions involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2004 between Citibank and other Citigroup banking subsidiaries on the one hand and certain directors or executive officers of Citigroup, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Personal loans made to any director, executive officer or member of the management committee must comply with SARBANES-OXLEY and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

Citigroup has established two private investment funds in order to permit certain eligible employees to participate on a leveraged basis in professionally managed private equity investment funds. Participation by executive officers in these plans is on the same terms as those offered to all other employees eligible to participate. In addition, any leverage by Citigroup in connection with an employee’s investment in a fund is provided pursuant to a legally binding commitment entered into prior to the enactment of the prohibition on loans to executive officers under both SARBANES-OXLEY and Citigroup’s Corporate Governance Guidelines. All such loans are therefore “grandfathered” and permissible under SARBANES-OXLEY and Citigroup’s Corporate Governance Guidelines. The funds, SSB Capital Partners I, LP and Citigroup Employee Fund of Funds I, LP, were formed in 2000 and invest together via a master fund. Citigroup matches each dollar invested by an employee with an additional two dollar commitment to each fund in which an employee has invested, up to a maximum of $1 million in the aggregate for all funds in which the employee has invested. Citigroup’s match is made by a loan to the fund or funds in which the employee has invested. Each employee, subject to vesting, receives the benefit of any increase in the value of each fund in which he or she invested attributable to the loan made by Citigroup, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment. One-half of the loan is full recourse to the employee and the other half is non-recourse to the employee. Before any distributions are made to an employee, distributions are paid to Citigroup to pay interest on and to repay the loan. No distributions have been paid by either fund. Interest on the loans accrues quarterly at a rate determined from time to time by Citigroup as of the first business day of each quarter equal to the greater of (i) the three-month London Inter-Bank Offered Rate plus 75 basis points (as determined by Citigroup), and (ii)

the short-term applicable federal rate calculated in accordance with Section 1274(d) of the IRC (as determined by Citigroup). Certain executive officers are investors in the funds. During 2004, Citigroup made loans in excess of $60,000 to the following current and former executive officers with the exact amounts set forth below opposite each person’s name:

Executive Officer	SSB Capital Partners I, LP Amount of Loan	Citigroup Employee Fund of Funds I, LP Amount of Loan
Winfried F.W. Bischoff	$ 61,952	$441,983
David C. Bushnell	206,152	307,000
Michael A. Carpenter	184,789	327,000
Robert Druskin	102,542	404,000
Stanley Fischer	N/A	100,000
Thomas W. Jones *	N/A	500,000
Victor J. Menezes *	N/A	500,000
Charles Prince	41,658	161,000
Todd S. Thomson	73,702	111,000

*	Neither Mr. Jones nor Mr. Menezes was an executive officer at December 31, 2004.

Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation

Officers and employees of Citigroup and members of their immediate families who share their homes or are financially dependent upon them who wish to purchase or sell securities in brokerage transactions are generally required by Citigroup’s policies to do so through a Citigroup broker-dealer affiliate. Citigroup’s affiliates also may, from time to time, enter into transactions on a principal basis involving the purchase or sale of securities, derivative products and other similar transactions in which our directors, officers and employees, or members of their immediate families have an interest. All of these transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other similarly situated customers. For certain transactions with officers and employees, these affiliates may offer discounts on their services.

Citigroup has established funds that employees have invested in. In addition, certain of our directors and executive officers have from time to time invested their personal funds directly or directed that funds for which they act in a fiduciary capacity be invested in funds arranged by Citigroup’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our directors, executive officers, or employees. Other than certain “grandfathered” investments, in accordance with SARBANES-OXLEY and the Citigroup Corporate Governance Guidelines, executive officers may invest in certain Citigroup-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

In 2004 Citigroup performed investment banking, financial advisory and other services in the ordinary course of our business for certain organizations in which some of our directors are officers or directors. Citigroup may also, in the ordinary course of business, have sponsored investment opportunities in which such organizations participated. In addition, in the ordinary course of business, Citigroup may use the products or services of organizations in which some of our directors are officers or directors.

State Street Bank and Trust Company may be deemed to have beneficially owned more than 5% of the outstanding shares of Citigroup common stock as of December 31, 2004. During fiscal 2004, Citigroup engaged in transactions in the ordinary course of business with State Street and certain of its affiliates. State Street acts as custodian for Citigroup’s 401(k) plan for U.S. employees. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. CitiStreet, a 50/50 joint venture of Citigroup and State Street, is a global benefits delivery firm that serves more than nine million benefit plan participants. CitiStreet contributed $17 million of revenue to Citigroup in 2004.

Except for Roberto Hernández, Charles Prince, Robert Rubin, Sanford Weill and Robert

Willumstad, no director is a current or former officer or employee of Citigroup or any of its subsidiaries.

Other than Ann Jordan, Dudley Mecum, Franklin Thomas and Arthur Zankel, the persons listed on page 30 were the only members of the personnel and compensation committee during 2004.

Certain directors and executive officers have immediate family members who are employed by Citigroup or a subsidiary. The compensation of each such family member was established by Citigroup in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in the employment relationships nor do any of them share a home with these employees. These employees are seven of the approximately 300,000 employees of Citigroup. None of them is, or reports directly to, any executive officer of Citigroup.

An adult child of Ann Dibble Jordan, a director, was employed in Citigroup’s corporate human resource area for a portion of 2004 and received 2004 compensation of $131,250. At December 31, 2004, this individual was no longer employed by Citigroup. An adult child of Franklin Thomas, a director, is employed in Citigroup’s Private Client business and received 2004 compensation of $276,869 and 500 options. An adult child of Robert Druskin, an executive officer, is employed in Citigroup’s Global Corporate and Investment Bank and received 2004 compensation of $2,750,000 and 9,620 options. An adult spouse of another adult child of Robert Druskin is employed in Citigroup’s Global Corporate and Investment Bank and received 2004 compensation of $300,000. A sister-in-law of Marjorie Magner, an executive officer, is employed in Citigroup’s Global Consumer business and received 2004 compensation of $79,844. A sibling of Charles Prince, a director and Chief Executive Officer, is employed in Citigroup’s Global Corporate and Investment Bank and received 2004 compensation of $165,000. A sibling of Robert Willumstad, a director and executive officer, is employed in Citigroup’s Global Consumer business and received 2004 compensation of $232,444 and 700 options. Similarly to options granted to all other employees, all options described above were granted in January 2004 at fair market value.

The spouse of Charles Prince, the Chief Executive Officer and a director of Citigroup, is a partner in a law firm that performs legal services for Citigroup and its subsidiaries. She has never performed legal services for Citigroup or any of its subsidiaries. In order to ensure that she has no interest in the revenues the firm receives from its business relationship with Citigroup (a) she agreed with the firm that she will not work on matters for Citigroup or any of its subsidiaries; and (b) her income, following her marriage to Mr. Prince in the second half of 2003, was and, for each year thereafter, will be, proportionately reduced by the percentage of the firm’s revenues attributable to Citigroup and any of its subsidiaries.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The audit and risk management committee has selected KPMG as the independent registered public accounting firm of Citigroup for 2005. KPMG has served as the independent registered public accounting firm of Citigroup and its predecessors since 1969.

Arrangements have been made for a representative of KPMG to attend the annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following is a description of the fees earned by KPMG, which includes those fees billed to Citigroup as well as those not yet billed, for services rendered to Citigroup for the years ended December 31, 2003 and December 31, 2004:

Audit Fees:    Audit fees include fees paid by Citigroup to KPMG in connection with the annual integrated audit of Citigroup’s consolidated financial statements and internal controls over financial reporting, KPMG’S audits of subsidiary financial statements and KPMG’S review of Citigroup’s interim financial statements. Audit fees also include fees for services performed by KPMG that are closely related to the audit and in many cases could only be provided by our independent registered public accounting firm. Such services include comfort letters and consents related to SEC registration statements and other capital raising activities and certain reports relating to Citigroup’s regulatory filings, reports on internal control reviews required by regulators, and accounting advice on completed transactions. The aggregate fees earned by KPMG for audit services rendered to Citigroup and its subsidiaries for the years ended December 31, 2003 and December 31, 2004 totaled approximately $39.8 million and $55.0 million, respectively. The fees for the year ended December 31, 2004 include audit fees related to the audit of internal control over financial reporting under SARBANES-OXLEY Section 404.

Audit Related Fees:    Audit related services include due diligence services related to contemplated mergers and acquisitions, accounting consultations, internal control reviews not required by regulators, securitization related services, employee benefit plan audits and certain attestation services as well as certain agreed upon procedures. The aggregate fees earned by KPMG for audit related services rendered to Citigroup and its subsidiaries for the years ended December 31, 2003 and December 31, 2004 totaled approximately $5.1 million and $8.0 million, respectively.

Tax Fees:    Tax fees include corporate tax compliance, counsel and advisory services. As noted below, tax counsel and advisory services will no longer be provided by KPMG. The aggregate fees earned by KPMG for the tax related services rendered to Citigroup and its subsidiaries for the years ended December 31, 2003 and December 31, 2004 totaled approximately $8.5 million and $6.2 million, respectively.

Of the $6.2 million of tax fees earned by KPMG in 2004, approximately $5.2 million was related to tax compliance services and $1.0 million was tax counsel and advisory services which will mostly be discontinued under the new policy described below. Of the $8.5 million of tax fees earned by KPMG in 2003, approximately $4.8 million was related to tax compliance services, $0.4 million was related to expatriate tax services which were contracted for prior to Citigroup’s adoption of its policy prohibiting the engagement of KPMG for such services, and the balance, approximately $3.3 million, was related to tax counsel and advisory services.

All Other Fees:    The aggregate fees earned by KPMG for all other services rendered to Citigroup and its subsidiaries for matters such as general consulting for the year ended December 31, 2003 totaled approximately $0.1 million. For the year ended December 31, 2004, all other fees were less than $0.1 million.

Citigroup has not engaged KPMG for any additional non-audit services other than those permitted under its policy unless such services were individually approved by the Citigroup audit and risk management committee.

Approval of Independent Registered Public Accounting Firm Services and Fees

Citigroup’s audit and risk management committee has reviewed and approved all fees charged by Citigroup’s independent registered public accounting firm, and actively monitored the relationship between audit and non-audit services provided. The audit and risk management committee has concluded that the provision of services by KPMG was consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions. Effective January 1, 2003, Citigroup adopted a policy that it would no longer engage its primary independent registered public accounting firm for non-audit services other than “audit related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chair of the audit and risk management committee and presented to the full committee at its next regular meeting. The policy also includes limitations on the hiring of KPMG partners and other professionals to ensure that we satisfy the SEC’S auditor independence rules.

During 2004, the following changes were made in Citigroup’s policy for approval of audit fees and services. Pre-approval of the audit and risk management committee is required for all internal control engagements and, effective December 31, 2004, Citigroup further restricted the scope of tax services that may be provided by KPMG and determined that it will no longer use KPMG for tax advisory services, including consulting and tax planning, except as related to tax compliance services.

Under the Citigroup policy approved by the audit and risk management committee, the committee must pre-approve all services provided by Citigroup’s independent registered public accounting firm and fees charged. The committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit related fees, tax fees and other fees with specific dollar value limits for each category of service. During the year, the committee periodically monitors the levels of KPMG fees against the pre-approved limits. The audit and risk management committee also considers on a case by case basis and, if appropriate, approves specific engagements that are not otherwise pre-approved. Beginning in 2004 they also individually reviewed internal control engagements. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chair of the audit and risk management committee for approval and to the full audit and risk management committee at its next regular meeting.

Administration of the policy is centralized in, and monitored by, Citigroup senior corporate financial management, which reports throughout the year to the audit and risk management committee.

The board recommends that you vote for ratification of KPMG as Citigroup’s independent registered public accounting firm for 2005

Proposal 3: Approval of Amended and Restated Citigroup 1999 Stock Incentive Plan

On January 18, 2005, the personnel and compensation committee recommended, and on January 19, 2005, the board of directors unanimously approved, amendments to the Citigroup 1999 stock incentive plan (1999 plan), which will become effective on April 19, 2005, if approved by stockholders at our annual meeting. A copy of the 1999 plan, as amended and restated, is attached as Annex F.

Approval of the proposed amendments to the 1999 plan will result in 250 million shares being added to the shares available for awards under the 1999 plan, but, as a result of the termination of our other existing plans, the total number of shares available for grant under all of our equity plans will be reduced by approximately 100 million shares. As part of this proposal, existing equity plans with approximately 354.11 million shares available for grant as of January 31, 2005, will be terminated with respect to new awards. One of the plans that will be terminated contains an “evergreen” feature and is not scheduled to expire until December 31, 2006. This feature will cause the number of shares available for grant to automatically increase on January 1, 2006, by 1.5% of outstanding common stock and common share equivalents on December 31, 2005, if the proposal to amend the 1999 plan and terminate the other existing plans is not approved. This proposal will also allow us to administer all of our equity award programs under one stockholder-approved plan, rather than the several plans under which they are administered now.

The 1999 plan, as amended, includes the following features that protect the interests of our stockholders:

•	Administration by a committee composed entirely of independent directors.

•	A fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature.

•	Minimum vesting periods that preclude new awards from vesting more rapidly than ratably over a three-year period (except in certain limited circumstances) will apply to at least 80% of shares that may be awarded; the personnel and compensation committee will have discretion to award up to 20% of the shares on different terms for recruitment and retention purposes.

•	Exercise prices must be at least 100% of fair market value on the date of the award.

•	Awards may not be re-priced.

•	No new reload options will be granted (unless required by the terms of currently outstanding options).

•	No material amendments will be made without the approval of stockholders.

•	No awards after April 30, 2009; any awards after that date will be made under a new stockholder-approved plan.

We discuss below how the proposal to amend the 1999 plan will reduce the total number of shares available for grant, and the benefits of doing so. This is followed by a summary of the terms and provisions of the 1999 plan, as amended.

Shares Available for Grant under Existing Plans

We grant equity awards in the form of restricted and deferred stock awards to employees in nearly 100 countries pursuant to a variety of equity award programs, under which some participants may elect to receive non-qualified stock options in lieu of all or a portion of their restricted or deferred stock award. Most of our equity awards are currently being granted under five separate plans — the 1999 plan, the Travelers Group capital accumulation plan (Travelers plan), the 1997 Citicorp stock incentive plan (Citicorp plan), and the Citigroup 2000 employee stock purchase plan (stock purchase plan), all of which have been approved by stockholders, and the Citigroup employee incentive plan (employee incentive plan), which has not been approved by stockholders. Approximately 110,000 shares are available for grant as restricted stock awards to non-employee insurance agents under a plan (agency plan) that has not been approved by stockholders. It is expected that currently outstanding awards under the agency plan will vest, and that the agency plan will be terminated, effective upon the sale of Travelers Life & Annuity Company to MetLife, Inc. which is expected to occur later this year.

As of December 31, 2004, there were 374.19 million shares available for grant under all Citigroup equity compensation plans (excluding the agency plan and the stock purchase plan). The stock purchase plan is qualified under Section 423 of the IRC, and provides only for the purchase of Citigroup common stock by eligible employees pursuant to offerings that may be made from time to time in accordance with the terms of the plan. As of December 31, 2004, 63.73 million shares were available for future offerings under the stock purchase plan.

Table I shows the number of shares remaining available for grant as of December 31, 2004, under our equity plans with shares currently available for grant, and the scheduled expiration date of each plan. These plans which — for purposes of this discussion — do not include the stock purchase plan and the agency plan, are referred to throughout the rest of this proposal as the existing plans.

Table I
Plan	Options/Shares Available for Grant (at December 31, 2004) (in millions)(1)	Plan Expiration Date
Travelers plan	7.44	Indefinite
Citicorp plan	310.99	December 31, 2006
Employee incentive plan	5.20	Indefinite
1999 plan	50.56	April 30, 2009
Total	374.19
(1)	Does not include an additional 79.41 million shares that became available for grant on January 1, 2005, or the approximately 80 million shares that will become available for grant on January 1, 2006, pursuant to the Citicorp plan’s “evergreen” feature, which automatically increases the number of shares available for grant on every January 1 by 1.5% of the common shares and equivalents outstanding on the prior December 31. These shares will not be available for grant if the proposal to amend the 1999 plan is approved.

On January 1, 2005, an additional 79.41 million shares became available for grant pursuant to the “evergreen” feature of the Citicorp plan, and on January 2 and January 18, 2005, Citigroup granted awards of restricted and deferred stock and stock options covering a total of approximately 51.21 million shares. Adjusting the total number of shares available for grant under the existing plans as of December 31, 2004, to reflect this activity, we estimate that there currently are approximately 402.40 million shares available for future grant under the existing plans, approximately 48.28 million of which are currently available for grant under the 1999 plan, as shown on Table II below. This number does not include shares that became available for grant in respect of canceled or expired awards, and shares used to pay taxes, or awards made to new hires since December 31, 2004.

Table II
Plan	Options/Shares Available for Grant (in millions)
	at December 31, 2004	current estimate(1)
Existing plans (excluding the 1999 plan)	323.63	354.11	(2)
1999 plan	50.56	48.28
Total	374.19	402.40
(1)	Reflects approximately 51.21 million shares subject to awards granted on January 2 and January 18, 2005. Does not reflect certain other routine activity since December 31, 2004, such as canceled and expired awards, and shares used to pay taxes upon the vesting or exercise of awards, all of which would increase the total shares available for grant. Also not reflected are equity awards to new hires since December 31, 2004, which would decrease the total shares available for grant.
(2)	Includes 79.41 million shares that became available for grant on January 1, 2005, pursuant to the Citicorp plan’s “evergreen” feature.

Termination of Existing Plans

If the proposal to amend the 1999 plan is approved, the Travelers plan, the Citicorp plan and the employee incentive plan will be terminated. Awards previously granted under these plans will continue to be governed by the terms of the plans under which they were granted and will not be affected by their termination. However, no new grants will be made from these plans, and no additional shares will become available for grant pursuant to the “evergreen” feature of the Citicorp plan, which, on January 1, 2006, would otherwise increase the shares available for grant by 1.5% of the total common shares and equivalents outstanding on December 31, 2005 (estimated to be 80 million shares based on the current number of outstanding shares).

Net Reduction in Total Shares Available for Grant

Under the proposed amendments to the 1999 plan, 250 million shares will be added to the shares available for grant as stock options or other stock awards under the 1999 plan as of the effective date of the amendments. Terminating the other existing plans, however, will reduce the total shares currently available for grant under all of our existing plans from approximately 402.4 million shares to approximately 298.28 million shares, which is a net reduction of approximately 100 million shares, as shown on Table III below.

Table III
Plan	Current Estimate of Options/Shares Available for Grant (in millions)
	before approval of proposal		if proposal is approved
Existing plans (excluding 1999 plan)	354.11	(1)	0
1999 plan	48.28	(1)	298.28	(2)
Total	402.40	(1)	298.28	(2)
(1)	See notes to Table II.
(2)	This number will be fixed and cannot be changed (except as permitted by the 1999 plan in the event of a stock split or other change in our capital structure).

Following the effective date of the amendments to the 1999 plan, the only other equity plan that we will continue to operate is the stock purchase plan, under which there are approximately 63.73 million shares available for future stock purchase plan offerings, as of December 31, 2004. The agency plan will be terminated upon the sale of Travelers Life & Annuity Company to MetLife, Inc., which we expect to occur later this year.

Net Reduction in “Overhang”

“Overhang” refers to a ratio used to measure the potential stockholder dilution represented by outstanding employee equity awards and shares available for future grants. We monitor simple overhang and fully diluted overhang, which are calculated as follows:

Simple overhang	=	Outstanding awards + Shares available for grant
Common shares outstanding

Fully diluted overhang	=	Outstanding awards + Shares available for grant
Common shares outstanding + Outstanding awards + Shares available for grant

Using the number of shares of common stock outstanding on the record date (approximately 5.22 billion), our simple overhang and fully diluted overhang are stated below, based on the estimate of total shares available for grant under existing plans and the total shares that would be available for grant if the proposal to amend the 1999 plan were approved (as reported in Table III, above, and including shares available under the stock purchase plan). For purposes of the overhang calculations, outstanding awards cover 401.01 million shares of common stock underlying outstanding stock options, deferred stock awards and stock purchase plan agreements. These figures include awards outstanding under the existing plans, the stock purchase plan, and other plans that have been terminated with respect to new awards. Shares underlying outstanding (unvested) restricted stock awards are not included in outstanding awards because they are already reflected in the number of common shares outstanding. At December 31, 2004, there were 79.46 million shares underlying outstanding restricted stock awards, and 33.33 million shares underlying outstanding deferred stock awards.

	Currently under existing plans	If proposal is approved
Simple overhang	.17	.13
Fully diluted overhang	.14	.12

Description of the Citigroup 1999 stock incentive plan, as amended and restated (subject to stockholder approval)

The following is a brief description of certain important features of the amended and restated 1999 plan, the full text of which is attached as Annex F. This summary is qualified in its entirety by reference to Annex F.

If the proposal to amend the 1999 plan is approved, we intend to promptly file a registration statement on Form S-8 registering the additional shares under the Securities Act of 1933, as amended.

General.  The 1999 plan provides for various types of awards denominated in shares of Citigroup common stock to employees, officers, non-employee directors and agents of Citigroup and its participating subsidiaries. The purposes of the 1999 plan are to attract and retain such persons by providing competitive compensation opportunities, to provide incentives for those who contribute to the long-term performance and growth of Citigroup, and to align employee interests with those of our stockholders.

Administration.  The 1999 plan is administered by the personnel and compensation committee of the board. All members of the committee must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of Section 162(m) of the IRC. With respect to participants who are directors, the plan may be administered by the board.

The committee has the authority to administer and interpret the 1999 plan, to determine the employees to whom awards will be made under the 1999 plan and, subject to the terms of the 1999 plan, the type and size of each award, the terms and conditions for vesting, cancellation and forfeiture of awards and the other features applicable to each award or type of award. The committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate with respect to the administration of the 1999 plan, subject to the minimum vesting requirements of the 1999 plan, the prohibitions in the 1999 plan against re-pricing, the provisions of Sections 162(m) and 409A of the IRC and any applicable laws or exchange rules.

The committee may delegate some or all of its authority over administration of the 1999 plan to one or more officers or directors, except with respect to persons who are Section 16(a) officers or covered employees (as defined in the 1999 plan).

Eligibility.  All “employees” of Citigroup — within the broad definition set forth in the instructions to the SEC’s Form S-8 registration statement — are eligible to receive awards under the 1999 plan. This definition includes non-employee directors of Citigroup and exclusive and non-exclusive insurance agents. Participation is discretionary —awards are subject to approval by the committee.

Shares Subject to the Plan.  The maximum number of shares of Citigroup common stock that may be subject to awards during the remaining term of the 1999 plan is the number of shares available for grant on the effective date of the amendments (approximately 48.28 million shares as of January 31, 2005) plus an additional 250 million shares if the amendments to the 1999 plan are approved by stockholders. The NYSE closing price of a share of Citigroup common stock on February 28, 2005, was $47.72.

The maximum number of shares of Citigroup common stock that may be issued under the 1999 plan will not be affected by the payment in cash of dividends or dividend equivalents in connection with outstanding awards, the granting or payment of stock-denominated awards that by their terms may be settled only in cash, or awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who have become employees as a result of a merger, consolidation, or acquisition or other corporate transaction involving Citigroup or a subsidiary.

Shares of Citigroup common stock issued in connection with awards under the 1999 plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. If an award under the 1999 plan is forfeited, canceled, terminated or expires prior to the issuance of shares, the shares subject to the award will be available for future grants under the 1999 plan. Shares subject to outstanding awards granted under other plans shall not be subject to future issuance under the 1999 plan, if such awards are forfeited, canceled, terminated or expire prior to the issuance of shares. Shares used by a participant to exercise an option, and shares withheld or sold to cover the withholding tax liability associated with the exercise of an option are not counted toward the maximum number of shares that may be issued under the 1999 plan.

Limit on Awards.  The aggregate number of shares of Citigroup common stock that may be subject to awards of stock options and stock appreciation rights to any one employee may not exceed 50 million during the entire life of the plan. Shares subject to previously granted awards count against this limit, as do shares subject to awards that are forfeited or expired, and shares used to pay taxes.

Types of Awards.  The following types of awards may be granted under the 1999 plan, as amended. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the committee, in its sole discretion, subject to such limitations as are provided in the plan. The number of shares subject to any award is also determined by the committee, in its discretion. Under the 1999 plan, 80% of the shares available for awards may not be subject to awards that vest more rapidly than ratably over three years (except in certain circumstances, such as death, retirement or involuntary termination of employment, and as described below). This three-year minimum vesting schedule will not apply to the extent that any award would become vested upon the achievement of performance objectives over a period of at least one year, and such objectives are in fact achieved. The minimum vesting schedule will also not apply to any reload options that we may be called upon to grant pursuant to the terms of currently outstanding reload options, which provide for reload grants that vest after six months (and the same expiration date as the underlying option), if certain conditions are met, including a 20% increase in the stock price over the option exercise price. At the committee’s discretion, the remaining 20% of the shares available under the plan may be subject to other types of awards that vest in full in less than three years.

Restricted Stock.  A restricted stock award is an award of outstanding shares of Citigroup common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the committee, and which may be forfeited if conditions to vesting are not met. Participants generally receive dividend payments on the shares subject to their award during the vesting period, and are also generally entitled to indicate a voting preference with respect to the shares underlying their awards.

Deferred Stock.  A deferred stock award is an unfunded, unsecured promise to deliver shares of Citigroup common stock to the participant in the future, if the participant satisfies the conditions to vesting, as determined by the committee. Participants do not have voting rights, but generally receive dividend equivalent payments during the vesting period.

Stock Unit.  A stock unit is an award denominated in shares of Citigroup common stock that may be settled either in shares and/or cash, subject to terms and conditions determined by the committee.

Stock Payment.  The committee may issue unrestricted shares of Citigroup common stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the committee shall determine. A stock payment may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the IRC), or to provide incentives or recognize special achievements or contributions. Stock payments may be made only from the 20% of the shares authorized for awards under the 1999 plan that are not subject to the minimum vesting period described above.

Non-Qualified Stock Options.  An award of a non-qualified stock option under the 1999 plan grants a participant the right to purchase a certain number of shares of Citigroup common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of Citigroup common stock on the grant date. The term of a non-qualified stock option may not exceed 10 years from the date of grant. The exercise price may be paid with cash, shares of Citigroup common stock already owned by the participant, or with the proceeds from a sale of the shares subject to the option. A non-qualified stock option is an option that does not qualify under Section 422 of the IRC.

Incentive Stock Options.  An incentive stock option is a stock option that meets the requirements of Section 422 of the IRC, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than 10 years, and that the option be granted from a plan that has been approved by stockholders. If certain holding period requirements are met and there is no disqualifying disposition of the shares, the participant will be able to receive capital gain (rather than ordinary income) treatment with respect to any gain related to the exercise of the option.

Stock Appreciation Rights (SARs).  A SAR, upon exercise, entitles the participant to receive an amount equal to the difference between the fair market value of Citigroup common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of fair market value of a share of Citigroup common stock on the grant date) times the number of shares subject to the SAR. A SAR may be granted in substitution for a previously granted option, and if so, the exercise price of any such SAR may not be less than 100% of the fair market value of Citigroup common stock as determined at the time the option for which it is being substituted was granted. Payment to a participant upon the exercise of a SAR may be in cash and/or shares of Citigroup common stock. Participants who are subject to United States federal income tax may not be awarded SARs if such grant constitutes deferred compensation within the meaning of Section 409A of the IRC.

Payment of Exercise Price.  Payment of the exercise price of a non-qualified stock option or incentive stock option may be made in cash or, if permitted by the committee, by tendering shares of Citigroup common stock owned by the participant and acquired at least six (6) months prior to exercise, having a fair market value equal to the exercise price, by a combination of cash and shares of Citigroup common stock or by authorizing the sale of shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price. Additionally, the committee may provide that stock options can be net exercised — that is, to be exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares.

Prohibition Against Re-pricing.  The 1999 plan prohibits the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a re-pricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of awards.

Limitation of Reload Options.  The 1999 plan prohibits the grant of reload options, except upon the exercise of previously granted options (under any previously existing plan, including the 1999 plan, prior to its amendment) that included a reload feature, or upon the exercise of such subsequently granted reload options.

Additional Forfeiture Provisions.  Awards granted under the 1999 plan are subject to forfeiture if, after a termination of employment, the participant engages in certain activities that are materially injurious to or in competition with Citigroup.

Non-U.S. Participants.  To accommodate differences in local law, tax policy or custom, awards granted to employees who are not U.S. nationals or who are employed outside the U.S. may be subject to special terms, conditions and documentation as provided by the committee.

Deferrals.  The committee may postpone the exercise of awards, or the issuance or delivery of shares or cash pursuant to any award for such periods and upon such terms and conditions as the committee determines, but not in contravention of Section 409A of the IRC. In addition, the committee may, but not in contravention of Section 409A of the IRC, determine that all or a portion of a payment to a participant, whether in cash and/or shares, will be deferred in order to prevent Citigroup or any subsidiary from being denied a United States federal income tax deduction with respect to an award granted under the 1999 plan.

Non-Transferability.  During the vesting period, and prior to the lapse of any sale restriction on shares delivered in an option exercise, awards granted under the 1999 plan and sale restricted shares are not transferable other than by will or the laws of descent and distribution. During a participant’s lifetime, all rights with respect to an award may be exercised only by the participant. However, the committee may permit non-qualified stock options, or shares issued as a result of an option exercise that are subject to a restriction on transferability, to be transferred one time to a participant’s immediate family member or a trust for the benefit of a participant’s immediate family members.

Adjustments.  The maximum number of shares available for issuance under the 1999 plan, the number of shares covered by outstanding awards, the exercise price applicable to outstanding awards and the limit on awards to a single employee may be adjusted by the committee if it determines that any stock split, extraordinary dividend, stock dividend, distribution (other than ordinary cash dividends), recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event equitably requires such an adjustment. The committee, however, may not amend an outstanding award for the sole purpose of reducing its exercise price.

Change of Control.  Upon a “Change of Control,” as defined in the 1999 plan, as determined by the committee, the committee, may, in its discretion, accelerate, purchase, adjust, modify or terminate awards or cause awards to be assumed by the surviving corporation in a corporate transaction. To the extent necessary to comply with the requirements of Section 409A of the IRC, the committee may delay the distribution of benefits that would otherwise be triggered under the change of control provisions of the 1999 plan.

Amendment and Termination.  The 1999 plan may be further amended or terminated by the committee at any time, provided that no amendment that would require stockholder approval under applicable law or regulation (including the rules of any exchange on which the shares are listed for trading) or under the IRC, including but not limited to Section 162(m), may become effective without stockholder approval, and, provided further, that no amendments to the 1999 plan will permit Citigroup to re-price any outstanding awards. A termination, suspension or amendment of the 1999 plan may not adversely affect the rights of any participant with respect to a previously granted award, without the participant’s written consent.

Duration.  The 1999 plan will terminate on April 30, 2009, unless terminated earlier by the board.

Plan Benefits.  Future benefits under the amended 1999 plan are not currently determinable; however, the benefits to any director, officer or employee from future equity awards will not increase solely because of approval of the amendments to the 1999 plan. In fact, approval of the proposal to amend the 1999 plan will reduce the total number of shares that are currently available for future awards. Whether future awards are made depends on committee actions, and even in cases where the terms of employee contracts call for guaranteed bonuses to be paid as stock awards, or otherwise provide for any type of equity awards, all equity awards are subject to vesting conditions, so the monetary benefits to be gained from any equity award will ultimately depend on the future price of Citigroup common stock, among other factors.

SEC rules require that we provide the disclosure contained in the following table. Under these rules, we are required to show the awards that would have been made had the amended 1999 plan been in effect in 2004. As many of the provisions of the 1999 plan are the same as they were prior to its amendment, the table shows the estimated dollar value of awards actually granted to the persons (or groups of persons) indicated during 2004. The awards listed below for our covered executives are already included in the tables shown on pages 38 and 43, and are not additional awards.

Citigroup 1999 Stock Incentive Plan, as amended and restated

(subject to stockholder approval)

New Plan Benefits

THE AWARDS IN THIS TABLE FOR THE COVERED EXECUTIVES ARE INCLUDED IN THE TABLES
ON PAGES 38 AND 43 OF THIS PROXY STATEMENT AND ARE NOT ADDITIONAL AWARDS.

Persons or Groups of Persons	Dollar Value ($)(1)	Number of Units(2)
		Stock Awards	Options
Sanford I. Weill Chairman	$2,935,809	0	562,003
Charles Prince, CEO	5,400,288	84,678	266,155
Robert Druskin, CEO and President, Global Corporate and Investment Bank	3,379,007	48,918	179,545
Robert E. Rubin, Chairman of the Executive Committee and Member of the Office of the Chairman	4,848,058	100,624	0
Robert B. Willumstad, President and Chief Operating Officer	5,255,844	69,095	329,611
Executive Group(3)	47,379,293	695,325	2,459,827
Non-Executive Director Group	2,347,793	40,767	67,626
Non-Executive Officer Employee Group	2,087,713,758	37,941,936	37,520,393
(1)	Represents combined value of restricted or deferred stock awards awarded in 2004 in respect of 2003 (shown in the Summary Compensation Table under “Restricted Stock Awards” for 2003, excluding the retention awards described in footnote B thereto) and stock option grants made in 2004 (shown in the 2004 Option Grants table). Stock awards have been valued at the NYSE closing price of Citigroup stock on December 31, 2004, of $48.18; however, stock awards in the Summary Compensation Table were valued at the fair market value on the grant date. Stock options have been valued at the grant date using a binomial valuation model.
(2)	Reflects the number of shares of Citigroup common stock subject to the restricted or deferred stock award or stock option grant, as indicated.
(3)	Includes the five executives named above.

Certain United States Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the 1999 plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock. A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at that time. Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the IRC within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income, which is subject to the same rate as capital gains income.

Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citigroup will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, Citigroup will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Deferred Stock. A participant will generally not recognize taxable income on the grant of a deferred stock award until shares subject to the award are distributed. The amount of this ordinary income will be the fair market value of the shares of Citigroup common stock on the date of distribution. Any dividend equivalents paid on the unvested deferred stock awards are taxable as ordinary income when paid to the participant.

Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citigroup will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Citigroup will also be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

Stock Units. Awards of stock units that are subject to a substantial risk of forfeiture are treated, for federal income tax purposes, in substantially the same manner as deferred stock awards described above.

Stock Awards. A participant will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citigroup will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Non-Qualified Stock Options. Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option provided the exercise price of the option is equal to the fair market value of the underlying stock at the time of grant. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Citigroup common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citigroup will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss, including any sale of shares freed from sale restrictions to fund the payment of taxes incurred at exercise.

Incentive Stock Options (ISOs). No taxable income is recognized by a participant on the grant of an ISO. If a participant exercises an ISO in accordance with the terms of the ISO and does not dispose of the shares acquired within two years from the date of the grant of the ISO nor within one year from the date of exercise, the participant will be entitled to treat any gain related to the exercise of the ISO as capital gain (instead of ordinary income), and Citigroup will not be entitled to a deduction by reason of the grant or exercise of the ISO. If a participant holds the shares acquired for at least one year from the exercise date and does not sell or otherwise dispose of the shares for at least two years from the grant date, the participant’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the participant’s basis in the shares acquired. If a participant sells or otherwise disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date (or, if less, the amount realized upon disqualifying disposition) over the participant’s tax basis in the shares acquired. Additionally, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the participant. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citigroup will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition.

Stock Appreciation Rights (SARs). The 1999 plan provides that only stock settled SARs with an exercise price equal to the fair market value of Citigroup common stock on the date of grant may be granted to participants who are U.S. taxpayers. Generally, participants who are U.S. taxpayers will not recognize taxable income upon the grant of a stock settled SAR, but will recognize ordinary income upon the exercise of a stock settled SAR in an amount equal to the difference between the fair market value of the Citigroup common stock received from the exercise of the SAR and the amount, if any, paid by the participant in connection with the exercise of the SAR. The participant will recognize ordinary income upon the exercise of a SAR regardless of whether the shares of Citigroup common stock acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The participant’s basis in the shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The participant’s holding period for shares acquired pursuant to the exercise of a SAR begins on the exercise date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, upon the exercise of a SAR, Citigroup will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the participant.

Withholding. Citigroup and each subsidiary that participates in the 1999 plan retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes, required by law or regulation to be withheld with respect to any taxable event as a result of the 1999 plan.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the IRC limits the deduction to Citigroup for compensation paid to certain executive officers to $1 million per executive per taxable year unless such compensation is considered “qualified performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m). The 1999 plan is designed so that options and SARs qualify for this exemption, and it permits the committee to grant other awards designed to qualify for this exemption.

The accelerated vesting of awards under the 1999 plan upon a change of control of Citigroup could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the IRC), which payments are subject to a 20% excise tax imposed on the participant. Citigroup would not be able to deduct the excess parachute payments made to a participant.

The board recommends that you vote for approval of the amendments to the Citigroup 1999 stock incentive plan

Equity Compensation Plan Information

Most of the equity awards made by Citigroup have been granted under four stockholder approved plans — the 1999 plan; the Travelers plan; the Citicorp plan; and the stock purchase plan. A small percentage of equity awards have been granted under several plans that have not been approved by stockholders, primarily the employee incentive plan. Generally, awards under all of the plans are made to employees who participate in Citigroup’s stock option, stock award or stock purchase programs.

All of the plans are administered by the personnel and compensation committee, which is comprised entirely of non-employee independent directors. Persons eligible to participate in Citigroup’s equity plans are selected by management from time to time and approved by the committee.

Please refer to Proposal 3 in this proxy statement for details regarding proposed amendments to the 1999 plan and termination of our other plans.

Equity Compensation Plan Information Table

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by securityholders	336,505,047	(1)	$38.81	(2)	432,722,600	(3)
Equity compensation plans not approved by securityholders	22,964,441	(4)	46.71	(5)	5,311,020	(6)
Total	359,469,488		39.28		438,033,620

Notes to Equity Compensation Plan Information Table

(1) Includes 29.55 million shares issuable upon the vesting of deferred stock awards. Does not include an aggregate of 11.68 million shares subject to outstanding options under plans assumed by Citigroup in connection with mergers and acquisitions. Citigroup has not made any awards under these plans, and they are not considered as a source of shares for future awards. The weighted-average exercise price of such options is $37.57 per share. Some of the assumed options also entitle the holders to receive an aggregate of up to 281,566 Litigation Tracking Warrants (LTWs). The LTWs were issued in 1998 to holders of the outstanding common stock of Golden State Bancorp Inc. (GSB), and were assumed by Citigroup upon the acquisition of GSB in 2002. The LTWs, which are listed on the NASDAQ National Market under the trading symbol GSBNZ, could become exercisable for shares of Citigroup common stock and cash upon the occurrence of certain events. The number of shares for which each LTW may become exercisable, if any, will depend on factors existing at such time, including the number of LTWs that remain outstanding.

(2) As described in footnote 1 above, does not include 11.68 million shares subject to outstanding options under certain plans assumed by Citigroup in connection with mergers and acquisitions, and 29.55 million shares subject to deferred stock awards.

(3) Includes 310.99 million shares available for issuance under the Citicorp plan. This plan, which expires on December 31, 2006, provides that the number of authorized shares shall be increased each January 1 by 1.5% of the common stock and

(footnotes continued on following page)

(footnotes continued from previous page)

equivalents outstanding at the prior December 31st, plus any shares subject to awards which were forfeited, canceled or settled without issuance. The Citicorp plan was approved by shareholders of Citicorp on April 9, 1997, and assumed by Citigroup pursuant to the merger of Citicorp and Travelers Group Inc., which was approved by shareholders of both companies on July 22, 1998. The Citicorp plan will be terminated if Proposal 3 in this proxy statement is approved. Does not include shares that were available for issuance under plans approved by shareholders of acquired companies but under which Citigroup does not make any awards. Of the number of shares available for future issuance, 368.99 million of such shares are available under plans that provide for awards of restricted stock, in addition to (or in lieu of) options, warrants and rights.

(4) Includes 3.78 million shares issuable upon the vesting of deferred stock awards. Does not include 310,609 shares subject to outstanding options under a plan assumed by Citigroup in a merger. Citigroup has not made any awards under this plan, and it is not considered as a source of shares for future awards by Citigroup. The weighted-average exercise price of such options is $45.37 per share.

(5) As described in footnote 4 above, does not include 310,609 shares subject to outstanding options under a plan assumed by Citigroup in a merger, and 3.78 million shares subject to deferred stock awards.

(6) Does not include plans of acquired companies under which Citigroup does not make any awards. Of the number of shares available for future issuance, 5.20 million of such shares are available under the employee incentive plan, which provides for awards of restricted stock, in addition to (or in lieu of) options, warrants and rights, and 110,320 shares are available under a plan that provides for awards of restricted stock only. This plan will be terminated upon the expected sale of Travelers Life & Annuity Company to MetLife, Inc.

The following disclosure is provided with respect to the employee incentive plan and other plans that have not been submitted to stockholders for approval. Additional information regarding Citigroup’s equity compensation programs can be found in Note 23 to Citigroup’s financial statements contained in its Annual Report in Form 10-K.

Non-Stockholder Approved Plans

The employee incentive plan, originally adopted by the board in 1991, was amended by the board on April 17, 2001. Under the employee incentive plan, Citigroup may award stock options, stock appreciation rights and other forms of stock awards, including restricted stock, deferred stock and stock units. The employee incentive plan will be terminated if Proposal 3 in this proxy statement is approved. Executive officers of Citigroup are not eligible to receive awards under the employee incentive plan. Employee incentive plan awards are generally restricted or deferred stock awards, or stock options. The awards are made to new hires and to participants in CAP who are not executive officers of Citigroup. CAP is an incentive and retention award program pursuant to which a specified portion of a participant’s incentive compensation (or commissions) is delivered in the form of a restricted or deferred stock award, or in some cases, restricted or deferred stock and stock options. Vesting periods for employee incentive plan restricted and deferred stock awards, including awards pursuant to CAP, are generally from three to five years, and the awards are subject to cancellation if a participant voluntarily leaves Citigroup. Awards made in 2005 under the global CAP program vest 25% per year over four years. Stock options awarded under the employee incentive plan, including CAP options, are non-qualified stock options. Options granted prior to January 1, 2003 have ten-year terms and vest at a rate of 20% per year, with the first vesting date generally occurring twelve to eighteen months following the grant date. Options granted on or after January 1, 2003, but prior to January 1, 2005, generally have six-year terms and vest at a rate of one-third per year, with the first vesting date generally occurring twelve to eighteen months following the grant date. Options granted on or after January 1, 2005, generally have six-year terms and vest at a rate of 25% per year, with the first vesting date generally occurring on or about the first anniversary of the option grant date. Generally, restricted and deferred stock awards and options are canceled if an employee leaves Citigroup, except in cases of disability or death, or after satisfying certain age and years of service requirements.

Additionally, since December 2001, deferred stock awards that used to be made under certain deferred compensation plans administered by Citigroup Global Markets Holdings Inc. are now made under the employee incentive plan. These plans provide for deferred stock awards to employees who meet certain specified performance targets. Generally, the awards vest in five years. Awards are canceled if an employee voluntarily leaves Citigroup prior to vesting. Since December 2001, all equity awards under these deferred compensation plans have been granted under the employee incentive plan; if Proposal 3 in this proxy statement is approved, they will be granted under the 1999 plan, as amended. Deferred stock awards granted under the Salomon Smith Barney Inc. branch managers asset deferred bonus plan, the Salomon Smith Barney Inc. asset gathering bonus plan, the Salomon Smith Barney Inc. directors’ council milestone bonus plan and the Salomon Smith Barney Inc. stock bonus plan for FC Associates prior to December 2001 remain outstanding.

The Travelers Group capital accumulation plan for PFS representatives, the Travelers Property Casualty Corp. agency capital accumulation plan for Citigroup stock, the Travelers Life & Annuity agency capital accumulation plan, and the Travelers Life and Annuity (producers group) agency stock incentive program were adopted by Citigroup at various times. These plans provide for

CAP awards and other restricted stock awards to agents of certain subsidiaries or affiliates of Citigroup. The Travelers Property Casualty Corp. plan was terminated with respect to new awards upon the spin-off of Travelers Property Casualty Corp in August 2002. The Travelers Life and Annuity agency stock incentive program was terminated with respect to new awards following a one-time award in 2001. Beginning in July 2002, awards pursuant to the Travelers Group capital accumulation plan for PFS representatives are being made under the employee incentive plan. Effective upon the sale of Travelers Life & Annuity Company to MetLife, Inc., which is expected to occur later this year, the agency plan will be terminated and no longer available for future awards.

The Travelers Group stock option plan for PFS representatives was adopted in 1991. The plan provided for non-qualified stock option grants to certain exclusive insurance agents. The plan is terminated with respect to new awards. All options that were outstanding under the plan as of December 31, 2004, expired in January 2005.

In connection with the acquisition of Associates in 2001, Citigroup assumed options granted to former Associates directors pursuant to the Associates First Capital Corporation deferred compensation plan for non-employee directors. Upon the acquisition, the options vested and were converted to options to purchase Citigroup common stock, and the plan was terminated. All options that remain outstanding under the plan will expire by no later than January 2010.

The Citigroup 2000 international stock purchase plan was adopted in 2000 to allow employees outside the United States to participate in Citigroup’s stock purchase programs. The terms of this plan are identical to the terms of the stockholder-approved stock purchase plan, except that it is not intended to be qualified under Section 423 of the IRC. The number of shares available for issuance under both plans may not exceed the number authorized for issuance under the stock purchase plan.

Stockholder Proposals

Proposal 4

Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, owner of 1,260 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: “That the stockholders of CITIGROUP recommend that the Board of Directors take the necessary steps to curb excessive executive compensation and that NO future stock options be granted nor renewals of current plans be made or extensions be granted.”

REASONS: “An employee of CITIGROUP-a Sallie Krawcheck received a two year contract in the fall of 2002 amounting to approximately 30 (THIRTY) MILLION DOLLARS over two years. Included were 770,000 (approximately) stock options, more than TWICE as much as OUR new CEO Chuck Prince is getting.”

“She also receives the use of CITIGROUP’s Public Relations Department and other BENEFITS at shareholder expense, including the use of a corporate plane.”

“In my long-term experience with Corporate Governance I have NEVER seen such an OUTRAGEOUS contract, and it should have NOT been more than three Million over two years at the MOST, which is ten (10) percent of the 30 Million she has received.”

“It is about time that OUR directors, ALL directors, NOT just the Compensation Committee take a closer look at her contract and others, and MAKE NO renewals and/or extensions, or another OUTRAGEOUS NEW contract.”

“Last year the owners of 239,051,793 shares, representing approximately 6.8% of shares voting, voted FOR this resolution.”

“If you AGREE, please mark your proxy FOR this resolution.”

MANAGEMENT COMMENT

Citigroup’s incentive compensation programs are designed to attract and retain talented employees. To accomplish this goal, Citigroup must be able to provide competitive compensation commensurate with superior performance. Performance is measured at the individual level, the business unit level and company-wide, based on a variety of factors, including financial performance, risk management, customer satisfaction, compliance and control results and adherence to company values.

The personnel and compensation committee of the board evaluates the performance, expertise and contribution of each individual executive and his or her business unit and determines the appropriate mix of base salary, cash incentives and equity incentive and retention awards. The committee seeks advice from an outside compensation consultant and reviews relevant market data in making its compensation determinations. Ms. Krawcheck’s compensation was reviewed at the same time, using the same methodology, as that used for the other senior executives at Citigroup.

Citigroup redesigned its equity incentive programs for the 2004 compensation year to eliminate the stand-alone stock option grants that in the past had comprised a portion of the incentive compensation provided to eligible employees and now provides incentives to all eligible employees in the form of restricted or deferred stock under CAP. Stock options are only granted to those CAP participants who elect to exchange a portion of their restricted or deferred stock awarded as part of their incentive award for stock options. Stock options, when elected, may not be “cashed out” because the shares delivered following an exercise are subject to a 2-year sale restriction.

Citigroup’s stringent stock ownership commitment also serves to align senior management’s interests with those of its stockholders.

In accordance with Citigroup’s compensation philosophy, at higher compensation levels, CAP awards comprise a higher percentage of an individual’s incentive award, ranging from 25% to 40% for the most senior executives. The terms and conditions of CAP awards, including the vesting periods and provisions regarding termination of employment are the same for senior executives as for other employees.

We believe that the concerns raised by this proposal have been addressed by the current design of Citigroup’s equity compensation programs.

The board recommends that you vote against this proposal.

Proposal 5

The Teamster Affiliates Pension Plan, 25 Louisiana Ave., N.W., Washington, D.C. 2001, beneficial owner of 72,200 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: That the shareholders of Citigroup (“Company”) hereby request that the Company provide a report updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons described above;

b.	The business rationale for each of the Company’s political contributions; and,

c.	Identification of the person or persons in the Company who participated in making the decision to contribute.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT: As long-term shareholders of Citigroup, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure, and is necessary for shareholder assessment of financial risks that may result from corporate political donations.

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. In 2001-02, the last fully reported election cycle; Citigroup contributed at least $1,388,860. (The Center for Responsive Politics, Soft Money Donors: http://www.opensecrets.org/softmoney/softcomp2.asp?txtName=Citigroup+Inc&txtUltOrg=y&txtSort=name&txtCycle=2002).

Relying only on the limited data available from Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the Federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution.

That is why we urge your support FOR this critical governance reform.

MANAGEMENT COMMENT

Citigroup complies with all disclosure requirements pertaining to political contributions under federal, state and local laws and regulations. These disclosures provide ample public information about our political contributions.

Corporate contributions are prohibited at the federal level, and of course we make none. Political contributions to federal candidates, political party committees, and political action committees are made by Citigroup’s political action committee (PAC), which is not funded by corporate funds, but from the personal funds of employees given voluntarily. Decisions concerning allocation of those funds are made by the PAC board solely predicated on advancing the best interests of Citigroup and its stockholders. Such contributions by the PAC are reported in filings with the Federal Election Commission and are publicly available. As funds for federal contributions come exclusively from employees and contributions are a matter of public record, the proposal’s concerns regarding corporate mismanagement of stockholder funds resulting in legal and reputational risks are unfounded.

While some states have not banned corporate contributions to candidates or political parties, all states require that such contributions be disclosed either by the recipient or by the donor. This is despite the vague claim in the proposal that 17 states do not have satisfactory campaign finance disclosure policies. As this information is publicly available, data on all contributions by Citigroup and its employees can be obtained.

Public disclosure of the business rationale for each political donation could place Citigroup at a competitive disadvantage by revealing its strategies and priorities. The absence of a legitimate concern regarding Citigroup’s political contributions makes such disclosure unnecessary.

The board recommends that you vote against this proposal.

Proposal 6

Richard A. Dee, 115 East 89th Street, New York, NY 10128, beneficial owner of 120 shares, has submitted the following proposal for consideration at the annual meeting:

“Stockholders hereby request that the Citigroup Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only and have no management duties, titles, or responsibilities.

“When a person acts, for example, both as a corporation’s Chairman and its CEO, a vital separation of power and responsibility is eliminated – and the owners of the corporation, its stockholders, are deprived not only of a crucial protection against conflicts of interest, they are deprived of a clear and direct channel of communication with the corporation.

“What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee and supervise themselves? When a corporation’s Chairman is also its CEO, such conflicts can and do happen.

“It is well to remember that at Enron, WorldCom, Tyco, and other legends of mismanagement and/or corruption, the Chairmen also served as CEO’s. And their dual roles helped those individuals to achive virtually total control of the companies.

“Clearly, when a Chairman runs a company, the information received by directors and others may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they disagree, with whom do they lodge a complaint? The Chairman?

“As Citibanker, investment banker, and a concerned and outspoken investor, my experience with corporate Chairmen, Presidents, CEO’s, CFO’s, counsels, and directors has been very considerable. And I do not come lately to Corporate Governance. The term was new in 1979 when I originated and sponsored the first such proposal ever voted upon – at 3M Company, calling upon it to reconstitute its board so that a majority of directors would be non-management Outside Directors.

“Few individual stockholders know enough about companies to question their activities, and institutional investors, many of whom know just as little, are too busy currying favor with managements to have the guts to question them – and thereby risk loss of access to the very profitable “Inside Information Superhighway”. That combination of stockholders has proven a recipe for disaster.

“Stockholders must continue to expect the unexpected unless and until they help cause company boards to be composed of substantial majorities of independent and objective outside directors who are particularly well-qualified to serve their interests – and until those directors select as chairmen those who are similarly independent of managements.

“While individual stockholders are responsible only to themselves, institutional stockholders are responsible to millions of investors. All too often they have betrayed not only their moral obligations, but their duties as fiduciaries.

“Efforts to improve Corporate Governance increasingly have been embodied in stockholder proposals such as this – which have been opposed almost universally by institutional stockholders. It is time for those whose financial futures are in the hands of money managers to inform them that they expect them to recognize their duties and to fulfil their legal obligations – there is no other priority. Voting in favor of this proposal will help.

“Please vote FOR this proposal.”

MANAGEMENT COMMENT

Citigroup separated the roles of Chairman and Chief Executive Officer on October 1, 2003. On that date Charles Prince became Chief Executive Officer. Sanford Weill gave up his responsibilities as CEO and retained the role of Chairman of the Board. In April of 2004, Citigroup appointed the Chair of the nomination and governance committee as lead director with formalized duties and powers specified in the by-laws.

In his role as CEO for the past 17 months, Mr. Prince has been and continues to be responsible for the overall supervision, management and direction of the business and policies of Citigroup. Mr. Weill, as Chairman of the Board, focuses on board policies, broad strategic issues for Citigroup, and senior client relations. Mr. Weill presides at meetings of the full board of directors. Our lead director has the following formalized duties and powers: (1) presides at all meetings of the board at which the Chairman is not present, including executive sessions; (2) serves as liaison between the Chairman and independent directors; (3) approves information sent to the board; (4) approves meeting agendas for the board; (5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (6) has the authority to call meetings of the full board and executive sessions; and (7) if requested by major shareholders, ensures that he or she is available for consultation and direct communication. We believe having a Chairman who is fully familiar with the businesses and operations of Citigroup is a strength in our management structure. At the same time, the delineation of responsibilities of Citigroup’s CEO from those of our Chairman as well as the balance provided by the role of our lead director and our independent board means that the major objective of this proposal has been met.

In addition, it is important to note that Citigroup has adopted a series of corporate governance initiatives relevant to the points made in support of this proposal. Citigroup’s non-management directors meet in executive session at every board meeting. Only outside members of the board participate in these executive sessions. More than two-thirds of Citigroup’s board members are “independent” under NYSE guidelines. The audit and risk management committee, the personnel and compensation committee, the nomination and governance committee, and the public affairs committee are each comprised solely of independent directors. Citigroup has also eliminated interlocking directorships between Citigroup executive officers and companies affiliated with Citigroup directors. The board conducts annual self-evaluations of its effectiveness and that of each of its committees.

Our independent board, combined with a Chairman who is familiar with Citigroup’s businesses and operations, a separate CEO, and a lead director with formalized duties and responsibilities, is in our view an extremely strong structure. The proposal would disrupt this balance and eliminate many of the benefits afforded by the existing structure.

The board recommends that you vote against this proposal

Proposal 7

The Catholic Funds, 1100 W. Wells Street, Milwaukee, WI 53233, beneficial owner of 15,705 shares, and the Sisters of St. Joseph of Carondelet, St. Louis Province, beneficial owners of 240 shares, have submitted the following proposal for consideration at the annual meeting:

COMPETITIVE PAY—CITIGROUP

RESOLVED: The shareholders urge the Board of Directors:

•	To limit the Compensation paid to the CEO in any fiscal year to no more than 100 times the average Compensation paid to the company’s Non-Managerial Workers in the prior fiscal year, unless the shareholders have approved paying the CEO a greater amount;

•	In any proposal for shareholder approval, to provide that the CEO can receive more than the 100-times amount only if the company achieves one or more goals that would mainly reflect the CEO’s contributions rather than general market conditions; and

•	In that proposal, to assure the shareholders that the Board will seriously consider reducing the

CEO’s compensation in the event of any unusual reduction in the company’s workforce resulting from outsourcing or other factors.

This proposal does not apply to the extent that complying would necessarily breach a compensation agreement in effect at the time of the present shareholder meeting.

“Compensation” means salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation” as those categories are defined for proxy statement purposes.

“Non-Managerial Workers” means U.S.-based employees working in the categories of Blue-Collar Occupations or Service Occupations or the Sales and Administrative Support components of White-Collar Occupations as used by the Bureau of Labor Statistics in its National Compensation Surveys.

Supporting Statement:

Our resolution is based on these premises:

1.	Unless internally anchored, market-based compensation methods tend to produce excessive CEO compensation;

2.	Very high CEO pay should require shareholder approval since it tends to produce sub par share performance long-term; and

3.	Very highly paid CEOs should realize that they might share some pain when choosing job reductions as a means to achieve corporate goals.

Our resolution would introduce an internal foundation for CEO compensation—the company’s CEO/average-worker ratio. Commentators note that on the average for U.S. companies this ratio has gone from about 42 in 1980 to several hundred today and that it tends to be much lower in foreign companies that compete successfully with U.S. companies. Consistent with these facts, the Blue Ribbon Commission of the National Association of Corporate Directors has urged compensation committees to use such a ratio as a factor in setting CEO compensation. Our resolution follows this advice.

Our resolution would not arbitrarily limit CEO compensation. Rather, it would offer the board the opportunity to persuade the shareholders that very high CEO compensation would make the company more competitive and would be in their interest.

At Citigroup, CEO Compensation in 2001, 2002, and 2003 was 30.3, 8.9, and 44.6 million dollars. The 2003 Compensation was 1,749 times the $25,501 that the average U.S. worker makes according to the AFL-CIO’s Executive Paywatch (http://www.aflcio.org/corporateamerica/paywatch/). In its 2004 analysis of executive pay versus shareholder return, Business Week gave the CEO its worst rating (http://www.businessweek.com/pdfs/2004/0416_execpay.pdf).

MANAGEMENT COMMENT

Citigroup’s incentive compensation programs are designed to attract and retain talented executives. To accomplish this goal, Citigroup must be able to provide competitive compensation commensurate with superior performance.

When making incentive compensation decisions, the personnel and compensation committee of the board evaluates the performance and contribution of each individual executive and his or her business unit, seeks advice from an outside compensation consultant and reviews relevant market data. Performance is measured at the individual level, the business unit level and company-wide, based on a variety of factors, including earnings, earnings per share, return on equity, return on capital, return on assets, balance sheet and capital strength, risk management, franchise expansion, customer satisfaction, corporate governance, compliance and control results and adherence to company values. The committee reviews these current results and results over time and compares these results to similar data for comparable companies, to the extent such data is available.

Citigroup’s pay for performance philosophy aims to provide a mix of cash and equity incentives appropriate to each business unit and each employee’s level of expertise and contribution. The committee needs flexibility in designing compensation programs that are adaptable to a global employee population operating several different business units in the financial services industry.

The proposal would require the board to establish an arbitrary cap on the total compensation of the CEO, thereby diminishing the significance of more pertinent factors, such as corporate and individual performance and marketplace compensation, which ordinarily and logically must be taken into account when making such decisions.

Citigroup’s subsidiaries and affiliates conduct business and maintain offices and operations in over 100 countries on six continents and have done so for decades. Currently, almost one-half of Citigroup’s 280,000 employees are located outside the United States. A request to reduce CEO compensation in the event of the “outsourcing” of jobs from the United States is unworkable because reductions in the number of jobs in any one country and increases in jobs in any one or more of the other 99 countries in which Citigroup operates is not necessarily the result of “outsourcing.” As such, there would be no clear criteria on the basis of which Citigroup could determine that a reduction in CEO compensation would be required.

Requiring Citigroup to limit the compensation of the CEO as proposed would place Citigroup at a substantial disadvantage in recruiting, motivating and retaining talented senior executives.

The board recommends that you vote against this proposal

Proposal 8

United Brotherhood of Carpenters Pension Fund, 101 Constitution Ave., N.W., Washington, DC 20001, beneficial owner of 84,200 shares, has submitted the following proposal for consideration at the annual meeting:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Citigroup, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors.

Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

MANAGEMENT COMMENT

This proposal is unnecessary and potentially disruptive to sound corporate governance at Citigroup. At every annual meeting following the merger that created Citigroup, no candidate for election to the Citigroup board has received less than 93% votes in favor, let alone approached being elected by a mere majority vote. Had this proposal been in effect during those years, it would have had no effect whatsoever on who was elected to our board. The proposal’s contention that only .01% votes in favor are required to re-elect a director is therefore completely hypothetical and indeed misleading when viewed against the reality that Citigroup’s directors consistently are elected with votes in favor exceeding 90% of votes cast.

Nor is the proposal needed to assure Citigroup’s leadership on corporate governance issues. Citigroup has long been committed to being a leader in corporate governance and its board’s policies and procedures comply with, and often exceed, requirements imposed by the NYSE, SARBANES-OXLEY and the SEC. The nomination and governance committee, comprised solely of independent directors, nominates candidates for election to the board relying on the Qualifications for Director Candidates contained in the Corporate Governance Guidelines. These guidelines provide for full and appropriate consideration of possible candidates suggested by stockholders. The audit and risk management and personnel and compensation committees are also comprised solely of independent directors. Seventy percent of the full board consists of independent directors under NYSE guidelines. In 2003, Citigroup separated the roles of Chairman and CEO and appointed a lead director who actively participates in all facets of the board and nomination process. Citigroup does not have multi-year staggered terms for its board members. Rather each Citigroup director is elected for a one-year term, allowing shareholders to vote annually on whether to keep each board member.

Citigroup has long had a stock ownership commitment requiring its directors and senior executives to hold at least 75% of the stock they own on the date they became subject to the commitment and 75% of all shares issued to them by Citigroup until they leave Citigroup. Many governance experts now view a stock ownership commitment as an important facet of good corporate governance in assuring alignment of the interests of the board and the shareholders.

Provisions of Delaware law prevent the proposal from achieving its goal, that of electing directors by a majority vote and removing those directors who do not receive a majority vote. Delaware law provides that a director is elected to serve until his or her successor is elected and qualified. Directors may only be removed by a majority vote of the shareholders. Therefore, if an incumbent director did not receive a majority vote, he would, under Delaware law, hold office until he was either removed by shareholders or until his successor was elected.

In a contested election, including an election where a shareholder nominee was being voted upon, plurality voting would dictate that whoever received the most votes would win the contested seat. However, if majority voting were the standard, even if the shareholder nominee received more votes than a board candidate, if neither candidate received a majority vote, the board candidate would remain in office in accordance with Delaware law.

Given these provisions of Delaware law, there is uncertainty as to how the proposal might ultimately work in practical terms. As a result, stockholders are at a disadvantage when deciding how to vote on the proposal. The intended goal, providing for majority voting in elections for directors and its anticipated effect, removing directors that stockholders, by a majority, vote against, may never come to fruition.

Currently there is a focus by governmental entities, scholars, corporations and stockholders on whether requiring majority voting in the election of directors is a worthy and workable goal. Citigroup will continue to monitor closely the developments in this discussion and take appropriate action to maintain its commitment to corporate governance leadership. However, as described above, given the constructs of this proposal and the current state of Delaware law, this proposal cannot achieve the intended goal of ensuring that directors are elected by a majority vote.

The board recommends that you vote against this proposal

Proposal 9

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, beneficial owner of 2,000 shares, has submitted the following proposal for consideration at the annual meeting:

Subject Non-Deductible Executive

Compensation to Shareholder Vote

RESOLVED, shareholders recommend that our Corporation’s by-laws be amended by adding the following new Section:

“Section A.1. Executive Compensation. From the date of adoption of this section no officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation. The only exception would be interference with un-removable contractual obligations prior to this proposal.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as “performance-based compensation” or as an “incentive stock option” within the meaning of the Internal Revenue Code only if:

(a)	in the case of performance-based compensation, the Corporation shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long-term or annual incentive plan; and

(b)	in the case of incentive stock options, the Corporation shall record as an expense on its financial statements the fair value of any stock options granted.”

This proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968.

This proposal would require that our company not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.”

Under this proposal our company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements.

A proposal similar to this was submitted by Amanda Kahn-Kirby to MONY Group and received a 38% yes-vote as a more challenging binding proposal at the MONY 2003 annual meeting. The 38% yes-vote was more impressive because:

1)	This was the first time this proposal was ever voted.

2)	The proponent did not even solicit shareholder votes.

I think it is reasonable to require our company to fully disclose to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.

MANAGEMENT COMMENT

Citigroup agrees with the goal behind the proposal to preserve the deductibility of compensation and has taken all reasonable steps to comply with the provisions of Section 162(m) of the IRC and related rules and regulations wherever possible. However, Citigroup needs to retain flexibility to structure compensation packages in order to attract and retain the most talented personnel. A requirement that Citigroup seek prior shareholder approval of non-deductible compensation would restrict Citigroup’s flexibility in its recruitment and retention efforts.

Citigroup’s incentive compensation programs are designed to attract and retain talented executives. To accomplish this goal, Citigroup must be able to provide competitive compensation commensurate with superior performance.

When making incentive compensation decisions, the personnel and compensation committee of the board evaluates the performance and contribution of each individual executive and his or her business unit, seeks advice from an outside compensation consultant and reviews relevant market data. Performance is measured at the individual level, the business unit level and company-wide, based on a variety of factors, including earnings, earnings per share, return on equity, return on capital, return on assets, balance sheet and capital strength, risk management, franchise expansion, customer satisfaction, corporate governance, compliance and control results and adherence to company values. The committee reviews these current results and results over time and compares these results to similar data for comparable companies, to the extent such data is available.

Citigroup began expensing stock options in January of 2003, therefore, in accordance with its terms, the proposal is moot as to options.

Citigroup already discloses to shareholders both the costs and the terms of all compensation delivered to its executives consistent with the request made in the proposal.

Citigroup seeks to preserve deductibility of compensation to the fullest extent possible, but needs to retain flexibility in structuring compensation arrangements to attract and retain its senior leaders. Amending Citigroup’s by-laws to require shareholder approval prior to granting non-deductible compensation would place Citigroup at a substantial competitive disadvantage in recruiting and retaining outstanding executives.

The board recommends that you vote against this proposal

Proposal 10

Ray T. Chevedden and Veronica G. Chevedden Family Trust 050490, 5965 S. Citrus Ave., Los Angeles, CA 90043, beneficial owner of 384 shares, has submitted the following proposal for consideration at the annual meeting:

Adopt Simple Majority Vote

RECOMMEND: That the Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote to the greatest extent possible.

75% yes-vote

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Terminate the Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of the shareholder majority. For example, in requiring a 75% vote of shares to make certain governance changes, if 74% of shares vote yes and only 1% vote no – only 1% of shares could force their will on the overwhelming 74% majority.

Advancement Begins with a First Step

I believe that the need to take at least the above RECOMMEND step is reinforced by viewing our overall corporate governance fitness which is not impeccable. For instance in 2004 it was reported:

•	Richard Parsons was designated a “problem director” by The Corporate Library, an independent investment research firm in Portland, Maine because he was the chairperson of the committee that set executive compensation at Citigroup, a committee with a notorious record of overcompensation under his leadership.

•	The Corporate Library also gave our company a:

“F” in Overall Board Effectiveness.

“F” in CEO Compensation.

“F” in Board Composition.

•	Anne Mulcahy was designated a “problem director” because she was the chairperson of the committee that set executive compensation at Fannie Mae, which received The Corporate Library’s CEO Compensation grade of “F”.

•	Alain Belda was designated a “problem director” because he was the chairperson of the committee responsible for director nominations at Citigroup, which received The Corporate Library’s Board Composition grade of “F”.

•	Our Board had 17 directors-unwieldy Board concern.

•	Four directors were insiders when many companies have only one inside director – independence concern.

•	Eight directors were allowed to have 15 to 34 years tenure – independence concern.

•	CEO pay of $54 million-accountability concern.

•	If CEO pay is excessive – this could be a sign that our board is weak in its oversight of our CEO.

One Step Forward

I believe the above practices reinforce the reason to take one step forward and adopt simple majority vote. This will address the potential frustration of the will of the shareholder majority.

MANAGEMENT COMMENT

This proposal would remove stockholder protections that we consider important to good corporate governance.

The proposal requests that a “simple majority vote apply to each issue that can be subject to stockholder vote to the greatest extent possible.” Under Delaware law, certain actions must be voted on by a majority of the votes cast at a meeting of stockholders and others must be approved by a majority of the votes entitled to vote (the outstanding shares). There are significant differences between these requirements and the use of the requirement of a vote of the outstanding shares is limited to some of the most important decisions stockholders must make about their corporation, including the amendment of the corporation’s charter, mergers, dissolution and the sale of all or substantially all of the corporation’s assets. If the proponent means to dispense with the requirement that a majority of the outstanding shares must approve charter amendments, mergers, dissolutions and sales of all assets, then enactment of the proposal would mean that these very important protections provided to stockholders under Delaware law would be removed.

There are only three provisions in Citigroup’s governance documents that require super-majority votes, each of which, management believes, protect stockholders. In order to issue a series of preferred stock, to issue common stock or to declare dividends, Citigroup’s board must approve the action by the vote of at least 66 2/3% of the board. Any change to this provision must be approved by a vote of 75% of the voting power of shares entitled to vote at an election of directors. Business combinations involving interested stockholders (generally, holders of 25% or more of Citigroup’s stock) must be approved in certain circumstances by 66 2/3% of the voting power of shares entitled to vote at an election of directors (excluding the shares held by the interested stockholder). In addition, any change to that 66 2/3% vote provision must be approved by 66 2/3% of the shares entitled to vote at an election of directors (excluding the shares held by the interested stockholder). Citigroup’s board can amend the company’s by-laws only by a vote in favor by 66 2/3% of the board. This provision can only be altered by 75% of the voting power of stockholders entitled to vote at an election of directors. As these provisions can afford protections to stockholders, the proposal is not in their best interests.

It is unclear whether the proposal is intended to require a majority vote in the election of directors as well. Under Delaware law, directors are elected by a plurality vote. By requesting a “simple majority vote” in all matters that stockholders vote on, the proposal could be seeking to increase the voting threshold for the election of directors. Majority voting for directors is unnecessary at Citigroup and is unworkable under Delaware law as well.

At every annual meeting following the merger that created Citigroup, no candidate for election to the Citigroup board has received less than 93% votes in favor, let alone approached being elected by a mere majority vote. Had this proposal been in effect during those years, it would have had no effect whatsoever on who was elected to our board.

Delaware law provides that a director is elected to serve until his or her successor is elected and qualified. Directors may only be removed by a majority vote of the stockholders. Therefore if an incumbent director did not receive a majority vote, he would, under Delaware law, hold office until he was either removed by stockholders or until his successor was elected.

In a contested election, including an election where a shareholder nominee was being voted upon, plurality voting would dictate that whoever received the most votes would win the contested seat. However, if majority voting were the standard, even if the shareholder nominee received more votes than a board candidate, if neither candidate received a majority vote, the board candidate would remain in office in accordance with Delaware law.

Given these provisions of Delaware law, there is uncertainty as to how the proposal might ultimately work in practical terms.

In addition, it is important to note that Citigroup has adopted a series of corporate governance initiatives relevant to the points made in support of this proposal. Citigroup appointed the chair of its nomination and governance committee as lead director with formalized duties and powers stated in the by-laws. Citigroup’s non-management directors meet in executive session at every board meeting. Only outside members of the board participate in these executive sessions which are presided over by our lead director. At least two-thirds of Citigroup’s board members are “independent” under NYSE guidelines. The audit and risk management committee, the personnel and compensation committee, the nomination and governance committee, and the public affairs committee are each comprised solely of independent directors. Citigroup has also eliminated interlocking directorships between Citigroup executive officers and companies affiliated with Citigroup directors. The board conducts annual self-evaluations of its effectiveness and that of each of its committees.

Delaware law provides that in order to amend a company’s charter, agree to merge, dissolve the corporation or sell all or substantially all of its assets, stockholders must approve such actions by the vote of the majority of the outstanding shares, rather than a majority of the votes cast. The three super-majority vote requirements contained in Citigroup’s governance documents also protect stockholders. Majority voting for directors is unnecessary at Citigroup and unworkable under Delaware law. As removal of the protections provided by Delaware law or Citigroup’s charter would eliminate very important protections now enjoyed by Citigroup’s stockholders, Citigroup’s directors are elected by votes greatly in excess of a majority vote and majority voting is unworkable under Delaware law, this proposal is unnecessary and not in the best interests of stockholders.

The board recommends that you vote against this proposal

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citigroup at the address on the cover of this proxy statement. The proposal must be received no later than November 15, 2005.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Citigroup in writing of the information required by the provisions of Citigroup’s by-laws dealing with stockholder proposals. The notice must be delivered to Citigroup’s Corporate Secretary between December 20, 2005 and January 19, 2006. You can obtain a copy of Citigroup’s by-laws by writing the Corporate Secretary at the address shown on the cover of this proxy statement.

Cost of Annual Meeting and Proxy Solicitation

Citigroup pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citigroup may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of Citigroup will be specially compensated for these activities. Citigroup also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Citigroup has retained Morrow & Co. Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $25,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2004 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citigroup’s officers and directors, and persons who own more than ten percent of a registered class of Citigroup’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish Citigroup with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons, Citigroup believes that, during 2004, each of its officers and directors complied with all such filing requirements. Citigroup does not have any greater than ten percent stockholders.

ANNEX A

CITIGROUP INC.

CORPORATE GOVERNANCE GUIDELINES

Corporate Governance Mission

The Company aspires to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders, and to balance the interests of its diverse constituencies around the world, including its customers, employees, suppliers and local communities. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, which should be in the range of 13 to 19, with the flexibility to increase the number of members in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. The Board may also appoint honorary directors. Honorary directors are invited to Board meetings, but do not vote on issues presented to the Board. Candidates for the Board shall be selected by the Nomination and Governance Committee, and recommended to the Board of Directors for approval, in accordance with the qualifications approved by the Board and set forth below, taking into consideration the overall composition and diversity of the Board and areas of expertise that new Board members might be able to offer. Directors are elected by the stockholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting. Between Annual Meetings, the Board may elect additional Directors by majority vote.

Director Independence

At least two-thirds of the members of the Board should be independent. The Board has adopted the categorical standards set forth in the attached Exhibit “A” to assist the Board in making the independence determination. These categorical standards are intended to comply with the New York Stock Exchange (“NYSE”) corporate governance rules and all other applicable laws, rules and regulations regarding director independence in effect from time to time. An outside Director shall qualify as independent for purposes of service on the Board of the Company and its Committees if the Board has determined that the Director has no material relationship with the Company.

A Director shall be deemed to have no material relationship with the Company and will qualify as independent if (a) the Director meets the categorical standards set forth in Exhibit “A” attached to these Guidelines and (b) there exists any relationship or transaction of a type not specifically mentioned in Exhibit “A” then, taking into account all relevant facts and circumstances, the Board has determined that the existence of such other relationship or transaction is not material and would not impair the Director’s exercise of independent judgment.

Qualifications for Director Candidates

One of the of the Board’s most important responsibilities is identifying, evaluating and selecting candidates for the Board of Directors. The Nomination and Governance Committee reviews the qualifications of potential director candidates and makes recommendations to the whole Board. The factors considered by the Committee and the Board in its review of potential candidates include:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards and the Company’s values statement.

•	Whether the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer or Chief Operating Officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing a large financial services business that operates on a global scale.

•	Whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which the Company operates.

•	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale.

•	Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

•	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the Board.

Lead Director

The Board may appoint a Lead Director. The Lead Director shall: (i) preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) serve as liaison between the Chairman and the independent directors; (iii) approve information sent to the Board; (iv) approve meeting agendas for the Board; (v) approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) have the authority to call meetings of the independent directors; and (vii) if requested by major shareholders, ensure that he or she is available for consultation and direct communication.

Additional Board Service

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Nomination and Governance Committee, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

Members of the Audit and Risk Management Committee may not serve on more than three public company audit committees, including the Audit and Risk Management Committee of the Company.

Interlocking Directorates

No inside Director or executive officer of Citigroup shall serve as a director of a company where a Citigroup outside Director is an executive officer.

Stock Ownership Commitment

The Board and members of senior management are subject to the Stock Ownership Commitment, which provides that for so long as they remain members of the Board or senior management, they shall hold at least 75% of the shares of Company common stock they own on the date they become subject to the commitment and 75% of the net shares delivered to them pursuant to awards granted under the Company’s equity programs, once certain minimum guidelines have been met, subject to the provisions contained in the commitment.

For purposes of these guidelines, the term “members of senior management” shall mean members of the Management Committee, members of the Business Planning Groups and senior members of corporate staff as disclosed in the Company’s annual report.

Exceptions to the Stock Ownership Commitment include gifts to charity, estate planning transactions, transactions with Citigroup in connection with exercising employee stock options or paying withholding taxes under equity compensation programs, and certain other circumstances.

Retirement from the Board/Term Limits

Directors may serve on the Board until the Annual Meeting of the Company next following their 72nd birthday, and may not be reelected after reaching age 72, unless this requirement has been waived by the Board for a valid reason. The Company has not adopted term limits for Directors.

Change in Status or Responsibilities

If a Director has a substantial change in professional responsibilities, occupation or business association he or she should notify the Nomination and Governance Committee and offer his or her resignation from the Board. The Nomination and Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board.

If a director assumes a significant role in a not-for-profit entity he or she should notify the Nomination and Governance Committee.

Evaluation of Board Performance

The Nomination and Governance Committee shall conduct an annual review of Board performance, in accordance with guidelines recommended by the Committee and approved by the Board. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each outside Director’s qualification as independent under the NYSE corporate governance rules and all other applicable laws, rules and regulations regarding director independence; consideration of any changes in a

Director’s responsibilities that may have occurred since the Director was first elected to the Board; and such other factors as may be determined by the Committee to be appropriate for review. Each Committee shall conduct an annual evaluation of its own performance as provided in its charter. The results of the Board and Committee evaluations shall be summarized and presented to the Board.

Attendance at Meetings

Directors are expected to attend the Company’s Annual Meeting of Stockholders, Board meetings and meetings of committees and subcommittees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the Directors prior to the meeting, in order to provide time for review. The Chairman should establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and shall also establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management Directors shall meet in executive session at each Board meeting. The Chair of the Nomination and Governance Committee shall preside at the executive sessions.

Annual Strategic Review

The Board shall review the Company’s long-term strategic plans and the principal issues that it expects the Company may face in the future during at least one Board meeting each year.

Communications

The Board believes that senior management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, at the request of the Board or senior management.

Board Committees

The standing committees of the Board are the Executive Committee, the Audit and Risk Management Committee, the Personnel and Compensation Committee, the Nomination and Governance Committee and the Public Affairs Committee. All members of these committees, other than the Executive Committee, shall meet the independence criteria, as determined by the Board, set forth in the NYSE corporate governance rules, and all other applicable laws, rules or regulations regarding director independence. Committee members shall be appointed by the Board upon recommendation of the Nomination and Governance Committee, after consultation with the individual Directors. Committee chairs and members shall be rotated at the recommendation of the Nomination and Governance Committee.

Each committee shall have its own written charter which shall comply with the applicable NYSE corporate governance rules, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year, each committee shall establish a schedule of major topics to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent Director may attend any meeting of any committee, whether or not he or she is a member of that committee.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of senior management of the Company in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the CEO or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Company. If the CEO wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Nomination and Governance Committee. The Nomination and Governance Committee shall conduct an annual review of director compensation. Directors who are employees of the Company shall not receive any compensation for their services as Directors. Directors who are not employees of the Company may not enter into any consulting arrangements with the Company without the prior approval of the Nomination and Governance Committee. Directors who serve on the Audit and Risk Management Committee shall not directly or indirectly provide or receive compensation for providing accounting, consulting, legal, investment banking or financial advisory services to the Company.

Charitable Contributions

If an outside Director or an immediate family member of an outside Director serves as a director, trustee or executive officer of a foundation, university or other non-profit organization (“Charitable Organization”) and such Charitable Organization receives contributions from the Company and/or the Citigroup Foundation, such contributions will be reported to the Nomination and Governance Committee. If the annual contributions exceed the greater of $250,000 or 10% of the annual consolidated gross revenue of the Charitable Organization, such contributions shall be given special consideration by the Nomination and Governance Committee and the Board for purposes of making the independence determination with respect to the Director.

If an outside Director serves as an executive officer of a Charitable Organization and such Charitable Organization has received, within the preceding three years, annual contributions from the Company and/or the Citigroup Foundation that exceed the greater of $1 million or 2% of the annual consolidated gross revenue of the Charitable Organization, such contributions are required to be disclosed in the Company’s proxy statement.

Director Orientation and Continuing Education

The Company shall provide an orientation program for new Directors which shall include presentations by senior management on the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and executive officers and its internal and independent auditors. The orientation program may also include visits to certain of the Company’s significant facilities, to the extent practical. The Company shall also make available continuing education programs for all members of the Board. All Directors are invited to participate in the orientation and continuing education programs.

Chairman, CEO and COO Performance

The Personnel and Compensation Committee shall conduct an annual review of the Chairman’s, the CEO’s and the COO’s performance, as set forth in its charter. The Board of Directors shall review the Personnel and Compensation Committee’s report in order to ensure that the Chairman, the CEO and the COO are providing the best leadership for the Company in the long and short term.

Succession Planning

The Personnel and Compensation Committee, or a subcommittee thereof, shall make an annual report to the Board on succession planning. The entire Board shall work with the Personnel and Compensation Committee, or a subcommittee thereof, to nominate and evaluate potential successors to the CEO and the COO. The CEO and the COO shall meet periodically with the Personnel and Compensation Committee in order to make available their recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Code of Conduct and Code of Ethics for Financial Professionals

The Company has adopted a Code of Conduct and other internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Company’s business operations. The Code of Conduct applies to all employees of the Company and its subsidiaries, as well as to directors, temporary workers and other independent contractors and consultants when engaged by or otherwise representing the Company and its interests. In addition, the Company has adopted a Code of Ethics for Financial Professionals which applies to the principal executive officers of Citigroup and its reporting subsidiaries and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. The Nomination and Governance Committee shall monitor compliance with the Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines.

Insider Transactions

The Company does not generally purchase company stock from employees (except in connection with the routine administration of employee stock option and other equity compensation programs). Directors and executive officers may not trade shares of Company common stock during an administrative “blackout” period affecting the Company’s 401(k) plan or pension plan pursuant to which a majority of the Company’s employees are restricted from trading shares of Company common stock or transferring funds into or out of the Company common stock fund, subject to any legal or regulatory restrictions and the terms of the Company’s Personal Trading Policy.

Stock Options

The Company prohibits the repricing of stock options. All new equity compensation plans and material revisions to such plans shall be submitted to stockholders for approval.

Transactions with Directors

To the extent transactions, including brokerage services, banking services, loans, insurance services and other financial services, between the Company and any Director or family member of a Director are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Company, such transactions shall be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliates.

Loans to Directors

Personal loans may be made or maintained by the Company to a Director or an immediate family member of a Director only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Loans to Executive Officers

Personal loans may be made or maintained by the Company to an executive officer or a member of the Management Committee, or an immediate family member of an executive officer only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Investments

Neither the Company nor any member of senior management shall make any investment in a partnership or other privately held entity in which a Director is a principal or in a publicly traded company in which a Director owns or controls more than a 10% interest.

No Director may invest in a third-party entity when the investment opportunity is made available to him or her because of such individual’s status as a Director. A Director or family member of a Director may participate in investment opportunities offered or sponsored by the Company provided they are offered on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

No Director or family member of a Director shall receive an IPO allocation.

Members of senior management may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Company, unless their participation is approved in advance by the Nomination and Governance Committee. Such approval shall not be required if the investment opportunity is offered to other qualified employees and investment by senior management is approved by the Personnel and Compensation Committee; or is made available to a member of senior management actively involved in a business unit, the principal activity of which is to make such investments on behalf of the Company and is offered pursuant to a co-investment plan approved by the Personnel and Compensation Committee; or is offered to senior management on the same terms as those offered to qualified persons who are not employees of the Company. Comparable principles shall apply to Directors and their family members who may be given the opportunity to invest in an employee program.

No member of senior management may invest in a third-party entity, except for investments permitted by the foregoing paragraph, when the investment opportunity is made available to him or her as a result of such individual’s status as a member of senior management of the Company.

Indemnification

The Company provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws.

Amendments

The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation and further provided that any such modification or waiver is appropriately disclosed.

Exhibit “A” To Corporate Governance Guidelines

Director Independence Standards

An outside Director shall qualify as independent for purposes of service on the Board of the Company and its Committees if the Board has determined that the Director has no material relationship with the Company. The Board has adopted the following categorical standards to assist the Board in making this determination. These categorical standards have been drafted to incorporate the independence requirements contained in the NYSE corporate governance rules and all other applicable laws, rules and regulations in effect from time to time and are intended to supplement the provisions contained in the Corporate Governance Guidelines. A fundamental premise of the standards is that any permitted transactions between the Company and a Director, any family member of a Director or their respective primary business affiliations shall be on arms-length, market terms.

Relationships as Client

Any brokerage services, banking services, loans, insurance and other financial services provided to a Director or any member of his or her immediate family by the Company must be made in the ordinary course of business of the Company or one of its subsidiaries on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Personal loans may be made or maintained by the Company to a Director or an immediate family member of a Director only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook .

Advisory, Consulting and Employment Arrangements

Neither a Director nor any immediate family member of a Director shall:

Within the last three years, have received, directly or indirectly, from the Company any compensation, fees or benefits in an amount greater than $100,000, other than (a) standard compensation arrangements applicable to non-employee Directors generally; (b) compensation paid to Directors who are employees of the Company or (c) compensation paid to an immediate family member of a Director who is a non-executive employee of the Company.

In addition, no member of the Audit and Risk Management Committee, nor any immediate family member of such individual, nor any entity in which an Audit and Risk Management Committee member is a partner, member or executive officer shall:

Within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Company.

Business Relationships

All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s primary business affiliation or the primary business affiliation of a family member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Exhibit A-1

In addition, the aggregate amount of payments by the Company to, and to the Company from, any company of which a Director is an executive officer or employee or where a family member of a Director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

Loans may be made or maintained by the Company to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC) Guidelines; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features and (d) the lending relationship is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Charitable Contributions

Annual contributions to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a Director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $250,000 or 10% of the annual consolidated gross revenue of the Charitable Organization.

Employment/Affiliations

An outside Director shall not:

(i) be or have been an employee of the Company within the last three years;

(ii) be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed the Director; or

(iii) be or have been affiliated with or employed by a present or former auditor of the Company within the five-year period following the auditing relationship.

An outside Director may not have a family member who:

(i) is an executive officer of Citigroup or has been within the last three years;

(ii) is, or within the past three years has been, part of an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed such family member; or

(iii) is or has been affiliated with or employed by a present or former auditor of Citigroup within the five-year period following the auditing relationship.

No member of the Audit and Risk Management Committee shall be an affiliated person of the Company.

Definitions

For purposes of these independence standards, (i) the term “family member” means any of the Director’s spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in- law and anyone (other than domestic employees) who shares the Director’s home, (ii) the term “immediate family members” of a Director includes the Director’s spouse and other “family members” (including children) who share the Director’s home or who are financially dependent on the Director, and (iii) the term “primary business affiliation” means an entity of which the Director is an officer, partner or employee or in which the Director owns directly or indirectly at least a 5% equity interest.

Exhibit A-2

ANNEX B

CITIGROUP INC.

AUDIT AND RISK MANAGEMENT COMMITTEE CHARTER

Mission

The Audit and Risk Management Committee (“Committee”) of Citigroup Inc. (“Citigroup”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review (ARR); (iii) the annual independent integrated audit of Citigroup’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm (“independent auditors”) and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out herein. The report of the Committee required by the rules of the Securities and Exchange Commission shall be included in Citigroup’s annual proxy statement.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Citigroup’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Membership

The Committee shall be comprised of at least three members of the Board, and the members shall meet the independence, experience, and expertise requirements of the New York Stock Exchange and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002).

At least one member of the Committee will qualify as an audit committee financial expert as defined by the Securities and Exchange Commission. The members of the Committee and the Committee Chair shall be appointed by, and may be removed by, the Board on the recommendation of the Nomination and Governance Committee. Committee membership shall be rotated periodically, and the Committee Chair shall be rotated periodically, at the recommendation of the Nomination and Governance Committee.

Authority

The Committee shall have the sole authority to select, evaluate, appoint, and replace the independent auditors (subject to stockholder ratification) and shall approve in advance all audit engagement fees and terms and all audit-related, tax and other engagements with the independent auditors. The Committee shall consult with management, but shall not delegate these responsibilities. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting, or other consultants to advise the Committee. Citigroup shall provide funding, as determined by the Committee, for payment of compensation to the independent auditors, any advisors employed by the Committee and ordinary administrative expenses of the Committee. The Committee may form and delegate authority to subcommittees, comprised of one or more members of the Committee, as necessary or appropriate. Each subcommittee shall have the full power and authority of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Meetings and Access

•	Meet as often as it determines, but not less frequently than quarterly.

•	Meet separately, periodically, with management, ARR, Risk Management and independent auditors.

•	Regularly report to the Board on the Committee’s activities.

•	Annually review and report to the Board on its own performance.

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement, Disclosure and Risk Management Matters

•	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (MD&A), and recommend to the Board whether the audited financial statements should be included in Citigroup’s Form 10-K.

•	Review and discuss with management and the independent auditors the quarterly financial statements, including disclosures made in MD&A and the results of the independent auditors’ reviews of the quarterly financial statements, prior to the filing of Citigroup’s Form 10-Q.

•	Discuss generally Citigroup’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which Citigroup may provide earnings guidance.

•	Receive a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Q’s about (1) any significant deficiencies and material weaknesses in design or operation of internal controls over financial reporting and (2) any fraud, whether or not material, involving management or other employees who have a significant role in Citigroup’s internal controls.

•	Review and discuss periodically reports from the independent auditors on, among other things, certain:

➢	Critical accounting policies and practices to be used;

➢	Alternative treatments of financial information within generally accepted accounting principles;

➢	Other material written communications between the independent auditors and management, such as any management letter and Citigroup’s response to such letter or schedule of unadjusted differences; and

➢	Difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement.

•	Review and discuss with management and the independent auditors, at least annually:

➢	Developments and issues with respect to reserves;

➢	Regulatory and accounting initiatives, as well as off-balance sheet structures, and their effect on Citigroup’s financial statements; and

➢	Accounting policies used in the preparation of Citigroup’s financial statements (specifically those policies for which management is required to exercise discretion or judgment regarding the implementation thereof).

•	Review with management its evaluation of Citigroup’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies or material weaknesses in such controls and procedures.

•	Annually review and discuss with management and the independent auditors (1) management’s assessment of the effectiveness of Citigroup’s internal control structure and procedures for financial reporting and (2) the independent auditors’ attestation to, and report on, management’s control assessment related to Section 404 of the Sarbanes-Oxley Act of 2002.

•	Discuss with management Citigroup’s major credit, market, liquidity and operational risk exposures and the steps management has taken to monitor and control such exposures, including Citigroup’s risk assessment and risk management policies.

•	Establish procedures for the receipt, retention, and treatment of complaints received by Citigroup regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of Citigroup of concerns regarding questionable accounting or auditing matters.

Oversight of Citigroup’s Relationship with the Independent Auditors

•	Receive and discuss a report from the independent auditors at least annually regarding:

➢	The independent auditors’ internal quality-control procedures;

➢	Any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors;

➢	Any steps taken to deal with any such issues;

➢	All relationships between the independent auditors and Citigroup, in order to assess the independent auditors’ independence; and

➢	Key staffing and lead audit partner rotation plans.

•	Approve guidelines for the retention of the independent auditors for any non-audit services and determine procedures for the approval of audit, audit-related, tax and other services in advance. In accordance with such procedures, the Committee shall approve in advance any audit, audit-related, tax, and other services provided to Citigroup by the independent auditors. Pre-approval authority may be delegated to one or more members of the Committee.

•	Review and discuss the scope and plan of the independent audit.

•	Evaluate the qualifications, performance and independence of the independent auditors, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and ARR. This shall include a review and discussion of the annual communication as to independence delivered by the independent auditors (Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees”). The Committee shall present its conclusions to the Board, and if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

•	Recommend to the Board policies for Citigroup’s hiring of employees or former employees of the independent auditors.

Oversight of Audit and Risk Review

•	Review and approve the appointment and replacement of the Chief Auditor who shall report directly to the Committee.

•	Review and discuss the ARR findings that have been reported to management, management’s responses, and the progress of the related corrective action plans.

•	Review and evaluate the adequacy of the work performed by the Chief Auditor and ARR, and ensure that ARR is independent and has adequate resources to fulfill its duties, including implementation of the annual audit plan.

Compliance Oversight Responsibilities

•	Review periodically with management, including the Citigroup Senior Risk Officer, the Head of Global Compliance and the General Counsel, and the independent auditors, any correspondence with, or other action by, regulators or governmental agencies, any material legal affairs of Citigroup and Citigroup’s compliance with applicable law and listing standards.

•	Review and discuss the report of the Chief Auditor regarding the expenses of, the perquisites paid to, and the conflicts of interest, if any, of members of Citigroup’s senior management.

•	Receive and discuss reports from management on an annual and/or as-needed basis relating to: compliance at Citigroup (including anti-money laundering, regulatory and fiduciary compliance); significant reported ethics violations; compliance with regulatory internal control and compliance reporting requirements; compliance with OCC Bulletin 97-23 (business resumption and contingency planning); tax developments and issues; fraud and operating losses; technology and information security; and Citigroup and subsidiaries’ insurance.

ANNEX C

CITIGROUP INC.

NOMINATION AND GOVERNANCE COMMITTEE CHARTER

Mission

The Nomination and Governance Committee (the “Committee”) is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders. It leads the Board in its annual review of the Board’s performance and recommends to the Board director candidates for each committee for appointment by the Board.

The Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines applicable to the Company and monitoring Company compliance with said policies and Guidelines.

Membership

The members of the Committee shall meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review and assess the adequacy of the Company’s policies and practices on corporate governance including the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

•	Review and assess the adequacy of the Company’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines and monitor that the principles described therein are being incorporated into the Company’s culture and business practices.

•	Review requests for any waiver of the Company’s Code of Conduct and recommend to the Board whether a particular waiver should be granted.

•	Review the Company’s business practices, particularly as they relate to preserving the good reputation of the Company. The Company’s internal Business Practices Committee shall provide reports to the Committee or to the Board at least annually. The Chair of the Business Practices Committee shall be invited to attend meetings of the Committee, at the request of the Chair of the Committee.

•	Review the appropriateness of the size of the Board relative to its various responsibilities.

•	Review the overall composition of the Board, taking into consideration such factors as business experience and specific areas of expertise of each Board member, and make recommendations to the Board as necessary.

•	Develop appropriate criteria and make recommendations to the Board regarding the independence of directors and nominees.

C-1

•	Recommend to the Board the number, identity and responsibilities of Board committees and the Chair and members of each committee. This shall include advising the Board on committee appointments and removal from committees or from the Board, rotation of committee members and Chairs and committee structure and operations.

•	Review the adequacy of the charters adopted by each committee of the Board, and recommend changes as necessary.

•	Assist the Board in developing criteria for identifying and selecting qualified individuals who may be nominated for election to the Board, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards.

•	Recommend to the Board the slate of nominees for election to the Board at the Company’s annual meeting of stockholders.

•	As the need arises to fill vacancies, actively seek individuals qualified to become Board members for recommendation to the Board.

•	Consider nominations for Board membership recommended by security holders.

•	Periodically review and recommend to the Board the compensation structure for non-employee directors for Board and committee service.

•	Periodically assess the effectiveness of the Board of Directors in meeting its responsibilities, representing the long-term interests of stockholders.

•	Report annually to the Board with an assessment of the Board’s performance.

•	Review adherence by directors to corporate guidelines regarding transactions with the Company and insure that the Transaction Review Committee reports to the Committee on any transaction it reviews.

•	Monitor the orientation and continuing education programs for directors.

•	Conduct an annual review of the Committee’s performance and report the results to the Board, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, accounting firms, search firms or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

C-2

ANNEX D

CITIGROUP INC.

PERSONNEL AND COMPENSATION COMMITTEE CHARTER

Mission

The Personnel and Compensation Committee (the “Committee”) is responsible for determining the compensation for the Office of the Chairman, the Chief Executive Officer and the Chief Operating Officer and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the Committee from time to time. The Committee will produce an annual report on executive compensation for inclusion in the Company’s proxy statement. Further, the Committee approves broad-based and special compensation plans across the Company.

Additionally, the Committee will regularly review the Company’s management resources, succession planning and development activities, as well as the performance of senior management. The Committee is charged with monitoring the Company’s performance toward meeting its goals on employee diversity.

Membership

The Committee shall consist of at least three members of the Board of Directors, each of whom shall (a) meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board; (b) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Annually review and approve corporate goals and objectives relevant to the Company’s Chairman, Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) compensation, evaluate the Chairman’s, the CEO’s and the COO’s performance in light of these goals and objectives, and provide a report thereon to the Board.

•	Annually review and determine base salary, incentive compensation and long-term compensation for the Chairman, the CEO and the COO, and report the Committee’s determination to the Board. In determining long-term incentive compensation of the Chairman, the CEO and the COO, the Committee shall consider, among other factors, the Company’s performance, relative stockholder return, the value of similar incentive awards to individuals at these positions at comparable companies and the awards given to the Chairman, the CEO and the COO in past years.

•	Annually review and approve base salary, incentive compensation and long-term incentive compensation for senior management.

•	In consultation with and based upon the advice of outside counsel, monitor the disclosure and prepare an annual report on executive compensation for inclusion in the Company’s proxy statement.

D-1

•	Review executive officer compensation for compliance with Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations.

•	In consultation with the CEO and the COO, review the talent development process within the Company to ensure it is effectively managed. Senior management will provide a report to the Committee regarding its talent and performance review process for key Management Committee members and other high potential individuals. The purpose of the performance and talent review is to ensure that there is a sufficient pool of qualified internal candidates to fill senior and leadership positions and to identify opportunities, performance gaps and next steps as part of the Company’s executive succession planning and development process, all of which shall be reviewed with the Committee.

•	In consultation with the Board, the CEO and the COO, either the Committee as a whole or a subcommittee thereof shall, as part of its executive succession planning process, evaluate and nominate potential successors to the CEO and the COO. The Committee will also provide an annual report to the Board on CEO and COO succession.

•	Annually review employee compensation strategies, benefits and equity programs.

•	Annually report to the Board on share usage, dilution and proxy disclosures.

•	Review and approve employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits.

•	Annually review the Company’s progress in meeting diversity goals with respect to the employee population.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, accounting firms, search firms, compensation specialists or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

D-2

ANNEX E

CITIGROUP INC.

PUBLIC AFFAIRS COMMITTEE CHARTER

Mission

The Public Affairs Committee (the “Committee”) is responsible for (i) reviewing the Company’s policies and programs that relate to public issues of significance to the Company and the public at large and (ii) reviewing the Company’s relationships with external constituencies and issues that impact the Company’s reputation.

Membership

The Committee shall consist of at least three members of the Board of Directors, each of whom shall meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review the state of the Company’s relationships with external constituencies, how those constituencies view the Company and the issues raised by them.

•	Review the impact of business operations and business practices on the communities where the Company does business.

•	Review political contributions made by the Company and charitable contributions made by the Company and the Citigroup Foundation.

•	Review Community Reinvestment Act performance and compliance with fair lending practices.

•	Review shareholder proposals, management responses and other shareholder activism issues.

•	Review the Company’s policies and practices regarding employee and supplier diversity.

•	Review the Company’s environmental policies and programs.

•	Review the Company’s policies regarding privacy.

•	Conduct an annual review of the Committee’s performance and report the results to the Board, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, or other advisors, with the sole authority to retain terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

E-1

ANNEX F

CITIGROUP

1999 STOCK INCENTIVE PLAN

(as amended and restated effective April 19, 2005)

1.    Purpose

The purposes of the Citigroup 1999 Stock Incentive Plan (the “Plan”) are to (i) attract and retain Employees by providing compensation opportunities that are competitive with other companies; (ii) provide incentives to those Employees who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries and (iii) align Employees’ long-term financial interests with those of the Company’s stockholders.

2.    Effective Date

The Plan became effective on April 30, 1999, following its approval by stockholders. The amended and restated Plan will become effective April 19, 2005, subject to approval by the stockholders of the Company. Subject to the approval of the amended and restated Plan by the stockholders, the Company will no longer make awards under the Prior Plans; provided, however, that such Prior Plans shall remain effective solely with respect to awards that are outstanding as of April 19, 2005.

3.    Definitions

“Award” shall mean an Option, SAR or other form of Stock Award granted under the Plan.

“Award Agreement” shall mean the paper or electronic document evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 13.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

“Committee” shall mean the Personnel and Compensation Committee of the Board, the members of which shall satisfy the requirements of Rule 16b-3 of the 1934 Act and who shall also qualify, and remain qualified, as “outside directors,” as defined in Section 162(m) of the Code.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Citigroup Inc., a Delaware corporation.

“Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m) of the Code.

“Deferred Stock” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(iv) and Section 7(d).

“Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee.

“Fair Market Value” shall mean, in the case of a grant of an Option or a SAR, the closing price of a share of Common Stock on the New York Stock Exchange, or on any national securities exchange on which the shares of Common Stock are then listed, on the trading date immediately preceding the date on which the Option or the SAR was granted.

“ISO” shall mean an incentive stock option as defined in Section 422 of the Code.

“Nonqualified Stock Option” shall mean an Option that is granted to a Participant that is not designated as an ISO.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a) and Section 7(d). The term “Option” as used in this Plan includes the terms “Nonqualified Stock Option” and “ISO”.

“Participant” shall mean an Employee who has been granted an Award under the Plan.

“Plan Administrator” shall have the meaning set forth in Section 10.

“Prior Plans” shall mean the Citicorp 1997 Stock Incentive Plan, the Travelers Group Capital Accumulation Plan, and the Citigroup Employee Incentive Plan (formerly the Travelers Group Employee Incentive Plan).

“Restricted Stock” shall mean an Award of Common Stock that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(c)(iii) and Section 7(d).

“SAR” shall mean a stock appreciation right that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(b) and Section 7(d).

“Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

“Stock Award” shall have the meaning set forth in Section 7(c)(i).

“Stock Payment” shall mean a stock payment that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(ii) and Section 7(d).

“Stock Unit” shall mean a stock unit that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(v) and Section 7(d).

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee, in its sole discretion.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

4.    The Committee

(a)	Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions and limitations applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Sections 4(d) and 7(d) and Section 409A of the Code with respect to all Participants, and subject to the provisions of Section 162(m) of the Code with respect to Covered Employees.

(b)	Administration of the Plan. The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c)	Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers or Covered Employees.

(d)	Prohibition Against Repricing. Notwithstanding any provision of this Plan to the contrary, in no event shall (i) any repricing (within the meaning of US generally accepted accounting principles or any applicable stock exchange rule) of Awards issued under the Plan be permitted at any time under any circumstances, or (ii) any new Awards be issued in substitution for outstanding Awards previously granted to Participants if such action would be considered a repricing (within the meaning of US generally accepted accounting principles or any applicable stock exchange rule).

(e)	Indemnification. No member of the Committee nor any other person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and its delegates shall be entitled to indemnification and reimbursement from the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such person shall be liable for any action taken or not taken in reliance upon any such advice.

5.    Participation

(a)	Eligible Employees. Subject to Section 7(a)(i), the Committee shall determine which Employees shall be eligible to receive Awards under the Plan.

(b)

Participation by Subsidiaries. Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. A Subsidiary’s participation in the Plan may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Company. The Committee may terminate the Subsidiary’s participation in the Plan at any time and for any reason. If a Subsidiary’s participation in the Plan shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Committee, and the Committee shall determine, in its sole discretion, the extent to which Employees of the Subsidiary may continue to participate in the Plan with respect to previously granted Awards. Unless the Committee determines otherwise, a Subsidiary’s participation in the Plan upon the sale or disposition of such Subsidiary to any person or entity that is not directly or indirectly controlled by the Company shall terminate; provided, however, that such termination shall not relieve such Subsidiary of any of its obligations to the Company theretofore incurred by it under the Plan, except with the approval of the Committee. Notwithstanding the foregoing, unless otherwise specified by the Committee, upon any such Subsidiary ceasing to be under the direct or indirect control of the Company, the employees of such Subsidiary shall be deemed to have terminated employment for purposes of the Plan.

(c)	Participation outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the US, the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for the purposes of this Section 5(c) without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; and further provided that any such action taken with respect to a Covered Employee shall be taken in compliance with Section 162(m) of the Code.

6.    Available Shares of Common Stock

(a)	Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares may consist of shares purchased in open market transactions or otherwise. Subject to the following provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued to Participants pursuant to Awards granted under the Plan shall not exceed the number of shares of Common Stock available for grant under the Plan as of April 19, 2005, prior to the approval of the amended and restated Plan, plus an additional two hundred fifty million (250,000,000) shares of Common Stock.

(b)	Termination of Prior Plans. The Board adopted resolutions terminating the Prior Plans with respect to new awards effective as of April 19, 2005, subject to approval by the stockholders of the Company of the amended and restated Plan at the annual meeting of stockholders on April 19, 2005.

(c)	Forfeited Awards. Awards or portions of Awards made under the Plan which, at any time, are forfeited, expire or are canceled or settled without issuance of shares shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan.

(d)	Shares Used to Pay Exercise Price and Taxes. As may be permitted by the Committee, if a Participant pays the exercise price of an Option by surrendering previously owned shares, or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld, and/or surrenders shares or has shares withheld to cover the withholding tax liability associated with an Option exercise or vesting of an Award, shares issued in respect of any Award equal in number to the number of surrendered and/or withheld shares shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future awards under the Plan.

(e)	Other Items Not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards that by their terms may be settled only in cash; or (iii) Awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who have become Employees as a result of a merger, consolidation, or acquisition or other corporate transaction involving the Company or a Subsidiary.

(f)	Other Limitations on Shares that May be Granted under the Plan. Subject to Section 6(g), the aggregate number of shares of Common Stock that may be granted to any single individual during the term of the Plan in the form of Options and/or SARs shall not exceed fifty million (50,000,000).

(g)	Adjustments. In the event of any change in the Company’s capital structure on account of any extraordinary dividend, stock dividend, stock split, reverse stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting the Company’s capital structure, the Committee may make such adjustments as it may deem appropriate to (i) the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a); (ii) to the extent permitted under Section 162(m) of the Code, the maximum number of shares that may be granted pursuant to Section 6(f); (iii) the number or kind of shares subject to an outstanding Award; (iv) subject to the limitation contained in Section 4(d), the exercise price applicable to an outstanding Award; and/or (v) any measure of performance that relates to an outstanding Award in order to reflect such change in the Common Stock. Any adjustment to ISOs under this Section 6(g) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 6(g) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the 1934 Act. With respect to Awards subject to Section 409A of the Code, any adjustments or substitutions under this Section 6(g) shall conform to the requirements of Section 409A of the Code. Furthermore, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment or substitution hereunder and, upon notice, such adjustment or substitution shall be conclusive and binding for all purposes.

7.    Awards Under The Plan

Awards under the Plan may be granted as Options, SARs or Stock Awards, as described below. Awards may be granted singly, in combination or in tandem as determined by the Committee, in its sole discretion.

(a)

Options. Options granted under the Plan may be Nonqualified Stock Options or ISOs or any other type of stock option permitted under the Code. Options shall expire after such period, not to exceed ten years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms. Except as otherwise provided in Sections 7(a) and (d), Awards of Nonqualified Stock Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.

(i)	ISOs. The terms and conditions of any ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and, and except as provided in Section 7(d), the terms, conditions, limitations and administrative procedures established by the Committee, from time to time in accordance with the Plan. At the discretion of the Committee, ISOs may be granted to any employee of the Company and its parent or any subsidiary of the Company, as such terms are defined in Sections 424(e) and (f) of the Code.

(ii)	Reload Options. Except as provided in this Section 7(a)(ii), no Reload Options shall be granted after April 19, 2005. With respect to any Option granted under the Plan, a Prior Plan or any other plan of the Company on or prior to April 19, 2005 (an “Original Option”), or subsequently, with respect to a Reload Option granted in connection with the exercise of an Original Option, if a Participant tenders shares of Common Stock to pay the exercise price of any such Option, and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld or sold to pay the applicable withholding taxes, the Participant may receive, but only if provided by the terms of the Original Option, a new “Reload Option” covering a number of shares of Common Stock equal to the sum of the number of shares tendered to pay the exercise price and the number of shares used to pay the withholding taxes. Reload Options will be granted subject to such terms, conditions, restrictions and limitations as provided by the terms of the Original Option, subject to such modifications thereto as the Committee, in its sole discretion, may from time to time deem appropriate. A Reload Option may not otherwise be granted under the terms of the Plan. To the extent a Reload Option is granted in respect of an Original Option granted under the Plan or Prior Plan, shares issued in connection with such Reload Option shall count towards the maximum number of shares of Common Stock that may be issued to Participants pursuant to Awards granted under the Plan as set forth in Section 6(a) and any individual Participant pursuant to Section 6(f). A reload option granted hereunder shall not be subject to the minimum vesting requirements of Section 7(d).

(iii)	Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100% of the Fair Market Value at the time of grant.

(iv)

Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. The exercise price of an Option and applicable withholding taxes relating to an Option exercise may be paid by methods permitted by the Committee from time to time including, but not limited to, (1) a cash payment in US dollars; (2) tendering (either actually or by attestation) shares of Common Stock owned by the Participant for at least six (6) months, valued at the fair market value at the time of exercise; (3) arranging to have the appropriate number of shares of Common Stock issuable upon the exercise of an Option withheld or sold; or (4) any combination of the above. Additionally, the

Committee may provide that an option may be “net exercised”, meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Common Stock having a fair market value on the date of exercise not in excess of the difference between the aggregate fair market value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

(v)	ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7(a), if an ISO is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a subsidiary or parent, as such terms are defined in Section 424(e) and (f) of the Code, the term of the Option shall not exceed five years from the time of grant of such Option and the exercise price shall be at least 110 percent (110%) of the Fair Market Value (at the time of grant) of the Common Stock subject to the Option.

(vi)	$100,000 Per Year Limitation for ISOs. To the extent the aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(vii)	Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such ISO. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the time of grant of the ISO or (ii) one year after the date the Participant acquired the shares of Common Stock by exercising the ISO. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares of Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Stock.

(b)	Stock Appreciation Rights. A SAR represents the right to receive a payment in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the fair market value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR which shall be no less than 100% of the Fair Market Value of the same number of shares at the time the SAR was granted, except that if a SAR is granted retroactively in substitution for an Option, the exercise price of such SAR shall be the Fair Market Value at the time such Option was granted. Any such substitution of a SAR for an Option granted to a Covered Employee may only be made in compliance with the provisions of Section 162(m) of the Code. Except as otherwise provided in Section 7(d), Awards of SARs shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time; provided, however, that no Participant who is subject to United States federal income tax shall be awarded a SAR unless the Committee determines that such SAR does not provide for the deferral of compensation within the meaning of Section 409A of the Code.

(c)	Stock Awards.

(i)	Form of Awards. The Committee may grant Awards (“Stock Awards”) that are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock or are otherwise based on or related to shares of Common Stock, including, but not limited to, Awards of Restricted Stock, Deferred Stock and Stock Units. Except as otherwise provided in Section 7(d), Stock Awards shall be subject to such terms, conditions, restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its sole discretion, from time to time.

(ii)	Stock Payment. If not prohibited by applicable law and to the extent allowed by Section 7(d) of the Plan, the Committee may issue unrestricted shares of Common Stock, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. A Stock Payment under the Plan may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions. Any shares of Common Stock used for such payment may be valued at a fair market value at the time of payment as determined by the Committee in its sole discretion.

(iii)	Restricted Stock. Except as otherwise provided in Section 7(d), Awards of Restricted Stock shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The number of shares of Restricted Stock allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.

(iv)	Deferred Stock. Except as otherwise provided in Section 7(d), Awards of Deferred Stock shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A Participant who receives an Award of Deferred Stock shall be entitled to receive the number of shares of Common Stock allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee. Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

(v)	Stock Units. A Stock Unit is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee, and, except as otherwise provided in Section 7(d), shall be subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time in its sole discretion.

(d)

Minimum Vesting. Notwithstanding any provision of this Plan to the contrary and except as provided in this Section 7(d), Section 7(a)(ii), Section 7(e) and Section 13, Awards shall not vest more rapidly than ratably over a three-year period; provided, however, that (i) the Committee may, in its sole discretion, provide for accelerated vesting of any such Award on account of a Participant’s retirement, death, disability, leave of absence, termination of employment, the sale or other disposition of a Participant’s employer or any other similar event, (ii) the Committee may, in its sole discretion, provide for accelerated vesting of any such Award upon the achievement of performance criteria specified by the Committee, as provided in Section 7(e), related to a period of performance of not less than one year, and (iii) no more than twenty percent (20%) of the shares of common stock reserved for issuance under the Plan pursuant to Section 6(a) may be granted subject to awards with such other vesting requirements, if any, as the Committee may establish in its sole discretion (which number of shares shall not include any shares subject to Awards granted pursuant to Section 7(a)(ii) or Section 7(e)).

(e)	Performance Criteria. At the discretion of the Committee, awards may be made subject to or may vest on an accelerated basis upon the achievement of performance criteria related to a period of performance of not less than one year, which may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries and may be based upon the attainment of criteria as may be determined by the Committee. When establishing performance criteria for any performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance criteria for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

8.    Forfeiture Provisions Following a Termination of Employment

In any instance where the rights of a Participant with respect to an Award extend past the date of termination of a Participant’s employment, all of such rights shall terminate and be forfeited, if, in the determination of the Committee, the Participant, at any time subsequent to his or her termination of employment engages, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or its affiliates is engaged, in conduct that breaches any obligation or duty of such Participant to the Company or a Subsidiary or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to, (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly to induce any employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere or (iii) any attempt by a Participant directly or indirectly to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The Committee shall make the determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section 8, in its sole discretion. For purposes of this Section 8, a Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent (1%) of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the 1934 Act.

9.    Dividends and Dividend Equivalents

The Committee may, in its sole discretion, provide that Stock Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Any shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a), provided that such shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at fair market value at the time of purchase. Unless the Committee determines otherwise, Section 16(a) Officers may not participate in dividend reinvestment programs established under the Plan.

10.    Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award. If the Committee determines that an Award shall carry voting rights, the shares allocated to such Award shall be voted by such person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules). Shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).

11.    Payments and Deferrals

Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose. The Committee may (i) postpone the exercise of Options or SARs (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash under such rules and procedures as it may establish, in its discretion, from time to time, (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents, (iv) stipulate in any Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code) would disallow a tax deduction by the Company for all or a portion of such payment; provided, that the period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine in its sole discretion. Notwithstanding the forgoing, the Committee shall not take any action described in the preceding sentence unless it determines that such action will not result in any adverse tax consequences for any Participant under Section 409A of the Code without the express written consent of the affected Participant.

12.    Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have otherwise been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) Nonqualified Stock Options (including non-qualified Reload Options) and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred one time to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

13.  Change of Control

(a)	Notwithstanding any provision of this Plan to the contrary, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

(i)	provide for the acceleration of any time periods relating to the vesting, exercise, payment or distribution of such Awards so that such Awards may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee;

(ii)	provide for the purchase of such Awards, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Awards been currently exercisable or payable;

(iii)	provide for the termination of any then outstanding Awards or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change; or

(iv)	cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such change.

(b)	A “Change of Control” shall be deemed to occur if and when:

(i)	any person, including a “person” as such term is used in Section 14(d)(2) of the 1934 Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)	any transaction occurs with respect to the Company that is subject to the prior notice requirements of the Change in Bank Control Act of 1978;

(iii)	any transaction occurs with respect to the Company that will require a “company” as defined in the Bank Holding Company Act of 1956, as amended, to obtain prior approval of the Federal Reserve Board under Regulation Y;

(iv)	any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(v)	individuals who, as of April 30, 1999, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 30, 1999 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(vi)	all or substantially all of the assets of the Company are sold, transferred or distributed; or

(vii)	there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

Should any event constitute a Change of Control for purposes of the Plan, but not constitute a change of control within the meaning of Section 409A of the Code, if necessary to avoid adverse tax consequences to any Participant, no payment or distribution shall be made to any affected Participant by reason of such Change of Control without the express written consent of the affected Participant.

14.    Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to Participant in connection with an Award. The Committee need not require the execution of such document by the Participant, in which case acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time.

15.    Tax Withholding

The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations. The value of any shares allowed to be withheld or tendered for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with US generally accepted accounting principles, to the extent applicable. It shall be a condition to the obligation of the Company to issue Common Stock upon the exercise of an Option or a SAR that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.

16.    Other Benefit and Compensation Programs

Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash.

17.    Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

18.    Expenses of the Plan

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries. The Company may require Subsidiaries to pay for the Common Stock issued under the Plan.

19.    Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 9.

20.    Future Rights

No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary. The adoption of the Plan shall not confer upon any Employee any right to continued employment in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of its Employees at any time, free from any claim or liability under the Plan.

21.    Amendment and Termination

The Plan may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without stockholder approval, if stockholder approval is required under then applicable law, including any applicable tax, stock exchange or accounting rules, and further provided that no amendment to the Plan shall violate the prohibition on repricing contained in Section 4(d). With respect to Awards subject to Section 409A of the Code, unless the Committee determines otherwise, any amendment, suspension or termination of the Plan shall conform to the requirements of Section 409A of the Code. No termination, suspension or amendment of the Plan shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent. Unless terminated earlier by the Board, the Plan will terminate on April 30, 2009.

22.    Successors and Assigns

The Plan and any applicable Award Agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23.    Governing Law

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735	THREE WAYS TO VOTE To vote by Telephone 1) Read the Proxy Statement and have the proxy card below at hand. 2) Call 1-800-690-6903 3) Follow the instructions.
To vote by Internet 1) Read the Proxy Statement and have the proxy card below at hand. 2) Go to Website www.proxyvote.com 3) Follow the instructions provided on the website.

To vote by Mail

1)      Read the Proxy Statement.

2)      Check the appropriate boxes on the proxy card below.

3)      Sign and date the proxy card.

4)      Return the proxy card in the envelope provided.

YOUR VOTE IS IMPORTANT

Do not return this proxy card if you vote by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CITGP1
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITIGROUP INC. The Board of Directors recommends a vote FOR each of Proposals 1-3.

Vote On Directors

1.	Proposal to elect 17 directors.							For All	Withhold For All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
Nominees:
	01)	C. Michael Armstrong	09)	Dudley C. Mecum
	02)	Alain J.P. Belda	10)	Anne Mulcahy
	03)	George David	11)	Richard D. Parsons				☐	☐	☐
	04)	Kenneth T. Derr	12)	Charles Prince
	05)	John M. Deutch	13)	Judith Rodin
	06)	Roberto Hernández Ramirez	14)	Robert E. Rubin
	07)	Ann Dibble Jordan	15)	Franklin A. Thomas
	08)	Klaus Kleinfeld	16)	Sanford I. Weill
			17)	Robert B. Willumstad
Vote On Proposals					For	Against	Abstain					For	Against	Abstain
2.	Proposal to ratify the selection of KPMG LLP as Citigroup’s independent registered public accounting firm for 2005.				☐	☐	☐	6.	Stockholder proposal requesting that the Chairman of the Board have no management duties, titles or responsibilities.			☐	☐	☐
3.	Proposal to approve the Amended and Restated Citigroup 1999 Stock Incentive Plan.				☐	☐	☐	7.	Stockholder proposal requesting that CEO compensation be limited to no more than 100 times the average compensation paid to the Company’s non-managerial workers unless prior stockholder approval is granted.			☐	☐	☐

The Board of Directors recommends a vote AGAINST each of Proposals 4-10.					For	Against	Abstain	8.	Stockholder proposal requesting election of director nominees by a majority of votes cast.			☐	☐	☐

4.	Stockholder proposal requesting a curb on executive compensation, no future stock option grants and no renewals or extensions of option plans.				☐	☐	☐	9.	Stockholder proposal requesting a by-law amendment prohibiting the payment of non-deductible compensation to any officer unless prior stockholder approval is granted.			☐	☐	☐

5.	Stockholder proposal requesting a report on political contributions.				☐	☐	☐	10.	Stockholder proposal requesting that a simple majority vote apply on each issue that can be subject to a shareholder vote.			☐	☐	☐

					Yes	No

Please indicate if you plan to attend the Annual meeting.					☐	☐

	Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)			Date

ADMISSION TICKET

2005 Annual Meeting of Stockholders

April 19, 2005 at 9:00 a.m. at

Carnegie Hall, 154 West 57th Street, New York, New York

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy by telephone or Internet, do not return your proxy card. Thank you for your proxy submission.

CITIGROUP INC.

Proxy Solicited on Behalf of the Board of Directors

of Citigroup Inc. for the Annual Meeting, April 19, 2005

The undersigned hereby constitutes and appoints Sanford I. Weill, Charles Prince, Robert B. Willumstad and Michael S. Helfer, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. (“Citigroup”) to be held at Carnegie Hall, 154 West 57th Street, New York, New York, on Tuesday, April 19, 2005, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

If shares of Citigroup Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-3 and AGAINST Proposals 4-10 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof.

NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE